                                                                Exhibit 10.64
                                                                CONFORMED COPY
                                                                --------------




                            ASSET PURCHASE AGREEMENT


                             AS OF AUGUST 29, 1997


                                 BY AND AMONG

                      U.S. CABLE TELEVISION GROUP, L.P.,

                            ECC HOLDING CORPORATION

                         MISSOURI CABLE PARTNERS, L.P.

                        CABLEVISION SYSTEMS CORPORATION

                                      AND

                                 MEDIACOM LLC

                        TABLE OF CONTENTS

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                                                           ----

1.   Definitions. . . . . . . . . . . . . . . . . . . . . .  1

     1.01   Certain Definitions . . . . . . . . . . . . . .  1
     1.02   Other Definitional Provisions . . . . . . . . . 15

2.   Purchase and Sale. . . . . . . . . . . . . . . . . . . 15

     2.01   Transfer of Assets. . . . . . . . . . . . . . . 15
     2.02   Purchase Price. . . . . . . . . . . . . . . . . 15
     2.03   Estimated Working Capital Statements. . . . . . 16
     2.04   Post Closing Adjustments. . . . . . . . . . . . 16
     2.05   Earnest Money Deposit . . . . . . . . . . . . . 22
     2.06   Sales and Transfer Taxes. . . . . . . . . . . . 22
     2.07   Indemnity Escrow. . . . . . . . . . . . . . . . 22
     2.08   Determination and Allocation of Purchase
            Price. . .  . . . . . . . . . . . . . . . . . . 23

3.   Representations and Warranties of Sellers. . . . . . . 23

     3.01   Organization and Authority of Sellers . . . . . 23
     3.02   Legal Capacity; Approvals and Consents. . . . . 24
     3.03   Financial Statements. . . . . . . . . . . . . . 25
     3.04   Changes in Operation. . . . . . . . . . . . . . 26
     3.05   Tax Returns . . . . . . . . . . . . . . . . . . 26
     3.06   Acquired Assets . . . . . . . . . . . . . . . . 27
     3.07   The CATV Business . . . . . . . . . . . . . . . 29
     3.08   Labor Contracts and Actions . . . . . . . . . . 32
     3.09   Employee Benefit Plans. . . . . . . . . . . . . 32
     3.10   Contracts and CATV Instruments. . . . . . . . . 34
     3.11   Legal and Governmental Proceedings and
            Judgments . . . . . . . . . . . . . . . . . . . 35
     3.12   Finders and Brokers . . . . . . . . . . . . . . 35
     3.13   Miscellaneous Assets. . . . . . . . . . . . . . 35
     3.14   Characteristics of the CATV Systems . . . . . . 36
     3.15   Insurance . . . . . . . . . . . . . . . . . . . 37
     3.16   Accounts Receivable . . . . . . . . . . . . . . 37
     3.17   Overbuilds. . . . . . . . . . . . . . . . . . . 37
     3.18   Intangible Property . . . . . . . . . . . . . . 37
     3.19   Retransmission Agreements . . . . . . . . . . . 37
     3.20   Representation of Cablevision . . . . . . . . . 38
     3.21   Tangible Capital Expenditures.. . . . . . . . . 38

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                                                           Page
                                                           ----

4.   Representations and Warranties of Buyer. . . . . . . . 38

     4.01   Organization and Authority of Buyer . . . . . . 38
     4.02   Legal Capacity;  Approvals and Consents . . . . 38
     4.03   Legal and Governmental Proceedings and
            Judgments . . . . . . . . . . . . . . . . . . . 39
     4.04   Finders and Brokers . . . . . . . . . . . . . . 39
     4.05   Buyer Consents. . . . . . . . . . . . . . . . . 39
     4.06   Acquisition of Rights . . . . . . . . . . . . . 39
     4.07   Financing Commitment Letter . . . . . . . . . . 40

5.   Covenants. . . . . . . . . . . . . . . . . . . . . . . 40

     5.01   Business of Seller. . . . . . . . . . . . . . . 40
     5.02   Access to Information . . . . . . . . . . . . . 42
     5.03   Notification of Certain Matters . . . . . . . . 43
     5.04   Forms 394 . . . . . . . . . . . . . . . . . . . 43
     5.05   Monthly Financial Statements. . . . . . . . . . 43
     5.06   Covenant Not to Compete . . . . . . . . . . . . 44
     5.07   No Solicitation . . . . . . . . . . . . . . . . 45
     5.08   Status of Financing Commitment Letter . . . . . 45

6.   Deliveries at Closing. . . . . . . . . . . . . . . . . 46

     6.01   Deliveries by Sellers . . . . . . . . . . . . . 46
     6.02   Deliveries by Buyer . . . . . . . . . . . . . . 47

7.   Conditions to the Obligations of Buyer . . . . . . . . 48

     7.01   Receipt of Consents . . . . . . . . . . . . . . 48
     7.02   Sellers' Authority. . . . . . . . . . . . . . . 48
     7.03   Performance by Sellers. . . . . . . . . . . . . 48
     7.04   Absence of Breach of Warranties and
            Representations . . . . . . . . . . . . . . . . 48
     7.05   Absence of Proceedings. . . . . . . . . . . . . 49
     7.06   Financing Withdrawal. . . . . . . . . . . . . . 49
     7.07   Limitation on Retained Basic Subscribers. . . . 50

8.   Conditions to the Obligations of Sellers . . . . . . . 50

     8.01   Receipt of Consents . . . . . . . . . . . . . . 50
     8.02   Buyer's Authority . . . . . . . . . . . . . . . 50
     8.03   Performance by Buyer. . . . . . . . . . . . . . 51

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                                                           Page
                                                           ----

     8.04   Absence of Breach of Representations and
            Warranties. . . . . . . . . . . . . . . . . . . 51
     8.05   Absence of Proceedings. . . . . . . . . . . . . 51

9.   Covenants. . . . . . . . . . . . . . . . . . . . . . . 51

     9.01   Compliance with Conditions. . . . . . . . . . . 51
     9.02   Compliance with HSR Act and Rules . . . . . . . 51
     9.03   Applications for Consent to Transfer the
            Acquired Assets . . . . . . . . . . . . . . . . 53
     9.04   Records, Taxes and Related Matters. . . . . . . 54
     9.05   Non-Assignment. . . . . . . . . . . . . . . . . 55
     9.06   Retained Franchises . . . . . . . . . . . . . . 55
     9.07   Use of Names and Logos. . . . . . . . . . . . . 56
     9.08   Audited Financial Statements. . . . . . . . . . 56

10.  Survival of Representations, Warranties, Covenants
     and Other Agreements; Indemnification. . . . . . . . . 56

     10.01  Survival of Representations, Warranties,
            Covenants and Other Agreements. . . . . . . . . 56
     10.02  Indemnification by Sellers. . . . . . . . . . . 56
     10.03  Indemnification by Buyer. . . . . . . . . . . . 58
     10.04  Third Party Claims. . . . . . . . . . . . . . . 58
     10.05  Environmental Matters . . . . . . . . . . . . . 59
     10.06  Sole Remedy Upon Closing. . . . . . . . . . . . 60

11.  Further Assurances . . . . . . . . . . . . . . . . . . 60

12.  Closing. . . . . . . . . . . . . . . . . . . . . . . . 60

     12.01  Closing . . . . . . . . . . . . . . . . . . . . 60
     12.02  Termination . . . . . . . . . . . . . . . . . . 61
     12.03  Remedies Upon Default . . . . . . . . . . . . . 62
     12.04  Return of Earnest Money Escrow. . . . . . . . . 64

13.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . 64

     13.01  Amendments; Waivers . . . . . . . . . . . . . . 64
     13.02  Entire Agreement. . . . . . . . . . . . . . . . 65
     13.03  Binding Effect; Assignment. . . . . . . . . . . 65
     13.04  Construction; Counterparts. . . . . . . . . . . 65
     13.05  Notices . . . . . . . . . . . . . . . . . . . . 65
     13.06  Expenses of the Parties . . . . . . . . . . . . 67
     13.07  Non-Recourse. . . . . . . . . . . . . . . . . . 67

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                                                           Page
                                                           ----

     13.08  Third Party Beneficiary . . . . . . . . . . . . 67
     13.09  Governing Law . . . . . . . . . . . . . . . . . 67
     13.10  Press Releases. . . . . . . . . . . . . . . . . 67
     13.11  Severability. . . . . . . . . . . . . . . . . . 67

EXHIBIT A   -  Intentionally Omitted

EXHIBIT B   -  Form of Bill of Sale, General Assignment and Instrument of
               Assumption of Liabilities

EXHIBIT C   -  Form of Earnest Money Escrow Agreement

EXHIBIT D   -  Form of Opinion of Sellers' Counsel

EXHIBIT E   -  Form of Opinion of Buyer's Counsel

EXHIBIT F   -  Form of Retained Systems Escrow Agreement

EXHIBIT G   -  Form of Management Agreement

EXHIBIT H   -  Form of Indemnity Escrow Agreement

EXHIBIT I   -  Form of Opinion of Sellers' FCC Counsel

EXHIBIT J   -  Form of Earnest Money Letter of Credit

EXHIBIT K   -  Form of Retained Franchise Letter of Credit

Schedule 1.01(a)    -    CATV Licenses

Schedule 1.01(b)    -    Current Assets

Schedule 1.01(c)    -    Current Liabilities

Schedule 1.01(d)    -    Excluded Assets

Schedule 1.01(e)    -    Excluded Liabilities

Schedule 1.01(f)    -    Permitted Encumbrances

Schedule 3.02       -    Sellers' Consents and Approvals

Schedule 3.05       -    Tax Notices and Assessments

Schedule 3.06(b)    -    Real Property

Schedule 3.06(d)    -    Environmental Matters

Schedule 3.07(b)    -    Notice of Claims or Purported Defaults in CATV
                              Instruments

Schedule 3.07(c)    -    Non-Compliance with Communications Act or FCC
                              Regulations

Schedule 3.08(a)    -    Labor Contracts and Actions

Schedule 3.09       -    Employee Benefit Plans

Schedule 3.10(a)    -    Contracts in Default

Schedule 3.11       -    Legal Proceedings

Schedule 3.13       -    Miscellaneous Assets

Schedule 3.14(a)    -    CATV Systems:  Channel Capacity

Schedule 3.14(b)    -    CATV Systems:  Physical Characteristics

Schedule 3.15       -    Insurance

Schedule 3.17       -    Overbuilds

Schedule 3.18       -    Intangibles

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Schedule 4.05       -    Buyer's Consents and Approvals

                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is made and entered into as of August 29, 1997, by and among U.S. Cable Television Group, L.P. ("U.S. Cable"), a Delaware limited partnership, ECC Holding Corporation, a Delaware corporation ("EEC"), Missouri Cable Partners, L.P., a Delaware limited partnership ("Missouri L.P.", and together with U.S. Cable and ECC, the "Sellers"), Cablevision Systems Corporation, a Delaware corporation ("Cablevision"), and Mediacom LLC, a New York limited liability company ("Buyer");

                                R E C I T A L S

     Sellers own and operate cable television systems serving the communities described in Schedule 1.01(a).

     Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the CATV Business and the assets used or held for the operation thereof in accordance with the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.   Definitions.

     1.01 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

     Accounts Receivable: All active subscriber and advertising accounts receivable relating to the CATV Business.

     Acquired Assets: All of the properties, assets, privileges, rights, interests, claims and goodwill, real and personal, tangible and intangible, of every type and description, including Sellers' leasehold interests or rights to possession, whether owned or leased or otherwise possessed, used or held for use by Sellers in connection with the CATV Business, now in existence or hereafter acquired by Sellers in compliance with the terms of this Agreement prior to the Closing, including, without limitation, the Accounts Receivable, the CATV Instruments, the Equipment, the Real Property, the Contracts, the Inventory and the Intangible Property; provided that Acquired Assets shall exclude the Excluded Assets and any assets disposed of prior to the Closing in the usual and ordinary course of business and not in violation of this Agreement.

     Agreement:  This Agreement and the Schedules and Exhibits attached hereto.

     Alabama Regional CATV System:  All of Sellers' CATV Systems described in
Schedule 1.01(a) under the caption "Alabama Regional CATV System".

     Allocation Firm:  As defined in Section 2.08.

     Asserted Claim:  As defined in Section 10.04.

     Assumed Liabilities: All liabilities, obligations and commitments of Sellers (a) under the CATV Instruments, the CATV Licenses, the Equipment, the Real Property, the Contracts, the Inventory, the Intangible Property and any other Acquired Assets attributable to periods on and after the Closing Date,
(b) arising out of Buyer's ownership of the Acquired Assets attributable to periods on and after the Closing Date and (c) to the extent (and only to the extent) constituting Current Liabilities that are included in the Final Working Capital Statement.

     Balance Sheets:  As defined in Section 3.03.

     Basic Subscriber:  As at any date of determination thereof, the sum of
(a) the total number of households (exclusive of accounts which are provided free service as a courtesy and "second outlets", as such term is commonly understood in the cable television industry, and exclusive of customers billed on a bulk-billing or commercial-account basis and exclusive of senior citizen subscribers that do not pay the regular monthly rate in respect of the service provided) subscribing on such date to at least the most basic tier of service offered by the relevant CATV System and paying undiscounted regular monthly service fees and charges imposed in respect of such service, and, if also subscribing to the expanded basic tier, also paying undiscounted regular monthly service fees and charges imposed in respect of such service, each of which has paid in full without discount at least one monthly bill generated in the ordinary course of business, none of which is pending disconnection for any reason, none of which is, as of the date of determination, delinquent in payment for services for more than sixty days (measured from the first day of the month in which the service with respect to which an unpaid billing statement relates was provided); and (b) the total number of Equivalent Subscribers on such date; provided, there shall be excluded from the definition of Basic Subscriber any subscriber who comes within the definition of Basic Subscriber because (i) its account has been compromised or written off within the twelve month period preceding the date of determination, other than in the ordinary course of business consistent with past practices for reasons such as service interruption or waiver of late charges but not for the purpose of making it qualify as a Basic Subscriber or (ii) it was obtained through offers made, promotions conducted or discounts given which were designed to temporarily increase the number of Basic Subscribers.

     Basic Subscriber Estimate:  As defined in Section 2.03.

     Basic Subscriber Statement:  As defined in Section 2.04(b).

     Benefit Plans:  As defined in Section 3.09(a).

     Buyer:  As defined in the Preamble to this Agreement.

     Buyer Indemnified Party:  As defined in Section 10.03(a).

     Buyer's Basket:  As defined in Section 10.02(c).

     Buyer's Counsel: Cooperman Levitt Winikoff Lester & Newman, P.C.

     Buyer's Objection:  As defined in Section 2.04(b).

     Buyer's Working Capital Objection:  As defined in Section 2.04(a).

     Cablevision:  As defined in the Preamble to this Agreement.

     CATV:  Cable television.

     CATV Business: The CATV business to be transferred to Buyer, currently owned and operated by Sellers, which consists of the transmission, distribution and local origination of audio and video signals over the CATV Systems used by the respective CATV business located in the System Area.

     CATV Business Material Adverse Effect: Means a material adverse effect on the assets, financial condition or results of operations of all of the CATV Business taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally.

     CATV Instruments: All franchises, ordinances or licenses granted to the Sellers by any Governmental Authority; permits for wire crossings over or under highways, railroads, and other property; construction permits and certificates of occupancy; business radio, Earth Station and other FCC licenses; pole attachment and other Contracts with utilities; federal, state, county and municipal permits, orders, variances, exemptions, approvals, consents, licenses and other authorizations; lease access agreements; and all other approvals, consents and authorizations used or held for use in the CATV Business.

     CATV Licenses: The franchises and licenses issued by any Governmental Authority and the licenses issued by the FCC used in the CATV Business as presently conducted by Sellers, all of which are listed in Schedule 1.01(a).

     CATV System: A complete CATV reception and distribution system consisting of one or more head-ends, one or more microwave receive sites, trunk cable, subscriber drops and associated electronic equipment, which is, or is capable of being, operated as an independent system without inter-connections to other systems.

     Closing: A meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

     Closing Date; Date of Closing: The date fixed for the Closing in accordance with Section 12.01.

     Code:  The Internal Revenue Code of 1986, as amended.

     Communications Act: As defined in Section 3.07(c).

     Consents: Any registration or filing with, consent or approval of, notice to, or action by any Person or Governmental Authority required to permit the transfer of the Acquired Assets to Buyer, the assumption by Buyer of the Assumed Liabilities, or the performance by any Seller or Buyer of any of their respective other obligations under this Agreement.

     Contract: Any contract (other than a programming contract), mortgage, deed of trust, bond, indenture, lease, license, note, certificate, option, warrant, retransmission agreement, must-carry election and lease access agreement (but only to the extent such agreement or election is assignable in accordance with its terms), right, or other instrument, document or written agreement relating to the CATV Business to which the Sellers are parties or by which the Sellers or the assets of the Sellers included within the CATV Business are bound, excluding any CATV Instrument.

     Copyright Act:  As defined in Section 3.07(d).

     Covenantors:  As defined in Section 5.06.

     CPA Firm:  As defined in Section 2.04(a).

     Current Assets: Means one hundred percent (100%) of Accounts Receivable that are sixty (60) days or less past due and zero percent (0%) of Accounts Receivable more than sixty (60) days past due (measured in each case from the first day of the month in which the service with respect to an unpaid billing statement relates was provided), plus all deposits with utilities, under leases or related to guides, billing service (to the extent the contract pursuant to which such service is provided is assigned to Buyer), postage, the pro rata portion of any prepaid taxes in respect of the Acquired Assets, all prepaid expenses, including in respect of pole rental or equipment maintenance agreements that are Acquired Assets, and in respect of rent, postage, promotional expenditures, guides, security service or two-way radio, and other current assets (exclusive of Inventory), in each case relating to the CATV Business and each as determined in accordance with GAAP (unless otherwise specified herein) and consistent with Schedule 1.01(b) hereto but excluding any such assets that are also Excluded Assets, which Schedule sets forth the type and amounts of Current Assets as of May 31, 1997.

     Current Liabilities: Means accounts payable and accrued expenses relating to the CATV Business and determined in accordance with GAAP, and consistent with Schedule 1.01(c) hereto, which Schedule sets forth the type and amounts of Current Liabilities as of May 31, 1997; provided, however, that there shall be excluded from Current Liabilities any payable or expense that relates to a contract commitment or arrangement, or other asset of Sellers which is not being transferred to Buyer hereunder.

     DOJ:  The United States Department of Justice.

     Earnest Money Escrow:  As defined in Section 2.05.

     Earnest Money Escrow Agent:  As defined in Section 2.05.

     Earnest Money Escrow Agreement:  As defined in Section 2.05.

     Earth Station: A satellite earth receiving station consisting of one or more "dish" antennas, usually operated in conjunction with a building which houses electronic signal processing and amplification equipment, all of which is also referred to as a "head end".

     ECC:  As defined in the Preamble to this Agreement.

     Employees: Means all employees of Sellers employed in the operation of the CATV Business.

     Encumbrances: Means any security agreement, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, pledge, encumbrance, adverse interest, constructive trust or other trust, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, rights of first refusal, restrictive covenants, leases, and licenses) of any kind that otherwise constitutes an interest in or claim against property, whether arising pursuant to any Law, under any Contract or otherwise.

     Environmental Law: Means any Law governing the protection of the environment, (including air, water, soil and natural resources) or the use, storage, handling, release or disposal of any hazardous or toxic substance.

     Environmental Reports:  As defined in Section 10.05.

     Equipment: All tangible personalty; electronic devices; towers; trunk and distribution cable; decoders and spare decoders for scrambled satellite signals; amplifiers; power supplies; conduit; vaults and pedestals; grounding and pole hardware; installed subscriber's devices (including, without limitation, drop lines, converters, encoders, transformers behind television sets, remote controls and fittings); "head-ends" and "Hubs" (origination, transmission and distribution system) hardware; tools; spare parts; maps and engineering data; vehicles; supplies, tests and closed circuit devices; furniture and furnishings; billing equipment, telephonic equipment and other equipment owned by Sellers and used primarily in the CATV Business whether or not located at the CATV Systems; and all other tangible personal property and facilities owned by Sellers and used in the CATV Business.

     Equivalent Subscriber: At any date of determination thereof, the number of Equivalent Subscribers shall be equal to the aggregate number of Equivalent Subscribers in the Regional CATV Systems. The number of Equivalent Subscribers in each Regional CATV System shall be equal to the quotient of (a) the aggregate billings by such Regional CATV System for basic and expanded basic service provided by that Regional CATV System based on billing reports prepared in the ordinary course of business, during the last full month ending on or prior to such date, to residential multiple dwelling units, commercial accounts, other subscribers that are billed for such service on a bulk basis and single family households (including senior citizen subscribers that do not pay the regular monthly rate in respect of the service provided) which pay less than that Regional CATV System's regular monthly rate for basic and expanded basic service and are not included in Clause (a) of the definition of "Basic Subscriber" above, divided by (b) that Regional CATV System's regular monthly subscriber rate for basic and expanded basic service, which for purposes of this definition shall be the weighted average rate of those charges within that Regional CATV System in effect for such month. For purposes of the foregoing, there shall be excluded (A) all billings from premium services, installation or other non-recurring charges, converter rental or from any outlet or connection other than the first or from any pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, and (B) all billings to a commercial or bulk account or discounted family household (i) which has not paid in full at least one monthly bill generated in the ordinary course of business, (ii) which is delinquent in payment for services for more than sixty (60) days measured from the first day of the month in which the service with respect to which an unpaid billing statement relates was provided (exclusive of account balances of $8.00 or less attributed to late fees) based on billing reports prepared in the ordinary course of business, (iii) which is pending disconnection for any reason or (iv) which was obtained through offers made, promotions conducted or discounts given which, in each case, were designed to temporarily increase the number of Basic Subscribers.

     ERISA: The Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time.

     ERISA Affiliate:  As defined in Section 3.09(c).

     Estimated Working Capital Amount: Means (i) if Current Liabilities exceed Current Assets as reflected on the Estimated Working Capital Statements, such excess, expressed as a negative number, or (ii) if Current Assets exceed Current Liabilities as reflected on the Estimated Working Capital Statements, such excess, expressed as a positive number.

     Estimated Working Capital Statements:  As defined in Section 2.03.

     Excluded Assets: Means (i) the partnership and corporate and financial books, records and documents of Sellers (including tax records), (ii) all cash and cash equivalents, (iii) all notes, accounts and other claims receivable among the Sellers, (iv) all current assets (other than Inventory) of Sellers (determined in accordance with GAAP) as of the Closing Date that are not included in Current Assets, (v) all agreements of Sellers other than those relating to the CATV Business and including any agreements in respect of borrowings of the Sellers, (vii) all claims (other than such as are included in Current Assets) with respect to tax abatements and refunds relating to periods prior to the Closing Date, (viii) programming agreements (other than assignable retransmission consents, must carry elections and lease access agreements applicable to the CATV Business),(ix) Benefit Plans and interests in multi-employer plans, (x) insurance policies, (xi) bonds,
(xii) the name "Cablevision", "Cablevision Systems" or "U.S. Cable" and all logos, trademarks and intellectual property associated with such names, (xiii) the capital stock of ECC and the partnership interests in Missouri, L.P., and (xiv) the assets and properties of Sellers listed on Schedule 1.01(d).

     Excluded Liabilities: Means all liabilities, obligations and commitments of the Sellers, other than the Assumed Liabilities, including, but not limited to, all liabilities, obligations and commitments arising out of or relating to Sellers' ownership of the Acquired Assets and operations of the CATV Business attributable to periods prior to the Closing Date, any taxes not in respect of the Acquired Assets, indebtedness for money borrowed, obligations to Seller's partners, officers, directors and advisors, obligations relating to Excluded Assets, and the liabilities, obligations and commitments of Sellers identified on Schedule 1.01(e) in each case other than any Current Liabilities taken into account in determining the Final Working Capital Amount.

     FCC:  The Federal Communications Commission.

     Final Basic Subscriber Statement:  As defined in Section 2.04(b).

     Final Tangible Capital Expenditures Statement:  As defined in Section
2.04(b).

     Final Working Capital Amount: Means (i) if Current Liabilities exceed Current Assets as reflected on the Final Working Capital Statements, such excess, expressed as a negative number, or (ii) if Current Assets exceed Current Liabilities as reflected on the Final Working Capital Statements, such excess, expressed as a positive number.

     Final Working Capital Statement:  As defined in Section 2.04(a).

     Financial Statements:  As defined in Section 3.03.

     Financing Commitment Letter:  As defined in Section 4.07.

     Florida Regional CATV System:  All of Sellers' CATV Systems described in
Schedule 1.01(a) under the caption "Florida Regional CATV System".

     FTC:  The Federal Trade Commission.

     GAAP: Means U.S. generally accepted accounting principles consistently applied.

     Governmental Authority: Means the Federal Government, any state, county, municipal, local or foreign government and any governmental agency, bureau, court, tribunal, department, board, commission, authority or body or any arbitrators or panel of arbitrators having jurisdiction with respect to a particular matter.

     Hazardous Substance: Means any substance listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including petroleum and petroleum related products.

     HSR Act and Rules: The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

     HSR Report: The Notification and Report Form for certain mergers and acquisitions mandated by the HSR Act and Rules.

     Income Statements:  As defined in Section 3.03.

     Indemnitee:  As defined in Section 10.04.

     Indemnitor:  As defined in Section 10.04.

     Indemnity Escrow:  As defined in Section 2.07.

     Indemnity Escrow Agent:  As defined in Section 2.07.

     Intangible Property: The copyrights, patents, trademarks, service marks and trade names used in the CATV Business and all applications for, or licenses, permits or other rights to use any thereof, and the value associated therewith, which are owned, used or held for use by Sellers and used in the CATV Business.

     Interim Financial Statements:  As defined in Section 3.03.

     Inventory: Means all inventory as defined under GAAP, plus, without limitation, all supplies, all maintenance equipment, all uninstalled converters and other uninstalled subscriber devices, all cables and all amplifiers owned by

Sellers on the Closing Date as determined by the Sellers' inventory control systems and used in the CATV Business.

     Judgment: Any judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

     Kentucky Regional CATV System: All of Sellers' CATV Systems described in Schedule 1.01(a) under the caption "Kentucky Regional CATV System."

     Law: The common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court, including, without limitation, Judgments and the CATV Licenses.

     LMDS:  As defined in Section 5.06(a).

     Losses:  As defined in Section 10.02(a).

     Management Agreement:  As defined in Section 9.06(a).

     Material CATV Instruments: Means all franchises, FCC Licenses and pole attachment agreements that are used in the CATV Business as presently conducted and any other CATV Instruments that are used in the CATV Business as presently conducted, the loss of which would materially and adversely affect or interfere with the operation of a Regional CATV System as presently conducted.

     Material Contracts: Means the leases in respect of Real Property that have been marked with an asterisk on Schedule 3.02 (or any replacements thereof) and any other Contracts requiring in any calendar year payments or receipts exceeding $100,000 individually and that cannot be terminated on thirty (30) days' notice without liability.

     Missouri L.P.:  As defined in the Preamble to this Agreement.

     Missouri Regional CATV System: All of Sellers' CATV Systems described in
Schedule 1.01(a) under the caption "Missouri Regional CATV System."

     MMDS:  As defined in Section 5.06(a).

     North Carolina Regional CATV System: All of Sellers' CATV Systems described in Schedule 1.01(a) under the caption "North Carolina Regional CATV System."

     Organizational Documents:  As defined in Section 3.02(b).

     Outside Date:  As defined in Section 12.01.

     Overdue Receivables: The Accounts Receivable for which Buyer is paying Sellers zero percent (0%) of face value under Section 2.02 and the definition of Current Assets.

     Permitted Encumbrances: Means those Encumbrances set forth in Schedule 1.01(f) hereto and all other Encumbrances, if any, which do not materially detract from the value of the tangible property subject thereto and which do not materially interfere with the present and continued use of such property in the operation of the CATV Business.

     Person: Any natural person, Governmental Authority, corporation, general or limited partner, partnership, joint venture, trust, association, limited liability company or unincorporated entity of any kind.

     Preliminary Working Capital Statements:  As defined in Section 2.04(a).

     Purchase Price:  As defined in Section 2.02.

     Rate Refund Adjustment: Means a final nonappealable order issued by a Governmental Authority (i) in which a regulated rate charged and collected by a Seller in any of the CATV Systems is found to have been higher than the amount permitted by Law and (ii) requiring the payment of refunds (in cash or by credit) to subscribers to a CATV System transferred to Buyer at Closing in respect of payments by those subscribers prior to the Closing Date and which have not been so refunded prior to the Closing Date together with any interest in respect of such refund but only if interest has been ordered paid by such Governmental Authority.

     Real Property: All realty, fixtures, easements, rights-of-way, leasehold and other interests in real property, buildings and improvements owned, used or held for use in the CATV Business.

     Regional CATV Systems: The Alabama Regional CATV System, the Florida Regional CATV System, the Kentucky Regional CATV System, the Missouri Regional CATV System, and the North Carolina Regional CATV System (each, a "Regional CATV System").

     Regional Material Adverse Effect: Means a material adverse effect on the assets, financial condition or results of operations of a Regional CATV System taken as a whole other than any such effect resulting from changes in general economic or political conditions or legal, governmental, regulatory or competitive factors affecting CATV systems operators generally.

     Relevant States: The states of Alabama, Florida, Illinois, North Carolina, Mississippi, Missouri, Kansas, Kentucky, Oklahoma and Tennessee which are those states in which the CATV Business is presently conducted.

     Replacement Commitment Letter(s): A letter between Buyer and (i) any bank operating under the laws of the United States of America or any state thereof which has combined capital and surplus of at least $150,000,000, (ii) any "bulge bracket" investment bank, or (iii) any nationally recognized investment bank that regularly provides financing in connection with transactions of the size contemplated by this Agreement, or any combination thereof, that provides, on terms not different in substance from the Financing Commitment Letter, that such bank or investment bank will finance or underwrite the purchase of the Acquired Assets by Buyer.

     Required Consents: The Consents designated as such on Schedules 3.02 and 4.05 by an asterisk.

     Retained Basic Subscriber:  As defined in Section 7.07.

     Retained Franchises:  As defined in Section 9.06.

     Retained Franchise Price: An amount equal to $1,189.00 times the number of Retained Basic Subscribers.

     Retained Systems Escrow Agreement:  As defined in Section 2.02.

     Section 626 Request: Means a request for renewal under Section 626 of the Communications Act.

     Seller Indemnified Party:  As defined in Section 10.02(a).

     Sellers:  As defined in the Preamble to this Agreement.

     Seller's Basket:  As defined in Section 10.03(c).

     Sellers' Counsel: Sullivan & Cromwell and such other counsel in one or more jurisdictions as Sellers may determine. For purposes of Section 6.01(d), Sellers' Counsel may also include in-house counsel to Sellers and/or Cablevision.

     Sellers' FCC Counsel: Piper & Marbury L.L.P.

     Side:  As defined in Section 9.02(c).

     SMATV:  As defined in Section 5.06(a).

     Subscriber Adjustment: An amount equal to $1,189.00 times the difference between 265,000 and the number of Basic Subscribers of the CATV Business actually delivered on the Closing Date, if less than 265,000, such adjustment to be allocated by the Sellers to the appropriate Seller.

     System Areas: The geographical areas covered by the cable television franchises in Schedule 1.01(a).

     Tangible Capital Expenditures: Expenditures made by Sellers with respect to the CATV Systems included in the CATV Business, generally in accordance with the 1997 budget relating thereto delivered by Sellers to Buyer, to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP less capitalized labor which has been reflected in income statements in accordance with GAAP.

     Tangible Capital Expenditures Adjustment: An amount equal to the difference between $11,770,000 and the Tangible Capital Expenditures made by Sellers between January 1, 1997 and December 31, 1997 (or the Closing Date, if earlier) but only if such Tangible Capital Expenditures are less than $11,770,000.

     Tangible Capital Expenditures Estimate:  As defined in Section 2.03.

     Tangible Capital Expenditures Statement:  As defined in Section 2.04(b).

     Tax Returns:  As defined in Section 3.05.

     U.S. Cable:  As defined in the Preamble to this Agreement.

     1.02 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in plural, and vice versa.

2.   Purchase and Sale.

     2.01 Transfer of Assets. At the Closing, upon the terms and conditions set forth in this Agreement, Sellers shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all of Sellers' right, title and interest in and to the Acquired Assets, such transaction to be effective as of 12:01 a.m. on the Closing Date.

     2.02 Purchase Price. In consideration for the transfer of the Acquired Assets pursuant to Section 2.01, and the other covenants, agreements, representations and warranties contained herein, Buyer shall at Closing (i) pay to Sellers a purchase price of three hundred and fifteen million Dollars ($315,000,000) (A) plus, if a positive number, or minus, if a negative number, the Estimated Working Capital Amount to or from Sellers as provided in Section 2.03, less (B) the Subscriber Adjustment, if any, and less (C) the Tangible Capital Expenditures Adjustment, if any, (such price, together with (A), (B) and (C), the "Purchase Price") less the Indemnity Escrow, which shall be deposited by Buyer with the Indemnity Escrow Agent at Closing, by, subject to the following sentence, federal funds wire transfer of immediately available funds to such account at a United States bank as shall be designated by Sellers, and (ii) assume and agree to pay, discharge and perform the Assumed Liabilities as and when due in accordance with the Bill of Sale, General Assignment and Instrument of Assumption of Liabilities attached as Exhibit B hereto. In the event that at Closing there are any Retained Basic Subscribers, Buyer shall at Closing deposit into escrow an irrevocable letter of credit, in substantially the form attached as Exhibit J hereto, in an amount equal to the Retained Franchise Price and shall reduce the amount of any wire transfer required to pay the Purchase Price by the

Retained Franchise Price. A form of escrow agreement (the "Retained Systems Escrow Agreement") with respect to the Retained Franchise Price is attached as Exhibit F hereto. Payment of the net amount provided for in this Section
2.02 shall be made to U.S. Cable, to ECC and to Missouri, L.P., subject to the foregoing adjustments, as U.S. Cable may determine prior to Closing.

     2.03 Estimated Working Capital Statements. At least fifteen (15) business days prior to the Closing Date, Sellers shall deliver to Buyer (i) a working capital statement of Sellers' CATV Business as of the Closing Date, which statement shall be prepared in a manner consistent with the preparation of the Financial Statements, except as otherwise provided in this Agreement, and shall set forth the Sellers' good faith estimate of the Current Assets and Current Liabilities of the Sellers' CATV Business as of the Closing Date (the "Estimated Working Capital Statements"), (ii) an estimate of the number of Basic Subscribers to be transferred on the Closing Date (the "Basic Subscriber Estimate") and an estimate of the Subscriber Adjustment, if any, to be made at Closing and (iii) an estimate of Tangible Capital Expenditures made by the Sellers during the period January 1, 1997 through December 31, 1997 (or the Closing Date, if earlier) (the "Tangible Capital Expenditures Estimate") and an estimate of the Tangible Capital Expenditure Adjustment, if any, to be made at Closing. Prior to Closing, the Sellers shall provide Buyer or Buyer's representatives with copies of all books and records as Buyer may reasonably request for purposes of verifying the Estimated Working Capital Statements, the Basic Subscriber Estimate and the Tangible Capital Expenditures Estimate and shall meet at Buyer's reasonable request on reasonable notice with Buyer's accountants and other representatives; provided, however, that if Sellers determine in good faith that providing copies of any books and records requested by Buyer pursuant to this Section
2.03 would be unduly burdensome to Sellers, then Sellers shall make available, on reasonable notice, any such books and records that it has not copied for Buyer, at the offices of the Sellers at One Media Crossways, Woodbury, New York.

     2.04  Post Closing Adjustments.

          (a)(i) Within ninety (90) days after the Closing Date, the Sellers shall prepare, or cause to be prepared, and deliver to Buyer a working capital statement of Sellers' CATV Business as of the Closing Date, which statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements, except as otherwise required by this Agreement, and shall set forth the Current Assets and Current Liabilities of Sellers' CATV Business as of the Closing Date (the "Preliminary Working Capital Statements"). Buyer shall cooperate in providing to Sellers access, on reasonable notice, to all relevant books, records and personnel of the CATV Business in order to facilitate the preparation of the Preliminary Working Capital Statements.

          (ii) During the succeeding thirty (30) day period, Buyer shall have the right to examine the Preliminary Working Capital Statements and all records used to prepare the Preliminary Working Capital Statements.
     Sellers shall provide Buyer or Buyer's representatives with copies of all books and records that Buyer may reasonably request for purposes of Buyer's review of the Preliminary Working Capital Statements; provided, however, that if Sellers determine in good faith that providing copies of any books and records requested by Buyer pursuant to this Section 2.04(a)(ii) would be unduly burdensome to Sellers, then Sellers shall make available, on reasonable notice, any such books and records that it has not copied for Buyer, at the offices of the Sellers at One Media Crossways, Woodbury, New York.

          (iii) In the event Buyer determines that the Preliminary Working Capital Statements have not been prepared on the basis set forth in Section 2.04(a)(i) hereof, Buyer shall so inform Sellers in writing (the "Buyer's Working Capital Objection"), setting forth a reasonably specific description of the basis of the Buyer's Working Capital Objection on or before the last day of the thirty (30) day period referred to in Section 2.04(a)(ii) hereof. If Buyer delivers a Buyer's Working Capital Objection, Buyer and Sellers shall attempt to resolve the differences underlying the Buyer's Working Capital Objection within twenty (20) days of Sellers' receipt thereof. If Sellers and Buyer are unable to resolve all their differences within such twenty (20) day period, they shall refer their remaining differences to Ernst & Young LLP, or such other nationally recognized firm of independent public accountants as to which Buyer and Sellers may mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of the standard set forth in Section 2.04(a)(i) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Working Capital Statements require adjustment. The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The CPA Firm shall deliver its written determination to Buyer and Sellers no later than the twentieth
     (20th) business day after the remaining differences underlying the Buyer's Working Capital Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon the parties. The fees and disbursements of the CPA Firm shall be allocated between Buyer and Sellers in the same proportion that the aggregate amount of any disputed items submitted to the CPA Firm that are unsuccessfully disputed by each (as finally determined by the CPA Firm) bears to the total amount of any disputed items so submitted. Buyer and Sellers shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the Preliminary Working Capital Statements and all other items reasonably requested by the CPA Firm. A "Final Working Capital Statement" shall be (i) the Preliminary Working Capital Statement in the event that (x) a Buyer's Working Capital Objection is not delivered to the Sellers in the period set forth in Section 2.04(a)(ii) hereof, or (y) the Sellers and Buyer so agree; or (ii) the Preliminary Working Capital Statement as adjusted by either (x) the agreement of the Sellers and Buyer or (y) the CPA Firm.

          (iv) On the fifth (5th) business day following the determination of Sellers' Final Working Capital Statement pursuant to Section 2.04(a)(iii),
     (i) if both the Estimated and Final Working Capital Amounts of Sellers are positive, then (AA) if the Final Working Capital Amount exceeds the Estimated Working Capital Amount, then Buyer shall pay to Sellers an amount equal to such excess; and (BB) if the Estimated Working Capital Amount exceeds the Final Working Capital Amount, then Sellers shall pay to Buyer an amount equal to such excess; (ii) if both the Estimated and Final Working Capital Amounts of Sellers are negative, then (AA) if the absolute value of the Final Working Capital Amount exceeds the absolute value of the Estimated Working Capital Amount, then Sellers shall pay to Buyer an amount equal to such excess; and (BB) if the absolute value of the Estimated Working Capital Amount exceeds the absolute value of the Final Working Capital Amount, then Buyer shall pay to Sellers an amount equal to such excess; (iii) if the Estimated Working Capital Amount is negative and the Final Working Capital Amount is positive, then Buyer shall pay to Sellers an amount equal to the sum of the absolute values thereof; and (iv) if the Estimated Working Capital Amount is positive and the Final Working Capital Amount is negative, then Sellers shall pay to Buyer an amount equal to the sum of the absolute values thereof.

          (v) Any amount payable pursuant to Section 2.04(a)(iv) hereof shall be paid by wire transfer of immediately available funds to a bank account designated by Buyer or Sellers, as the case may be.

          (b)(i) Within ninety (90) days after the Closing Date, the Sellers shall prepare, or cause to be prepared, and deliver to Buyer a statement setting forth (x) the number of Basic Subscribers as of the Closing Date, which statement shall be prepared in conformity with the definition of Basic Subscriber contained herein (the "Basic Subscriber Statement") and
     (y) the Tangible Capital Expenditures made by Sellers from January 1, 1997 through December 31, 1997 (or the Closing Date, if earlier) (the "Tangible Capital Expenditures Statement"). Buyer shall cooperate in providing to Sellers access, upon reasonable notice, to all relevant books, records and personnel of the CATV Business in order to facilitate the preparation of the Basic Subscriber Statement.

          (ii) During the succeeding thirty (30) day period, Buyer shall have the right to examine the Basic Subscriber Statement and the Tangible Capital Expenditures Statement and all records used to prepare the Basic Subscriber Statement and the Tangible Capital Expenditures Statement. Sellers shall provide Buyer or Buyer's representatives with copies of all books and records that Buyer may reasonably request for purposes of Buyer's review of the Basic Subscriber Statement and Tangible Capital Expenditures Statement; provided, however, that if Sellers determine in good faith that providing copies of any books and records requested by Buyer pursuant to this Section 2.04(b)(ii) would be unduly burdensome to Sellers, then Sellers shall make available, on reasonable notice, any such books and records that it has not copied for Buyer, at the offices of the Sellers at One Media Crossways, Woodbury, New York.

          (iii) In the event Buyer determines that (x) the Basic Subscriber Statement has not been prepared on the basis set forth in Section 2.04(b)(i) hereof or (y) that the Tangible Capital Expenditures Statement is incorrect, Buyer shall so inform Sellers in writing (the "Buyer's Objection"), setting forth a reasonably specific description of the basis of the Buyer's Objection on or before the last day of the thirty (30) day period referred to in Section 2.04(b)(ii) hereof. If Buyer delivers a Buyer's Objection, Buyer and Sellers shall attempt to resolve the differences underlying the Buyer's Objection within twenty (20) days of Sellers' receipt thereof. If Sellers and Buyer are unable to resolve all their differences within such twenty (20) day period, they shall refer their remaining differences to the CPA Firm, who shall determine on the basis of the standard set forth in Section 2.04(b)(i) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Basic Subscriber Statement or the Tangible Capital Expenditures Statement requires adjustment. The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The CPA Firm shall deliver its written determination to Buyer and Sellers no later than the twentieth (20th) business day after the remaining differences underlying the Buyer's Objection are referred to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon the parties. The fees and disbursements of the CPA Firm shall be allocated between Buyer and Sellers in the same proportion that the aggregate amount of any disputed Basic Subscribers or the amount of disputed Tangible Capital Expenditures submitted to the CPA Firm that are unsuccessfully disputed by each (as finally determined by the CPA Firm) bears to the total amount of any Basic Subscribers or Tangible Capital Expenditures so submitted. Buyer and Sellers shall make readily available to the CPA Firm all relevant invoices, books and records and any work papers relating to the Basic Subscriber Statement and all other items reasonably requested by the CPA Firm. A "Final Basic Subscriber Statement" and a "Final Tangible Capital Expenditures

     Statement" shall in each case be (i) the Basic Subscriber Statement and the Tangible Capital Expenditures Statement, respectively, in the event that
     (x) a Buyer's Objection is not delivered to the Sellers in the period set forth in Section 2.04(b)(ii) hereof, or (y) the Sellers and Buyer so agree; or (ii) the Basic Subscriber Statement and the Tangible Capital Expenditures Statement, respectively, as adjusted by either (x) the agreement of the Sellers and Buyer or (y) the CPA Firm.

          (iv) On the fifth (5th) business day following the determination of the Final Basic Subscriber Statement pursuant to Section 2.04(b)(iii), if the number of Basic Subscribers included in the Final Basic Subscriber Statement is less than 265,000 and less than the number of Basic Subscribers included in the Basic Subscriber Estimate, then Sellers shall pay the Buyer an amount equal to $1,189.00 times the difference between the number of Basic Subscribers included in the Basic Subscriber Estimate (but not above 265,000) and the number of Basic Subscribers included in the Final Basic Subscriber Statement. If the number of Basic Subscribers included in the Final Basic Subscriber Statement is more than the number of Basic Subscribers included in the Basic Subscriber Estimate and the number of Basic Subscribers in the Basic Subscriber Estimate was less than 265,000, then on such fifth (5th) business day, Buyer shall pay to Sellers an amount equal to $1,189.00 times the difference between the number of Basic Subscribers included in the Final Basic Subscriber Statement (but not above 265,000) and the number of Basic Subscribers included in the Basic Subscriber Estimate. On the fifth (5th) business day following the determination of the Final Tangible Capital Expenditures Statement pursuant to Section 2.04(b)(iii), if the amount of Tangible Capital Expenditures included in the Final Tangible Capital Expenditures Statement is less than $11,770,000 and less than the amount of Tangible Capital Expenditures included in the Tangible Capital Expenditures Estimate, then Sellers shall pay the Buyer an amount equal to the difference between the amount of Tangible Capital Expenditures included in the Final Tangible Capital Expenditures Statement and the amount of Tangible Capital Expenditures included in the Tangible Capital Expenditures Estimate (but not above $11,770,000). If the amount of Tangible Capital Expenditures included in the Final Tangible Capital

     Expenditures Statement is more than the amount of Tangible Capital Expenditures included in the Tangible Capital Expenditures Estimate and the Tangible Capital Expenditure Estimate was less than $11,770,000, then on such fifth (5th) business day, Buyer shall pay to Sellers the difference between the amount of Tangible Capital Expenditures included in the Final Tangible Capital Expenditures Statement (but not above $11,770,000) and the amount of Tangible Capital Expenditures included in the Tangible Capital Expenditures Estimate.

          (v) Any amount payable pursuant to Section 2.04(b)(iv) hereof shall be paid by wire transfer of immediately available funds to a bank account designated by Buyer or Sellers, as the case may be.

     2.05 Earnest Money Deposit. Concurrently herewith, Buyer has deposited with The Chase Manhattan Bank as escrow agent ("Earnest Money Escrow Agent"), an irrevocable letter of credit in the amount of $15,000,000, in substantially the form attached hereto as Exhibit J, for the Earnest Money Escrow ("Earnest Money Escrow") to be held pursuant to an escrow agreement (the "Earnest Money Escrow Agreement") substantially in the form of Exhibit C hereto. Such letter of credit shall be held and administered under the Earnest Money Escrow as provided in the Earnest Money Escrow Agreement. The Earnest Money Escrow shall be distributed as provided in the Earnest Money Escrow Agreement and Article 12 hereof.

     2.06 Sales and Transfer Taxes. All sales and use taxes and transfer taxes, if any, arising from the transfer of the Acquired Assets shall be shared equally between Buyer and Sellers.

     2.07 Indemnity Escrow. At the Closing, Buyer shall deposit out of the Purchase Price, the sum equal to $15,000,000 ("Indemnity Escrow") with The Chase Manhattan Bank, as Escrow Agent (the "Indemnity Escrow Agent"), pursuant to the Indemnity Escrow Agreement in the form annexed hereto as Exhibit H, to secure Buyer's rights with respect to claims to indemnification under Section 10.2. On the 366th day following the Closing Date, or, if such date is not a business day in New York, New York, the following business day, any amounts then in the custody of the Escrow Agent under the Indemnity Escrow Agreement less the amount of any claims made by Buyer prior thereto and not resolved in accordance with the terms thereof, shall be released to the Sellers pursuant to their written instructions and in conformity with the Indemnity Escrow Agreement.

     2.08 Determination and Allocation of Purchase Price. For federal income and other applicable tax purposes, the Purchase Price shall be allocated among the Acquired Assets as agreed to by the parties prior to the Closing Date. In the event that the parties have not agreed upon an allocation of the Purchase Price prior to Closing, the allocation of the Purchase Price shall be determined by an appraisal to be obtained within 120 days after the Closing Date. The appraiser performing the appraisal shall be expert in the appraisal of cable television systems and shall be mutually selected and engaged by Sellers and Buyer. The parties shall cause the appraiser to consult with Buyer and Sellers during the preparation of such appraisal, and the appraiser shall deliver drafts and the final appraisal to Buyer and Sellers simultaneously. Buyer and Sellers agree to be bound by such allocation and to file all returns and reports in respect of the transactions contemplated herein on the basis of such allocation. The cost of the appraisal shall be borne equally by Buyer, on one hand, and Sellers, on the other hand. Sellers and Buyer agree to prepare and file an IRS Form 8594 in a timely fashion in accordance with the rules under Section 1060 of the Code. To the extent that the Purchase Price is adjusted after the Closing Date, the parties agree to revise and amend IRS Form 8594 in the same manner and according to the same procedure. The determination and allocation of the Purchase Price derived pursuant to this subsection shall be binding on Sellers and Buyer for all tax reporting purposes.

3.   Representations and Warranties of Sellers.

     To induce Buyer to enter into this Agreement, Sellers represent and warrant to Buyer as follows:

     3.01 Organization and Authority of Sellers. U.S. Cable is a Delaware limited partnership, ECC is a Delaware corporation and Missouri L.P. is a Delaware limited partnership, each duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and each is duly qualified and licensed to do business and is in good standing under the laws of Relevant States in which such Seller does business except where such failures to be so qualified, licensed or in good standing in a jurisdiction, individually or in the aggregate, do not have, has not had and would not reasonably be expected to have, a

Regional Material Adverse Effect or do not or would not materially adversely affect Sellers' ability to perform their obligations hereunder. Sellers have all requisite corporate or limited partnership power and authority to own, lease and use the Acquired Assets as they are currently owned, leased or used and to conduct the CATV Business as it is currently conducted.

     3.02  Legal Capacity; Approvals and Consents.

          (a) Authority and Binding Effect. Subject to Section 9.02 hereof and the receipt of Consents set forth on Schedule 3.02, each Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of each Seller's obligations hereunder have been duly and validly authorized by all necessary corporate or limited partnership action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and is the valid and binding obligation of such Seller enforceable in accordance with its terms, except as such enforceability may be affected by the laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

          (b) No Breach or Violation. Subject only to obtaining the Consents set forth on Schedule 3.02, the execution, delivery and performance of this Agreement do not, and will not, contravene the certificate of incorporation or by-laws of ECC or the certificate of limited partnership or the agreement of limited partnership of U.S. Cable or Missouri (collectively, the "Organizational Documents"), and do not, and will not: (i) conflict with or result in a breach or violation by any Seller of, or
     (ii) constitute a default (without regard to any requirement of notice, passage of time or elections by any Person) by any Seller under, or
     (iii) permit or result in the termination, suspension, modification or impairment of, or adversely affect any Seller's ability to perform its obligations under, any CATV Instrument, Law, Judgment, or Contract to which any Seller is a party or by which any Seller, the CATV Business or any of the Acquired Assets is subject or bound or may be affected, or (iv) create or impose, or result in the creation or imposition of, any Encumbrance

     (other than Permitted Encumbrances) upon any of the Acquired Assets, in each case under clause (i) through (iv) above, except such conflicts, breaches, violations, defaults, terminations, suspensions, modifications or impairments which, individually or in the aggregate, has not had, do not have or would not reasonably be expected to have, a Regional Material Adverse Effect or does not or would not materially adversely affect Sellers' ability to perform their obligations hereunder.

          (c)  Required Consents.  Except for the parties listed in Schedules
     3.02 and 4.05, there are no parties whose Consent, or with whom the filing of any certificate, notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by Sellers, except where failure to obtain such Consent or approval or failure to make such filing, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect or does not or would not materially adversely affect Sellers' ability to perform their obligations hereunder.

     3.03 Financial Statements. U.S. Cable has delivered to Buyer true and complete copies of its audited consolidated balance sheets as at December 31, 1996, December 31, 1995, and December 31, 1994 (collectively the "Balance Sheets"); U.S. Cable has delivered to Buyer true and complete audited consolidated statements of income for the years ending December 31, 1996, 1995 and 1994 (collectively the "Income Statements" and, collectively with the Balance Sheets, the "Financial Statements"). U.S. Cable's audited consolidated Financial Statements include in the consolidation the financial position and results of operations of ECC and Missouri L.P. and do not include the financial position and results of operations of any other entity, whether or not a subsidiary of any of Sellers. The Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of U.S. Cable as of those dates and the consolidated results of U.S. Cable's operations for the periods then ended.
U.S. Cable has also provided to Buyer a consolidated balance sheet and consolidated income statement as of June 30, 1997 (the "Interim Financial Statements"), which Interim Financial Statements were prepared in accordance with GAAP (except for the absence of footnotes) and in accordance with the practices customarily followed by U.S. Cable in preparing its interim statements and, subject to normal year-end adjustments and the procedures followed in interim statements, present fairly in all material respects the consolidated financial position and the consolidated results of operation of U.S. Cable, ECC and Missouri, L.P. (and no other entities) as at the date and for the period indicated and are stated on a basis generally consistent with the above-described Financial Statements.

     3.04 Changes in Operation. Since the date of the Interim Financial Statements, there has not been any event or circumstance which, individually or in the aggregate, has had, does have or would reasonably be expected to have, a Regional Material Adverse Effect.

     3.05 Tax Returns. Each Seller has, and will have as of the Closing Date, duly filed all federal, state, local and foreign income, information, franchise, sales, use, property, excise and payroll and other tax returns or reports (herein "Tax Returns") required to be filed by such Seller on or prior to the date hereof or which are required to be filed on or prior to the Closing Date and all such Tax Returns were prepared in good faith and are accurate and complete in all material respects. All taxes, fees and assessments that are shown on such Tax Returns as due or payable by each Seller on or before the date hereof or the Closing Date, as the case may be, and that might result in an Encumbrance upon any of the Acquired Assets have been or will be duly paid. Except as set forth in Schedule 3.05, no Seller has received a notice or assessment to the effect that there is any unpaid tax, interest, penalty or addition to tax due or claimed to be due from the Seller in respect of such Tax Returns; no Seller has received a notice of the assertion or threatened assertion of any Encumbrances with respect to any Acquired Assets on account of any unpaid taxes; and no audits of such Tax Returns by any Governmental Authority are pending or, so far as any Seller knows, threatened. Except as set forth in Schedule 3.05, no Seller has outstanding a request for extension of time within which to pay taxes; there has been no waiver or extension by any Seller of any applicable statute of limitations for the collection or assessment of taxes; and each Seller has withheld and paid in a timely manner all payments for withholding taxes, unemployment insurance and other amounts required to be withheld and paid.

     3.06  Acquired Assets.

          (a) Title; Encumbrances. Each Seller has (i) good title to all of its Equipment, Inventory and other personal property and good and marketable title to all of its Real Property owned in fee, and (ii) the right and authority (subject to the receipt of the Consents specified herein) to transfer to Buyer all of the Seller's right, title and interest in and to the other property or rights included in the Acquired Assets, in each instance in (i) and (ii) above free and clear of any Encumbrances except Permitted Encumbrances, except for any instance in which the failure to have such title, right or authority, individually or in the aggregate with such other instances, has not had, does not have, and would not reasonably be expected to have, a Regional Material Adverse Effect.

          (b) Real Property. Schedule 3.06(b) sets forth a list, complete and correct in all material respects, of all Real Property owned, leased, occupied or used by Sellers in connection with the operation of the CATV Business as presently conducted. The Real Property comprises all real property interests necessary to conduct the CATV Business as currently conducted. Except for any instances where the failure to be true of the below items (i) through (ix), individually or in the aggregate, has not had, does not have, or would not reasonably be expected to have, a Regional Material Adverse Effect: (i) except for routine repairs, all of the improvements, leasehold improvements and the premises of the Real Property are in good condition and repair and suitable for the purposes used, (ii) each parcel of Real Property (w) has access to and over public streets, or private streets for which a Seller has a valid right of ingress and egress,
     (x) conforms in its current use to all zoning requirements without reliance on a variance or a classification of the parcel in question as a nonconforming use, (y) conforms in its use to all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel, and (z) has access (directly or by easement, right of way, or similar right included in the Acquired Assets) to all utilities and services to the extent necessary for the operation of the current operations of the CATV System with respect to such parcel, (iii) Sellers have all easements, and all leases, fee interests, access agreements, and other rights required by Law for the use of all Real Property used in the CATV Business, including all Real Property over, under, or on which the CATV Business is conducted, (iv) there are not pending or, to the best of Sellers' knowledge, threatened, any condemnation actions, increases in tax assessments or adverse zoning changes, with respect to, in each case, such Real Property or any part thereof, (v) no Seller has received written notice of the desire of any public authority or other entity to take or use any Real Property or any part thereof, (vi) all leases and subleases pursuant to which any of the Real Property is occupied or used are set forth on Schedule 3.06(b) and are valid and binding and in full force and effect, (vii) no Seller has and, to the best of each Seller's knowledge after reasonable inquiry, no other party to any Contract, lease or sublease relating to any Real Property has given or received notice of breach or termination except any which may have been waived or withdrawn, (viii) all easements, rights-of-way and other similar rights which are necessary for each Seller's current use of any Real Property are valid and in full force and effect, and (ix) no Seller has received any notice with respect to the termination or breach of any such easements, rights-of-way or other similar rights except any which may have been waived or withdrawn or which are no longer relevant.

          (c) Acquired Assets. The Acquired Assets include all assets owned, used or held for use by the Sellers and that are necessary to conduct the CATV Business as it is presently being conducted except where the failure to own, use or hold such assets, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect.

          (d)  Environmental Matters.  Except as disclosed in Schedule 3.06(d):
     (i) the Acquired Assets and the operation of the CATV Business comply in all material respects with applicable Environmental Laws; (ii) no Seller has received any written notice from any Governmental Authority alleging that, and Sellers have no knowledge, after reasonable inquiry, that, the Acquired Assets and the operation of the CATV Business are in violation in any material respect of any applicable Environmental Law; (iii) the Acquired Assets and the operation of the CATV Business are not the subject of any written notice actually received by a Seller, or any Judgment arising under any Environmental Law; and (iv) during the period of the relevant Seller's ownership and, to the best of Sellers' knowledge after reasonable inquiry, prior to the period of the relevant Seller's ownership, the Acquired Assets have not been used for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted by applicable Environmental Laws.

     3.07 The CATV Business. With respect to the CATV Business, each Seller makes the following warranties and representations:

          (a) Since the date of the Interim Financial Statements, (i) the CATV Business has been operated only in the ordinary course; (ii) there has been no sale, assignment or transfer of any assets or properties related to the CATV Business other than on an arms' length basis in the ordinary course of business; (iii) there has been no amendment or termination of any Contract or CATV Instrument; (iv) there has been no waiver or release of any right or claim of any Seller against any third party; (v) there has been no agreement by any Seller to take any of the actions described in the preceding clauses (i) through (iv), except as contemplated by this Agreement and except for any instances that, individually or in the aggregate, have not had, do not have or would not reasonably be expected to have, a Regional Material Adverse Effect.

          (b) Except for such instances where the failure to be true of the below items (i) through (iv), individually or in the aggregate, have not had, does not have, or would not reasonably be expected to have, a Regional Material Adverse Effect and except as set forth in Schedule 3.07(b): (i) each Seller holds all of the franchises, licenses, permits and other CATV Instruments reasonably necessary to enable each of them to operate the CATV Business as presently conducted, (ii) Sellers are in compliance with the terms and conditions of all such CATV Instruments and Contracts, (iii) Sellers have not given or received any notice of any claimed or purported default in, or termination of, any Contracts or CATV Instruments and there are no proceedings pending, or, to the knowledge of Sellers, threatened, to cancel, modify or change any such Contracts or CATV Instruments, and (iv) exclusive of any change in a CATV License subsequent to the date hereof that Buyer has otherwise requested or agreed to, none of the CATV Licenses contain any commitments requiring rebuilds, upgrades, increase in franchise fees payable or local origination commitments.

          (c) Except in each case where the failure to be true of any of the below items, individually or in the aggregate, has not had, does not have, or would not reasonably be expected to have, a Regional Material Adverse Effect, the CATV Business is conducted by each Seller in compliance with all applicable Laws and CATV Instruments, including without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations of the FCC, and, without limiting the generality of the foregoing, except as set forth in Schedule 3.07(c) hereto:

          (i)  Each of the system areas has been registered with the FCC;

          (ii) All of the semi-annual performance tests on the CATV Systems required under the rules and regulations of the FCC have been performed and the results of such tests demonstrate satisfactory compliance with the applicable technical requirements being tested in all material respects;

          (iii) The CATV Systems are being operated in compliance with the provisions of 47 C.F.R. Sections 76.610 through 76.619 (mid-band and super-band signal carriage), including the filing of all required notifications and the receipt of all necessary authorizations and compliance with the cumulative signal leakage index;

           (iv) A valid request for renewal has been duly and timely filed under
      Section 626 of the Communications Act with the proper Governmental Authority with respect to all franchises to operate the CATV Systems that have expired or will expire within 36 months after the date of this Agreement;

           (v) Each Seller has all of the CATV Licenses necessary to operate the CATV Systems as the CATV Business is currently conducted, all of which licenses are listed in Schedule 1.01(a), and Sellers operate the CATV Business in conformance with the terms and conditions of such licenses;

          (vi) Each Seller has made all annual filings required to be made with the FCC;

           (vii) The carriage of all televison station signals is in compliance with the must-carry and retransmission consent provisions of the Communications Act, as applicable;

           (viii) The employment units covered by the Cable Systems and operated by each Seller have been certified by the FCC for compliance with equal opportunity requirements in each of calendar years 1992 through 1996; and

           (ix) All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the CATV Business and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules, including antenna structure registrations with the FCC.

           (d) Except in each case where the failure to be true of the items (i) through (iv) below, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect: (i) each Seller is in compliance with Title 17 of the United States Code, as amended, and the rules and regulations promulgated thereunder (the "Copyright Act") and the rules and regulations of the United States Copyright Office with respect to the operation of the CATV Business, (ii) without limiting the generality of the foregoing, for each relevant semi-annual reporting period, Sellers have timely filed with the United States Copyright Office all required statements of account in true and correct form, and have paid when due all required copyright royalty fee payments in correct amount, relating to the CATV Business' carriage of television broadcast signals, and each Seller is otherwise in compliance with all applicable rules and regulations of the Copyright Office, (iii) Sellers do not possess any patent, patent right, trademark, or copyright and are not parties to any license or royalty agreement with respect to any patent, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally, and (iv) the CATV Business is free of any rightful claim of any third party by way of copyright infringement or the like (except for claims involving music performance rights).

     3.08  Labor Contracts and Actions.

          (a) Except as set forth in Schedule 3.08(a), no Seller is a party to any Contract with any labor organization, nor has any Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of any Seller with respect to the operation of the CATV Business;

          (b)  Except for such instances where the failure to be true of items
     (i) through (iii) below, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect: (i) each Seller has complied with all Laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and other taxes, (ii) no Seller is subject to any liability for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing, and (iii) Sellers have delivered to Buyer a list of the names, job title, and present annual rates of compensation, including the date of hire of Employees and whether such Employee is full-time or part-time, of all personnel whose work is performed wholly or substantially for the CATV Business, and any employment agreements, commitments, arrangements or understandings, written or oral, affecting such personnel; and

          (c) Sellers are not currently experiencing any strikes, work stoppages, significant grievance proceedings or claims of unfair labor practices.

     3.09  Employee Benefit Plans.

          (a) All "employee benefit plans" within the meaning of Section 3(3) of ERISA covering Employees, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, and other benefit plans, contracts or arrangements covering Employees (collectively, the "Benefit Plans") are listed on Schedule 3.09. True and complete copies of all Benefit Plans and all amendments thereto have been provided or made available to Buyer.
     Schedule 3.09 also lists all multiemployer plans covering Employees.

          (b) All Benefit Plans, to the extent subject to ERISA, are in compliance with ERISA except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Regional Material Adverse Effect, or subject Buyer to any liability with respect thereto after Closing. There is no pending or, to the knowledge of Sellers, threatened litigation relating to the Benefit Plans. Sellers have not engaged in a transaction with respect to any Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof or as of the Closing Date (as the case may be), would reasonably be expected to subject Sellers to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

          (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Sellers with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with either Seller under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Sellers have not incurred and do not expect to incur any material withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA and in no event shall Buyer have any withdrawal liability or obligation with respect to any multi-employer plan in which Sellers participate. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Benefit Plan subject to Title IV of ERISA or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (d) Neither any Benefit Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Sellers have not provided, nor are they required to provide, security to any Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     3.10  Contracts and CATV Instruments.

          (a)  Except for such instances where the failure to be true of items
      (i) through (v) below, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect: (i) except as set forth in Schedule 3.10(a), there are no defaults by any Seller under the Contracts or CATV Instruments (nor has any Seller received written notice of a threatened default or notice of default), and to the best of Sellers' knowledge, after reasonable inquiry, there is no default by any other party to a Contract or a CATV Instrument,
      (ii) each Contract and CATV Instrument, including those that are entered into after the date hereof, is or will be in full force and effect, binding and enforceable in accordance with its terms, and is or will be valid under and in compliance in all respects with all applicable Laws,
      (iii) each Seller is the authorized legal holder of the CATV Licences applicable to its CATV Business, (iv) no Seller and, to the best of the Sellers' knowledge after reasonable inquiry, no other party to any Contract or CATV Instrument is in default thereunder or has given or received notice of termination, cancellation, dispute or default or, to the best of the Sellers' knowledge after reasonable inquiry, has taken any action inconsistent with the continuance of any Contract or CATV Instrument, and (v) except for the Consents, no approval, application, filing, registration, consent or other action of any Governmental Authority is required to enable the Sellers to take advantage of the rights and privileges intended to be conferred by any Contract or CATV Instrument.

          (b) True, correct and complete copies of each Contract and CATV Instrument that Buyer is assuming or acquiring, as the case may be, have been made available to Buyer and its representatives at the Sellers' offices at One Media Crossways, Woodbury, New York, and with respect to those executed after the date hereof, copies will be made available to Buyer promptly following such execution and in any event prior to the Closing Date.

     3.11 Legal and Governmental Proceedings and Judgments. Except for such instances where the failure to be true of items (a) and (b) below, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect: (a) except as may affect the cable television industry generally in the United States, or as set forth in
Schedule 3.11, there is no legal action, or proceeding pending or, to the knowledge of Sellers, threatened against the Sellers, the CATV Business or the Acquired Assets, nor is there any Judgment outstanding against the Sellers or to or by which the Sellers, any of the Acquired Assets or the CATV Business is subject or bound, which (i) results or is reasonably likely to result in any modification, termination, suspension, impairment or reformation of any Contract or CATV Instrument or any right or privilege thereunder, or (ii) adversely affects the ability of Sellers to consummate any of the transactions contemplated hereby, and (b) no Seller is in default or violation, and no event or condition exists which, with notice or lapse of time or both, could become or result in a default or violation, of any Judgment.

     3.12 Finders and Brokers. Sellers have employed Waller Capital Corporation and Chase Securities Inc. as their brokers in the sale provided herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith. Sellers have not entered into any other contract, arrangement or understanding with any Person or firm, nor are they aware of any claim or basis for any claim based upon any act or omission of the Sellers or any of their affiliates, which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     3.13 Miscellaneous Assets. Schedule 3.13 contains a list, true and complete in all material respects, of converters and motor vehicles owned or leased by the Sellers. Sellers represent that included in the Acquired Assets are the Sellers' Tandem CLX machine and the teledirect predictive dialers located in Hendersonville, North Carolina. Sellers shall buy out any leases with respect to leased motor vehicles of Sellers prior to Closing. Except as set forth in

Schedule 3.13, the Equipment and Inventory are and will be at Closing in good operating condition and repair and fit for the purpose for which they are being used except where the failure to be in good operating condition or repair or fit for such purpose, individually or in the aggregate with such other failures, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect.

     3.14  Characteristics of the CATV Systems.

          (a)  To the best of Sellers' knowledge, after reasonable inquiry,
Schedule 3.14(a) sets forth accurately and completely in all material respects the following information as of June 30, 1997 (unless otherwise noted in such Schedule):

               (i) a listing of each head-end and microwave site and the related channel capacity for each Regional CATV System;

               (ii) a statement as to the approximate number of Basic Subscribers included in each Regional CATV System calculated in accordance with
Schedule 3.14(a)(ii);

               (iii) a listing of the services provided by each Regional CATV System (designating the respective tiers of service) and the rates charged for each level of service offered. Schedule 3.14(a) also lists the stations and signals carried by each such CATV System and the channel position of each such signal and station;

               (iv) a listing of the retransmission agreements and must-carry requests required and currently used in the operation of the CATV Business; and

               (v) a listing of all Sellers' FCC licenses.

          (b) Schedule 3.14(b) sets forth accurately and completely in all material respects with respect to each Regional CATV System the following information as of June 30, 1997 (unless otherwise noted in such Schedule):

               (i) the approximate number of homes passed; and

               (ii) the approximate number of plant miles (aerial and underground).

          (c) Schedule 1.01(a) sets forth accurately and completely in all material respects the cable televison franchises of each Regional CATV System and their respective expiration dates and community unit identification numbers.

     3.15 Insurance. Schedule 3.15 is a list, accurate and complete in all material respects, of insurance policies and bonds in full force and effect with respect to the Sellers as of June 30, 1997, and no Seller has received any notice of non-renewal or cancellation of such insurance policies or bonds. Except as any Seller may determine, in the exercise of its business judgment, each Seller will maintain such insurance policies and bonds in full force and effect up to and including the Closing Date.

     3.16 Accounts Receivable. The Accounts Receivable on the Closing Date have not been assigned to or for the benefit of any other Person. The Accounts Receivable (to the extent not collected prior to the Closing), other than the Overdue Receivables, arose and will arise from bona fide transactions in the ordinary course of business.

     3.17 Overbuilds. Except as set forth in Schedule 3.17, to the best of Sellers' knowledge after reasonable inquiry, no construction programs have been commenced by any municipality or other cable television provider or operator in any area served by the Sellers' CATV Systems.

     3.18 Intangible Property. Except as set forth on Schedule 3.18 and except for such instances where the failure to be true of items (a) and (b) below, individually or in the aggregate, has not had, does not have or would not reasonably be expected to have, a Regional Material Adverse Effect, (a) the Sellers own or possess licenses or other rights to use all Intangible Property reasonably necessary to the operation of the CATV Business as presently conducted without any conflict with, or infringement of, the rights of others, and (b) there is no claim pending or, to the best of Sellers' knowledge, threatened with respect to any such Intangible Property.

     3.19  Retransmission Agreements.   Buyer will not have any obligations
under the retransmission agreements applicable to the Sellers' CATV Systems to make any payments or carry additional programming.

     3.20 Representation of Cablevision. Cablevision represents and warrants that each Seller is a direct or indirect wholly-owned subsidiary of Cablevision.

     3.21 Tangible Capital Expenditures. The Sellers represent that for the period January 1, 1997 through June 30, 1997, they have recorded approximately $4,884,000 for Tangible Capital Expenditures.

4.   Representations and Warranties of Buyer.

     To induce Sellers to enter into this Agreement, Buyer represents and warrants to the Sellers as follows:

     4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to conduct its business and operations as presently conducted.

     4.02  Legal Capacity;  Approvals and Consents.

          (a) Authority and Binding Effect. The execution and delivery of this Agreement and the performance of Buyer's obligations hereunder have been duly and validly authorized by all requisite limited liability company action on the part of Buyer. Subject to Section 9.02 hereof and the receipt of Consents set forth on Schedule 4.05, Buyer has all requisite power and authority to execute and deliver this Agreement and to perform it obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors' rights generally and by the availability of equitable remedies.

          (b) No Breach or Violation. Subject only to obtaining the Consents set forth in Schedule 4.05, the execution, delivery and performance of this Agreement do not, and will not, contravene the articles of organization or the operating agreement of Buyer, and do not and will not: (i) conflict with or result in a breach or violation by Buyer of, or (ii) constitute a default by Buyer under, any Law, Judgment, contract, arrangement or understanding to which Buyer is a party or by which Buyer is subject or bound or may be affected except for any instances under (i) or (ii) which, individually or in the aggregate, have not, do not and would not reasonably be expected to materially adversely affect Buyer's ability to perform its obligations hereunder.

     4.03 Legal and Governmental Proceedings and Judgments. Except as may affect the cable television industry generally, there is no legal action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer, nor is there any Judgment outstanding against Buyer or to or by which Buyer is subject or bound which materially adversely affects the ability of Buyer to consummate any of the transactions contemplated hereby.

     4.04 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person, and is not aware of any claim or basis for any claim based upon any act or omission of Buyer or any of its affiliates, which may result in the obligation of Sellers to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.05 Buyer Consents. Except for the parties listed in Schedules 3.02 and 4.05, there are no parties whose approval or Consent, or with whom the filing of any certificate notice, application, report or other document, is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance of this Agreement by the Buyer, except where failure to obtain such Consent or approval or failure to make such filing has not had, does not have and would not reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations hereunder.

     4.06 Acquisition of Rights. As of the date hereof, Buyer has no actual knowledge of any reason relating to Buyer that any Governmental Authority or other party whose consent is required or contemplated hereunder, would refuse to consent to the transfer of CATV Instruments or any rights to Buyer hereunder or would condition granting of any such consent on the performance by Sellers or Buyer of any material obligation not expressly set forth herein.

     4.07 Financing Commitment Letter. There has heretofore been delivered to Cablevision a commitment letter of The Chase Manhattan Bank and Chase Securities Inc., dated August 18, 1997 (the "Financing Commitment Letter"), relating to the financing of the transaction contemplated hereby. As of the date hereof, the Financing Commitment Letter is in full force and effect.

5.   Covenants.

     5.01 Business of Sellers. From the date hereof to the Closing Date, and except as otherwise consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld), each Seller covenants and agrees as follows:

          (a) Business in Ordinary Course. Except as otherwise provided herein, Sellers shall conduct the CATV Business in the ordinary course, consistent with past practices. Sellers shall use reasonable commercial efforts to preserve the CATV Business intact, to retain the services of their Employees (including, in the sole discretion of the Sellers, the payment of bonuses or other incentives to retain such Employees) and agents, and to preserve their business relationships with, and the goodwill of, their customers, suppliers and others. Each Seller shall pay before delinquent all taxes and other charges upon or against such Seller or any of its properties or income, file when due all tax returns and other reports required by Governmental Authorities and pay when due all liabilities except those which it chooses to contest in good faith and by appropriate proceedings.

          (b) Books and Records. Each Seller shall maintain its books, accounts and records in the usual, regular and ordinary manner.

          (c) Litigation During Interim Period. Sellers will advise Buyer in writing promptly of the assertion, commencement or threat of any material claim, litigation, labor dispute, proceeding or investigation in which a Seller is a party or the Acquired Assets or CATV Business may be affected.

          (d) Material Contracts and Material CATV Instruments. Sellers shall deliver to Buyer copies of all Material Contracts and Material CATV Instruments that are entered into after the date hereof and prior to the Closing.

          (e) Maintenance of Acquired Assets. Sellers shall (i) maintain the Acquired Assets, including the plant and Equipment and Inventory related thereto, in good operating condition, except where the failure to so maintain would not reasonably be expected to have, individually or in the aggregate, a Regional Material Adverse Effect and (ii) in the event the Closing has not taken place prior to January 1, 1998, implement capital expenditures during 1998 up to and including the Closing Date, designed to maintain its physical plant and assets in the ordinary course of business consistent with past practices;

          (f) Disconnection. Sellers shall continue in all material respects their policies for disconnection and discontinuance of service to Basic Subscribers whose accounts are delinquent in accordance with those policies in effect on the date of this Agreement.

          (g) Disposal of Acquired Assets. Sellers shall not sell, transfer or assign any Acquired Assets other than in the ordinary course of business consistent with past practices.

          (h) New Contracts. Sellers, without consent of Buyer, shall not enter into any contract or commitment not on an arm's-length basis for the acquisition of goods or services relating to the CATV System or the CATV Business, exclusive of contracts or commitments with respect to capital expenditures, the performance of which will not be completed by the Closing Date and which involve an annual expenditure in excess of $50,000; provided, however, that if such contract or commitment is being entered into in the ordinary course of the CATV Business, then Buyer shall not unreasonably withhold consent.

          (i) Increased Compensation. Subject to Section 5.01(a), Sellers shall not increase in any material respect the compensation or benefits available to Employees of Sellers who work in the CATV Business except as required pursuant to existing written agreements or except in the ordinary course of business consistent with past practice.

          (j) Accounts Receivable Write-Offs. Sellers shall report and write off accounts receivable in accordance with past practices.

          (k) Amendments. Sellers shall not permit the amendment or cancellation of any Contract or CATV Instrument (other than those constituting Excluded Assets) which would, individually or in the aggregate, reasonably be expected to have a Regional Material Adverse Effect.

          (l) Inventories. Sellers shall maintain Inventories at normal levels consistent with past practice.

          (m) Marketing Programs. Sellers agree not to implement any new marketing program, policy or practice, or implement any rate change, retiering or repackaging (i) outside the ordinary course of business consistent with past practices or (ii) designed to temporarily increase the number of Basic Subscribers.

          (n) Employee Bonuses and Commissions. Within thirty (30) days of the date of this Agreement, Sellers will provide Buyer with a schedule, true and accurate in all material respects, listing, for each Employee who earned annual compensation in excess of $40,000 during 1996, such Employee's total compensation during 1996 (including salary, bonus and other compensation).

          (o)  Material Contracts and Material CATV Instruments.  Within thirty
     (30) days of the date of this Agreement, Sellers shall provide Buyer with a list of all Material Contracts and Material CATV Instruments that Buyer is assuming or acquiring, as the case may be.

     5.02  Access to Information.

          (a) Access by Buyer. Between the date of this Agreement and the Closing, Buyer shall have reasonable access upon reasonable notice during normal business hours to (i) all of the properties, books, reports, records, CATV Instruments and Contracts of Sellers, and Sellers shall furnish Buyer with all information it may reasonably request (ii) executive officers of Cablevision in connection with matters relating to or arising out of this Agreement and (iii) general managers of each Regional CATV System, provided that reasonable advance notice is given to an executive officer of Cablevision. All information obtained by Buyer pursuant to this Agreement and in connection with the negotiation hereof shall be used by Buyer solely for purposes related to this Agreement and the acquisition of the Acquired Assets and, in the case of non-public information, shall, except as may be required for the performance of this Agreement or by Law, or as may be required to secure the financing contemplated by the Financing Commitment Letter (or any Replacement Commitment Letter), or any other financing needed to consummate the transactions contemplated hereby be kept in strict confidence by Buyer.

          (b) Access by Sellers. Subsequent to the Closing, Buyer shall preserve and give to Sellers reasonable access upon reasonable notice during normal business hours to all of the books, reports, records, CATV Instruments and Contracts from files and records transferred to Buyer at the time of Closing, for the purposes of the preparation of tax returns, the defense of any claims asserted or which may be asserted with respect to which a Seller is the Indemnitor as contemplated by this Agreement, or other proper purposes.

     5.03 Notification of Certain Matters. Each party will promptly notify each other party of any fact, event, circumstance or action the existence or occurrence of which would cause any of such party's representations or warranties under this Agreement not to be true and correct in any material respect.

     5.04 Forms 394. If required, promptly after the date of this Agreement, the Sellers and Buyer shall, at their own expense, prepare and file properly prepared Applications for Franchise Authority Consent to Assignment or Transfer of Control or Cable Television Franchise FCC 394 with the local Government Authorities that have issued franchises to the Sellers, and shall file all additional information required by such franchises or applicable local Laws or that the Governmental Authorities deem necessary or appropriate in connection with their consideration of the request of the Sellers or Buyer that such authority approve of the transfer of the franchises included in the CATV Systems to Buyer.

     5.05 Monthly Financial Statements. Between the date of execution and delivery of this Agreement and the Closing Date, U.S. Cable shall deliver to Buyer within thirty-five (35) days after the end of each calendar month, unaudited consolidated financial reports in the form customarily prepared by U.S. Cable (which shall include in the consolidation ECC and Missouri, L.P.) with respect to the CATV Business and other reports with respect to the CATV Business (including, without limitation, capital expenditures to the CATV Business, reports setting forth the revenue and cash flow of the CATV Business for each month and year-to-date, subscriber information for basic subscribers and premium service units, disconnect requests, and such other information as Buyer may reasonably request which is in the form customarily prepared by U.S. Cable, beginning as soon as practicable after the date of this Agreement). Such financial statements and monthly operating statements shall present fairly and accurately in all material respects the consolidated financial condition and results of operations of U.S. Cable, ECC and Missouri, L.P., and the CATV Business for the period then ended and as of such dates and be prepared in accordance with GAAP consistently applied through the periods specified subject to normal year end adjustments.

     5.06  Covenant Not to Compete.  The term "Covenantors" as used in this
Section 5.06 shall be defined to mean each Seller and Cablevision Systems Corporation.

          (a) Each Covenantor, covenants and agrees that for a period of three years after Closing (or such period as allowed by law if less than three years), no Covenantor nor any corporation, firm or other entity controlled by such Covenantor (alone or in combination with any other Covenantor) will acquire, manage, operate or control, any cable television system, multichannel multipoint distribution system ("MMDS"), satellite master antenna system ("SMATV") or local multipoint distribution system ("LMDS") within the System Areas. Notwithstanding anything contained herein, the ownership of securities of any company which is "publicly held" and which do not constitute more than five percent (5%) of the voting rights or equity interests of such entity shall not constitute a violation of this covenant.

          (b) Each Covenantor agrees that in the event that any Covenantor commits a breach or threatens to commit a breach of any of the provisions of this Section 5.06 as a result of actions by such Covenantor or any corporation, firm or other entity controlled by such Covenantor, Buyer shall have the right and remedy to have the provisions of this Section 5.06 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach could cause immediate irreparable injury to Buyer and that money damages would not provide an adequate remedy at law for any such breach or threatened breach. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies including damages available to Buyer at law or in equity.

          (c)  If any of the provisions of, or covenants contained in, this
     Section 5.06 are hereafter construed to be wholly or to any extent invalid or unenforceable in any jurisdiction, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable, and the same shall not affect the remainder of the provisions to the extent not invalid or unenforceable in such jurisdiction or the enforceability thereof without limitation in any other jurisdiction.

     5.07 No Solicitation. Between the date of this Agreement and the Closing Date, Sellers shall not, and shall cause their partners, officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the CATV Business, engage in any negotiations concerning, or provide to any other Person any information or data relating to the CATV Business, the CATV Systems, the Acquired Assets, or Sellers for the purposes of, or have any discussions with any Person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other Person to seek or effect a sale of all or substantially all of the Sellers, the Acquired Assets, the CATV Systems or the CATV Business.

     5.08 Status of Financing Commitment Letter. Buyer shall give prompt notice to Sellers if the Financing Commitment Letter is withdrawn or materially modified and if a Replacement Commitment Letter is executed or withdrawn or materially modified.

6.   Deliveries at Closing.

     6.01 Deliveries by Sellers. At the Closing, Sellers will deliver or cause to be delivered to Buyer:

          (a) Such deeds (consisting of special warranty deeds unless Sellers received a lesser deed in connection with their acquisition of such property, then a quitclaim deed or such other form of deed as Sellers determine is appropriate based on advice of their counsel), certificates or title policies, bills of sale, endorsements, and other good and sufficient instruments of conveyance, transfer and assignment as are necessary to vest in Buyer the right, title and interest of Sellers in accordance herewith in and to the Acquired Assets in a form reasonably satisfactory to Buyer.

          (b) For each Seller, a certificate signed by a principal officer, dated as of the Closing, representing and certifying to Buyer as to the matters set forth in Sections 7.02, 7.03, 7.04 and 7.05.

          (c) A Bill of Sale, General Assignment and Instrument of Assumption of Liabilities in substantially the form of Exhibit B hereto.

          (d) An opinion of Sellers' Counsel, substantially in the form of Exhibit D hereto.

          (e)  An opinion of Sellers' FCC Counsel substantially in the form of
      Exhibit I hereto.

          (f) Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired.

          (g) Evidence in a form and substance reasonably satisfactory to Buyer of receipt of the Required Consents and approvals listed on Schedule 3.02 as required as conditions to the transactions contemplated hereunder have been obtained.

          (h) The Indemnity Escrow Agreement, in substantially the form attached hereto as Exhibit H, executed by Sellers.

          (i) If applicable, the Retained Systems Escrow Agreement, in substantially the form attached hereto as Exhibit F, executed by the applicable Sellers.

          (j) If applicable, the Management Agreement, in substantially the form attached hereto as Exhibit G, executed by the applicable Sellers.

     6.02 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Sellers:

          (a) The Purchase Price as provided in Section 2.02 less the Indemnity Escrow which shall be delivered to the Indemnity Escrow Agent as provided in Section 2.02.

          (b) A Bill of Sale, General Assignment and Instrument of Assumption of Liabilities in the form of Exhibit B hereto.

          (c) A certificate signed by a member or manager of Buyer dated as of the Closing, representing and certifying to Sellers as to matters set forth in Sections 8.02, 8.03, 8.04 and 8.05.

          (d) An opinion of Buyer's Counsel, substantially in the form of Exhibit E hereto.

          (e) Evidence in a form and substance reasonably satisfactory to Sellers that the Required Consents listed on Schedule 4.05 have been obtained.

          (f) Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired.

          (g) The Indemnity Escrow Agreement, in substantially the form attached hereto as Exhibit H, executed by Buyer.

          (h) If applicable, the Retained Systems Escrow Agreement, in substantially the form attached hereto as Exhibit F, executed by Buyer.

          (i) If applicable, the Management Agreement, in substantially the form attached hereto as Exhibit G, executed by Buyer.

7.   Conditions to the Obligations of Buyer.

     The obligations of Buyer to complete the transactions provided for herein are subject to the fulfillment, of all of the following conditions any of which may be waived in writing by Buyer:

     7.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied and the Required Consents described in Schedules 3.02 and 4.05, shall have been obtained and be in full force and effect. Notwithstanding the foregoing, to the extent that approvals and consents of Governmental Authorities have been obtained such that the number of Retained Basic Subscribers does not in the aggregate exceed ten percent (10%) of the Basic Subscribers, this closing condition shall have been fulfilled insofar as the consents and approvals of franchising authorities are concerned; provided, however, that upon completion of the Closing, the provisions of Section 9.06 hereof with regard to Retained Basic Subscribers shall apply.

     7.02 Sellers' Authority. All actions under the documents governing the Sellers that are necessary to authorize (i) the execution and delivery of this Agreement by Sellers and the performance by each Seller of its obligations under this Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Sellers and shall be in full force and effect on the Closing Date.

     7.03 Performance by Sellers. Each Seller shall have performed all of its agreements and covenants hereunder (including, without limitation, its covenants in Articles 5, 6 and 9) to the extent such are required to be performed at or prior to the Closing except (and other than with respect to covenants and agreements set forth in Section 6.01) where the failure to perform, individually or in the aggregate, as has not had, do not have or would not reasonably be expected to have, a CATV Business Material Adverse Effect or which does not have a material adverse affect on the ability of Sellers to consummate the transactions contemplated hereby.

     7.04 Absence of Breach of Warranties and Representations. The representations and warranties of Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby or the conduct of the CATV Business in accordance with Article 5 hereof between the date hereof and the Closing Date, or (ii) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a CATV Business Material Adverse Effect.

     7.05 Absence of Proceedings. No Judgment shall have been issued enjoining or preventing the consummation of the transactions contemplated hereby.

     7.06 Financing Withdrawal. (a) Since the date of this Agreement, there shall not have occurred a material adverse deterioration in the debt securities market for corporate issuers generally or in the debt securities market for the syndication of bank loans to corporate borrowers generally as a result of which The Chase Manhattan Bank or Chase Securities Inc. has exercised its rights under clause (iii) of the fourth paragraph of the Financing Commitment Letter not to provide the financing provided for therein as a result of such material adverse deterioration; provided, that if a Replacement Commitment Letter is obtained, then the condition set forth in this Section 7.06(a) shall be deemed satisfied unless such financing is no longer available to Buyer because the bank or banks or investment bank or investment banks party thereto, as a result of a material adverse deterioration in the debt securities market for corporate issuers generally or in the market for the syndication of bank loans to corporate borrowers generally occurring, in each case, after such Replacement Commitment Letter is executed by such bank or banks or investment bank or investment banks, exercises its or their rights under such Replacement Commitment Letter, not to provide the financing provided for therein as a result of such material adverse deterioration.

          (b) Since the date of this Agreement, there shall not have occurred a CATV Business Material Adverse Effect as a result of which The Chase Manhattan Bank or Chase Securities Inc. has exercised their rights under clause (ii) of the fourth paragraph of the Financing Commitment Letter not to provide the financing provided for therein as a result of a CATV Business Material Adverse Effect; provided, that if a Replacement Commitment Letter is obtained, then the condition set forth in this Section 7.06(b) shall be deemed satisfied unless such financing is no longer available to Buyer because the bank or banks or investment bank or investment banks party thereto, as a result of a CATV Business Material Adverse Effect occurring after such Replacement Commitment Letter is executed by such bank or banks or investment bank or investment banks, exercises its or their rights under such Replacement Commitment Letter not to provide the financing provided for therein as a result of such CATV Business Material Adverse Effect.

     7.07 Limitation on Retained Basic Subscribers. As of the Closing Date, there shall not be in the aggregate in excess of 10% of the Sellers' Basic Subscribers (i) in franchises with respect to which consent to transfer to the Buyer has not been obtained, (ii) in franchises that are expired as of the Closing Date, or which were expired as of the date of this Agreement but were renewed prior to the Closing Date for less than a period of time as agreed to by Buyer and Sellers, and (iii) in franchises due to expire prior to the date that is three (3) years after the Closing and with respect to which Sellers did not timely make a Section 626 Request with the proper Governmental Authority and which have not been extended or renewed prior to Closing for at least such period of time as agreed to by Buyer and Sellers. Each Basic Subscriber referred to in (i), (ii) or (iii) of this Section 7.07 is referred to as a "Retained Basic Subscriber".

8.   Conditions to the Obligations of Sellers.

     The obligations of Sellers to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Sellers.

     8.01 Receipt of Consents. The conditions specified in Section 9.02 shall have been satisfied, and the Required Consents described in Schedule 3.02 shall have been obtained and shall be in full force and effect and the approvals and consents of Governmental Authorities shall have been obtained such that the aggregate number of Retained Basic Subscribers does not exceed ten percent (10%) of the Basic Subscribers.

     8.02  Buyer's Authority.   All member or manager and other actions
necessary to authorize (i) the execution, delivery and performance by Buyer of this Agreement, and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Buyer and shall be in full force and effect on the Closing Date.

     8.03 Performance by Buyer. Buyer shall have performed in all material respects all covenants (including, without limitation, its covenants and agreements set forth in Article 5, 6, or 9) and agreements to be performed by it hereunder to the extent such are required to be performed at or prior to the Closing except (and other than with respect to covenants and agreements set forth in Section 6.02) where the failure to perform does not have a material adverse effect on the ability of Buyer and Sellers to consummate the transactions contemplated hereby.

     8.04 Absence of Breach of Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if then made, except to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby or the conduct of the CATV Business in accordance with Article 5 hereof between the date hereof and the Closing Date.

     8.05 Absence of Proceedings. No Judgment shall have been issued enjoining or preventing the consummation of the transactions contemplated hereby.

9.   Covenants.

     9.01 Compliance with Conditions. Each of the parties hereto covenants and agrees with the other to exercise reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder and each party shall use reasonable commercial efforts to notify promptly the other if it shall learn that any conditions to performance of either party will not be fulfilled.

     9.02  Compliance with HSR Act and Rules.

          (a) The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules are applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby.

          (b) Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and Rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties' actions to include, without limitation, (i) filing or causing to be filed the HSR Report required to be filed by them, or by any other Person that is part of the same "person" (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging drafts thereof) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Sellers and Buyer, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and
     (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

          (c) Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ or any agency or instrumentality of the Federal Government by an action to stay or enjoin such consummation, then Buyer and Sellers (each, a "Side") shall cooperate with each other, as reasonably requested, but not beyond the Outside Date, to contest such action until such Side does not reasonably believe that there are reasonable grounds to contest such action, at which time such Side shall have the right to terminate this Agreement unless the other of such Sides, at its sole cost and expense, elects to contest such action, in which case the noncontesting Side shall cooperate with the contesting Side and assist the contesting Side, as reasonably requested, to contest such action until such time as any party terminates this Agreement under this Section or Article 12. In the event that such a stay or injunction is granted (preliminary or otherwise), then either Buyer or Sellers may terminate this Agreement by prompt written notice to the other(s). If any other form of equitable relief affecting any party is granted to the FTC, the DOJ or other such agency or instrumentality, then such party may terminate this Agreement by prompt written notice to the other parties. Upon any termination pursuant to this Section 9.02(c) other than as a result of a breach of this Agreement, no party shall have any further obligation or liability to the other parties under this Agreement. To effectuate the intent of the foregoing provisions of this
    Section 9.02, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party or parties.

    9.03 Applications for Consent to Transfer the Acquired Assets. (a) Subject to Section 5.04 and Section 9.02, in order to secure requisite Consents to the transfer to Buyer of the Acquired Assets, Buyer with respect to the Consents listed on Schedule 4.05 and Sellers with respect to the Consents listed in Schedule 3.02, shall proceed as promptly as practicable and in good faith and using reasonable commercial efforts, to prepare, file and prosecute such application or applications as may be necessary to obtain each such consent or approval. Buyer and Sellers shall use reasonable commercial efforts to promptly assist each other and shall take such prompt and affirmative actions as may be reasonably necessary in obtaining such Consents required to be obtained hereunder and shall cooperate with each other in the preparation, filing and prosecution of such applications as may be reasonably necessary, and agree to furnish all information required by the approving entity, and to be represented at such meetings or hearings as may be scheduled to consider such applications. Buyer agrees to negotiate in good faith with any applicable Governmental Authority with respect to any reasonable request made by such Governmental Authority in connection with obtaining any Consents, renewals or extensions. Without limiting in any respect the foregoing, each party agrees to file applications acceptable to all parties with all appropriate Governmental Authorities for all consents or approvals required to consummate the transactions hereunder within forty-five
(45) days after the date of this Agreement.

          (b) Buyer agrees that, except as provided in the following sentence, it will not, without the prior written consent of Sellers, take any action to amend or that would amend or modify any application filed as provided in this Section 9.03 after the date that such application is accepted as complete. Buyer and Sellers agree that Buyer may amend or modify one time any such application or applications previously filed without the consent of Sellers so long as such amendments or modifications are required by applicable Law; provided, that if, as a result of such amendments or modifications, the conditions precedent to Closing cannot be satisfied by the Outside Date, then Buyer and Sellers agree that the Outside Date shall automatically be extended to the first date on which the approval period with respect to such amendments or modifications shall have expired, but in no event beyond twelve months from the date of this Agreement. In the event that Buyer breaches the provisions of this Section 9.03(b) and as a direct result thereof the conditions precedent to Closing cannot be satisfied by the Outside Date, as extended, then Sellers may (if they so elect) (i) extend the Outside Date in Section 12.01 to a date that will give effect to any resulting delay; or (ii) terminate this Agreement under Section 12.02 hereof.

     9.04 Records, Taxes and Related Matters. Sellers and Buyer shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, on reasonable notice, for a seven
(7) year period after the Closing Date with respect to all transactions of the CATV Business occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operation and cash flows of the CATV Business for any period prior to the Closing. In the case of records owned by Sellers, such records shall be made available at Sellers' executive office, and in the case of records owned by Buyer, such records shall be made available at the office at which such records are maintained. As used in this
Section 9.04, the right of inspection includes the right to make copies for reasonable business purposes. In all cases where Buyer, pursuant to the terms hereof, has assumed Sellers' liability for the payment of taxes (including, without limitation, deposits), Buyer shall (unless and to the extent otherwise requested by Sellers) prepare and file all returns, reports, information statements, forms or other documents required to be filed with respect to such taxes, all in a timely and proper fashion and as may be reasonably necessary or appropriate to assure that Sellers shall be in material compliance with law, and Buyer shall pay or cause to be paid all such taxes when due.

     9.05 Non-Assignment. Notwithstanding any provision to the contrary contained herein (but not in limitation of Sellers' obligations under Section
9.03 or the conditions set forth in Section 7.01), Sellers shall not be obligated to assign to Buyer any Contract or CATV Instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Sellers shall, to the extent reasonably necessary, cooperate with Buyer in any commercially reasonable arrangement designed to provide the benefits thereof to Buyer. Without limiting the generality of any provision elsewhere herein contained, the non-assignment of any of the foregoing shall not, to the extent that it is otherwise an Assumed Liability hereunder, alter its status as such or relieve Buyer of its obligations or liabilities with respect thereto so long as and only to the extent Buyer obtains the benefit of the Acquired Asset relating to such Assumed Liability.

     9.06  Retained Franchises.    After satisfaction or waiver of the
conditions precedent to Buyer's obligation to close as set forth in Section 7.01, those CATV Licenses (and all assets related thereto) that pertain to Retained Basic Subscribers (the "Retained Franchises") shall be retained by the Seller which holds the Retained Franchises and subsequently transferred to the Buyer or otherwise disposed of in accordance with the terms hereof.

     (a) Concurrent with the Closing hereunder, the applicable Seller and the Buyer shall enter into a management agreement with respect to each of Retained Franchises in the form of the management agreement attached as Exhibit G hereto (the "Management Agreement").

      (b) Sellers and Buyer shall continue to cooperate in attempting to secure renewal or extension of, or approval of the transfer of, as the case may be, each Retained Franchise, in accordance with the provisions of
   Section 9.03 hereof and where a renewal application is pending at Closing, renewals of the Retained Franchise.

       (c) The Retained Franchises shall be managed in accordance with the Management Agreement referred to in clause (a) above and the Retained Franchise Price shall be released to Buyer or Sellers, as the case may be, in accordance with the terms of the Retained Systems Escrow Agreement.

     9.07 Use of Names and Logos. For a period of one hundred and twenty (120) days after the Closing Date, Buyer shall be entitled to use trademarks, trade names, service marks, service names, logos, and similar proprietary rights of Sellers to the extent incorporated in the Acquired Assets transferred to it at Closing; provided that Buyer shall use commercially reasonable efforts to remove all names, marks, logos and other rights of Seller from the Acquired Assets as soon as reasonably practicable after Closing.

     9.08 Audited Financial Statements. Sellers shall deliver to Buyer audited consolidated financial statements for U.S. Cable and its consolidated subsidiaries as of and for the year ended December 31, 1997 within ninety (90) days of December 31, 1997.

10. Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification.

     10.01  Survival of Representations, Warranties, Covenants and Other
Agreements.    All representations, warranties, covenants and other agreements made by the parties to this Agreement (other than representations and warranties set forth in (i) Section 3.06(d) which shall survive the Closing for a period of two (2) years and (ii) Section 3.05, Section 3.06(a) or relating to claims by third parties with respect to Excluded Liabilities which shall each survive the Closing for the period ending 60 days after the expiration of the relevant statute of limitations applicable to such claims) shall survive the Closing for a period of one year, and shall thereafter terminate.

     10.02  Indemnification by Sellers.

         (a) Indemnity. Subject to Section 10.01 and Section 10.05, Sellers agree to indemnify, defend and hold harmless Buyer, its affiliates and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns (a "Seller Indemnified Party"), from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) (collectively, "Losses") to which they may become subject as a direct result of (x) the Excluded Liabilities and (y) any and all misrepresentations or breaches of a representation herein or warranty (other than that contained in Section 3.06(d), which is provided for in Section 10.05) or the nonperformance or breach of any covenants or agreements of Sellers contained herein.

         (b) Payment. Any obligations of Sellers under the provisions of this Article (including, for the avoidance of doubt, Section 10.05) shall be paid promptly to the Seller Indemnified Party by the Sellers and shall represent a retrospective adjustment to Purchase Price. The amount of such payment (and adjustment) shall be equal to the amount of the Loss incurred by the Seller Indemnified Party on account of the matter for which indemnification is required hereunder less any payments made or to be made to the Seller Indemnified Party under any insurance, indemnity or similar policy or arrangement.

         (c) Buyer's Basket. Notwithstanding anything contained herein to the contrary, the indemnification provided above shall apply only to the extent that, and not until, the aggregate of all amounts subject to indemnification under this Section 10.02 exceeds two million five hundred thousand Dollars ($2,500,000) (the "Buyer's Basket"). In any event, the maximum amount that Sellers will be required to pay under this Section
     10.02 and Section 10.05 in respect of all claims by all parties is fifteen million Dollars ($15,000,000); provided, however that the Buyer's Basket and $15,000,000 maximum shall not apply to claims relating to (i) Excluded Liabilities and (ii) Rate Refund Adjustments paid by Buyer (in cash or on credit) and as to which Sellers have been given a complete opportunity to contest, dispute, defend against and appeal by appropriate proceedings.
     For avoidance of doubt, amounts paid by Buyer under Section 10.05 shall not apply toward Buyer's Basket.

         (d) Programming Service. To the extent that any action is brought against Buyer by a programming supplier as a result of Buyer's failure to carry a programming service pursuant to such supplier's contract with

     Sellers, Sellers shall indemnify Buyer for all Losses incurred by Buyer in connection therewith.

     10.03  Indemnification by Buyer.

         (a) Indemnity. Subject to Section 10.01, Buyer agrees to indemnify, defend and hold harmless Sellers and their respective shareholders, partners, directors, officers, employees, agents, successors and assigns (a "Buyer Indemnified Party"), from and against all Losses to which they may become subject as a direct result of: (i) any and all misrepresentations or breaches of a representation or warranty or the nonperformance or breach of any covenant or agreement of Buyer contained herein; (ii) the Assumed Liabilities; or (iii) the ownership and operation of the Acquired Assets and the CATV Business after the Closing.

         (b) Payments. Any obligations of Buyer under the provisions of this Article shall be paid promptly to the Buyer Indemnified Party by Buyer. The amount of such payment shall be equal to the amount of the Loss incurred by the Buyer Indemnified Party on account of the matter for which indemnification is required hereunder less any payments made or to be made to the Buyer Indemnified Party under any insurance, indemnity or similar policy or arrangement.

         (c) Sellers' Basket. Notwithstanding anything contained herein to the contrary, the indemnification provided above shall apply only to the extent that, and not until, the aggregate of all amounts subject to indemnification under this Section 10.03 exceeds two million five hundred thousand Dollars ($2,500,000)(the "Sellers' Basket"). In any event, the maximum amount that Buyer will be required to pay under this Section 10.03 in respect of all claims by all parties is fifteen million Dollars ($15,000,000); provided, however, that the Sellers' Basket and $15,000,000 maximum shall not apply to claims relating to Assumed Liabilities.

     10.04 Third Party Claims. If any claim ("Asserted Claim") covered by the foregoing indemnities is asserted against any indemnified party ("Indemnitee"), it shall be a condition to the obligations under this Article that the Indemnitee shall promptly give the indemnifying party ("Indemnitor") notice thereof in accordance with Section

13.05. The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor's expense, and Indemnitee shall extend reasonable cooperation in connection with such defense. If the Indemnitor fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay. Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this Article 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld; provided, that the Indemnitor may settle, compromise or make any other disposition of Asserted Claims if the same includes a complete discharge of the Indemnitees.

     10.05 Environmental Matters. Buyer may perform, at its option and at its own expense, Phase I environmental site assessments and asbestos studies (the "Environmental Reports") of the Real Property performed by one or more reputable environmental firms designated by Buyer and reasonably acceptable to Sellers. Buyer covenants to notify Sellers of any adverse environmental conditions affecting the Real Property of which it has knowledge prior to Closing. If environmental conditions are uncovered as a result of obtaining such Environmental Reports or as a result of subsequent investigations conducted by Buyer after Closing pursuant to such Environmental Reports and (i) remediation of such conditions is required by Environmental Law or such conditions, if not remediated, would in their then existing state reasonably be expected to subject Buyer to fines or penalties as a result of such conditions violating Environmental Law or (ii) Sellers' representations and warranties in
Section 3.06(d) are breached, then (a) Buyer will pay the first five hundred thousand Dollars ($500,000) of actual out-of-pocket remediation expense associated with such environmental conditions, (b) Buyer, on the one hand, and Sellers, on the other hand, will share equally the next five million Dollars ($5,000,000) of actual out-of-pocket remediation expense associated with such environmental conditions, and (c) Sellers will pay all of the remainder of such actual out-of-pocket remediation expense associated with the environmental conditions; provided, however, in no event will Sellers pay in excess of fifteen million Dollars ($15,000,000) in the aggregate as a result of payments made under this Section 10.05 and Section
10.02 and, provided further, that Buyer shall have no obligation to pay or incur any remediation expense unless and until the Closing shall have occurred. Any environmental conditions uncovered as a result of performing the Environmental Reports will not affect the Closing, unless as a result thereof, a condition precedent to Closing cannot be satisfied. Sellers and Buyer agree that Buyer shall not be entitled to make any claims against Seller pursuant to this Section
10.05 subsequent to the date that is two (2) years after the Closing.

     10.06     Sole Remedy Upon Closing.     Sellers and Buyer agree (a) that
the indemnification under Sections 10.02 and 10.05 of this Agreement is the sole remedy of the Buyer for a breach of this Agreement by Sellers in the event the transactions contemplated by this Agreement are consummated and (b) that the indemnification under Section 10.03 of this Agreement is the sole remedy of the Sellers for a breach of this Agreement by Buyer in the event the transactions contemplated by this Agreement are consummated.

11.  Further Assurances.

     From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other parties and take such other actions as the other parties reasonably may request to effect the purposes and intent of this Agreement; provided, however, that nothing in this Agreement shall be deemed to require or permit the Sellers or Buyer to take any action that would otherwise require approval of any CATV Licenses by any Governmental Authority prior to the time such approval is obtained.

12.  Closing.

     12.01 Closing. The Closing shall take place at the offices of Buyer's counsel at 10:00 A.M., local time, on the fifth (5th) business day after all consents required as conditions to the sale as provided in Section 7.01 have been received (the "Closing Date"); provided, however, that unless Buyer so agrees, the Closing shall not occur prior to

December 1, 1997; and provided further that if the Closing shall not have occurred prior to the expiration of nine months from the date of this Agreement or as extended pursuant to Section 9.03 (the "Outside Date"), this Agreement shall terminate unless otherwise provided by the mutual written agreement of Buyer and Sellers. If, as of the Outside Date, the Closing cannot be effected, all parties hereto shall be released from all obligations hereunder other than obligations arising from a breach or default hereunder, and each party hereto will bear expenses as provided in Section 13.06 hereof. At the Closing, the parties hereto shall execute and deliver all instruments and documents as shall be necessary in the reasonable opinion of counsel for the respective parties to consummate the transactions contemplated herein.

     12.02 Termination. In addition to the termination provided for in Section 12.01, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

         (a) At any time, by the mutual written agreement of Buyer and Sellers;

         (b) By Buyer, upon and effective as of the date of written notice to Sellers, if any of the conditions to the obligations of Buyer set forth in
     Article 7 shall not have been waived or satisfied at the time of the Closing;

         (c) By Buyer, if there has been a breach by Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement, and such breach shall not have been cured within a reasonable time after notice thereof to Sellers, or cannot reasonably be cured, in either case, such that the provisions of Sections 7.01, 7.02, 7.03, 7.04 or
     7.07 of this Agreement are incapable of being satisfied by the Outside
     Date;

         (d) By Sellers, upon and effective as of the date of written notice to Buyer, if any of the conditions to the obligations of Sellers set forth in Article 8 shall not have been waived or satisfied at the time of the Closing;

         (e) By Sellers, if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach shall not have been cured within a reasonable time after notice thereof to Buyer or cannot reasonably be cured, in either case, such that the provisions of Sections 8.01, 8.02, 8.03, 8.04 or 7.07 of this Agreement are incapable of being satisfied by the Outside Date;

         (f) By Sellers or Buyer, upon and effective as of the date of written notice to the other parties, pursuant to the termination provisions of
     Section 9.02(c);

         (g) By Sellers, upon and effective as of the date of written notice to Buyer, pursuant to the termination provisions of Section 9.03(b);

         (h) By Sellers, (i) if the Financing Commitment Letter has been withdrawn or modified in any material respect and Buyer has not obtained a Replacement Commitment Letter(s) within 90 days of such withdrawal or material modification, or (ii) if Buyer has obtained a Replacement Commitment Letter(s), and such Replacement Commitment Letter(s) has been withdrawn or modified in a material respect and such Replacement Commitment Letter(s) has not been replaced with another Replacement Commitment Letter within 90 days of such withdrawal or modification;

         (i) By Buyer if Sellers refuse to proceed or tender performance at Closing; or

         (j) By Sellers if Buyer refuses to proceed or tender performance at Closing.

     12.03  Remedies Upon Default.

         (a)  Buyer's Default.  Subject to the last sentence of this
     Section 12.03(a), if (i) Sellers terminate this Agreement pursuant to
     Section 12.02(d) as a result of any of the conditions set forth in Sections 8.01, 8.02, 8.03 or 8.04 not having been satisfied at the time the Closing should have otherwise occurred and such failure to have any such condition satisfied is due to Buyer's breach of any material term, condition, covenant or agreement of this Agreement or, (ii) if this Agreement shall terminate pursuant to Section 12.01 or Section 12.02(g) and such failure of the Closing to occur on or prior to the Outside Date is due to Buyer's breach of any material term, condition, covenant or agreement of this Agreement, or (iii) Sellers terminate this Agreement pursuant to

     Section 12.02(j) because Buyer refuses to proceed or tender performance at the Closing, or (iv) Sellers terminate this Agreement pursuant to Section 12.02(e) or Section 12.02(h), then, unless, in the case of clause (iii), at the Closing there is a nonfulfillment of any of the conditions precedent specified in Article 7 hereof (other than as a result of Buyer's breach of its obligations hereunder) or unless in the case of clause (i), (ii), (iii) or (iv) Sellers are in material breach under this Agreement, Sellers shall be entitled to receive the deposit in the Earnest Money Escrow, pursuant to the Earnest Money Escrow Agreement. The parties agree that such payment to Sellers shall constitute liquidated damages and not a penalty and that the amount of such liquidated damages are reasonable in light of the nature of the harm to Sellers and the difficulty in assessing actual damages.

         (b) Seller's Default. If (i) Buyer terminates this Agreement pursuant to Section 12.02(b) as a result of any of the conditions set forth in Section 7.01, 7.02, 7.03 or 7.04 not having been satisfied at the time the Closing should have otherwise occurred and such failure to have any such condition satisfied is due to Sellers' breach of any material term condition, covenant or agreement of this Agreement or, (ii) if this Agreement shall terminate pursuant to Section 12.01 and such failure of the Closing to occur on or prior to the Outside Date is due to Sellers' breach of any material term, condition, covenant or agreement of this Agreement, or (iii) Buyer terminates this Agreement pursuant to Section 12.02(i) because Sellers refuse to proceed or tender performance at the Closing, or
     (iv) Buyer terminates this Agreement pursuant to Section 12.02(c) then, unless in the case of clause (iii), at the Closing there is a nonfulfillment of any of the conditions precedent specified in Article 8 hereof (other than as a result of Sellers' breach of its obligations hereunder) or unless in the case of clause (i), (ii), (iii) or (iv) Buyer is in material breach under this Agreement, Buyer shall be entitled to recover Damages from Sellers suffered by Buyer as a result of such breach but in no event shall Buyer be entitled to recover in excess of $15,000,000 as a result of damages suffered hereunder. Alternatively, if at any time on or prior to the Closing Date, Sellers shall be in material breach or be in material default of their obligations under this Agreement, including if the Closing does not occur due to the refusal by Sellers to proceed or tender performance at Closing in violation of their obligations under this Agreement, and, with respect to any such breach or default by Sellers occurring prior to the time the conditions set forth in Section 7 and 8 hereof have been waived or satisfied, provided that Buyer is not then in material breach or in material default of its obligations under this Agreement, Buyer shall be entitled to require Sellers to specifically perform and consummate the transactions in accordance with this Agreement, if necessary, through injunction, court order or other process, and to recover from Sellers any costs and expenses incurred by Buyers in connection therewith. The remedy of specific performance is in addition to, and Buyer shall be entitled to, any and all other rights and remedies at law, including damages, available to Buyer in accordance with the terms of this Agreement, provided that in no event shall Buyer be entitled to recover in excess of $15,000,000 as a result of damages suffered hereunder, and provided further that the remedy of specific performance is only available if Buyer does not terminate this Agreement and does not proceed at law for damages from Sellers.

     12.04 Return of Earnest Money Escrow. Subject to Section 12.03(a) of this Agreement and the terms of the Earnest Money Escrow Agreement, upon the termination of this Agreement, the Earnest Money Escrow, together with any income thereon, shall be returned, paid or delivered to Buyer, as the case may be.

13.  Miscellaneous.

     13.01 Amendments; Waivers. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision. Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof. Each of ECC and Missouri, L.P. agree that with respect to any amendment, modification, waiver, change or discharge of any term or provision hereof,

U.S. Cable may act for and on behalf of ECC and Missouri, L.P., respectively, and that any notice given by or to U.S. Cable in accordance with the terms hereof shall be deemed given by or to each of them and that all notices given hereunder by Sellers shall be given by U.S. Cable.

     13.02 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than any letter or agreement that specifically refers to this Section 13.02. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

     13.03 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that Buyer may assign its rights under this Agreement to one or more entities that are subsidiaries of the Buyer so long as such entity or entities assume the obligations of Buyer under this Agreement, including the obligation to assume the Assumed Liabilities at Closing.

     13.04 Construction; Counterparts. The Article and Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

     13.05 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person or by facsimile, or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one business day after delivery to a nationally recognized overnight courier service, and addressed as follows:

     If to Sellers:      U.S. Cable Television Group, L.P.
                         ECC Holding Corporation
                         Missouri Cable Partners, L.P.

                         c/o U.S. Cable Television Group, L.P.
                         One Media Crossways
                         Woodbury, New York 11797
                         Telephone:  (516) 364-8450
                         Facsimile:  (516)
                         Attention:  General Counsel

     copies to:          Cablevision Systems Corporation
                         One Media Crossways
                         Woodbury, New York 11797
                         Telephone: (516) 364-8450
                         Facsimile: (516)
                         Attention: General Counsel

                                   and

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York  10004
                         Telephone: (212) 558-4000
                         Facsimile: (212) 558-3588
                         Attention: John P. Mead


     If to Buyer:        Mediacom LLC
                         90 Crystal Run Road Suite 406-A
                         Middletown, New York 10940
                         Telephone: (914) 695-2600
                         Facsimile: (914) 695-2699
                         Attention: Rocco B. Commisso


     copies to:          Cooperman Levitt Winikoff Lester &
                           Newman, P.C.
                         800 Third Avenue
                         New York, New York 10022
                         Telephone: (212) 688-7000
                         Facsimile: (212) 755-2839
                         Attention: Robert L. Winikoff, Esq.

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.05.

     13.06 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

     13.07 Non-Recourse. No partner, officer, director, shareholder or other holder of an ownership interest of or in any party to this Agreement shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

     13.08 Third Party Beneficiary. This Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement.

     13.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

     13.10 Press Releases. No press release or other public information relating to the purchase and sale contemplated in this Agreement shall be made or disclosed by any party hereto without the consent of the other parties; provided however, that any party may disclose such information if reasonably deemed to be required by law by the legal counsel for such party.

     13.11 Severability. If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         SELLERS:

                         U.S. CABLE TELEVISION GROUP, L.P.

                         By:  V Cable G.P., Inc., a general partner

                              By /s/ Barry J. O'Leary
                                Name:Barry J. O'Leary
                                Title:Senior Vice President,
                                         Finance and Treasurer

                    ECC HOLDING CORPORATION


                              By /s/ Barry J. O'Leary
                                Name:Barry J. O'Leary
                                Title:Senior Vice President,
                                         Finance and Treasurer

                    MISSOURI CABLE PARTNERS, L.P.

                    By:  V-C Mo. G.P., Inc., a general partner

                              By /s/ Barry J. O'Leary
                                Name:Barry J. O'Leary
                                Title:Senior Vice President,
                                        Finance and Treasurer

                    BUYER:  MEDIACOM LLC

                              By /s/ Rocco B. Commisso
                                Name:  Rocco B. Commisso
                                Title: Manager

                    CABLEVISION SYSTEMS CORPORATION

                              By /s/ Barry J. O'Leary
                                Name:Barry J. O'Leary
                                Title:Senior Vice President,
                                        Finance and Treasurer
                                     (only as to Sections 3.20 and 5.06)

                                     EXHIBIT B

                        BILL OF SALE, GENERAL ASSIGNMENT
                  AND INSTRUMENT OF ASSUMPTION OF LIABILITIES


     This BILL OF SALE, GENERAL ASSIGNMENT AND INSTRUMENT OF ASSUMPTION OF LIABILITIES is dated __________, 1997 and made by and among U.S. Cable Television Group, L.P., a Delaware limited partnership ("U.S. Cable"), ECC Holding Corporation, a Delaware corporation ("ECC"), and Missouri Cable Partners, L.P., a Delaware limited partnership (together with U.S. Cable and ECC, the "Sellers") and [Mediacom subsidiary], a Delaware limited liability company ("Buyer").

     WHEREAS, pursuant to an Asset Purchase Agreement (the "Agreement"), dated as of the 29th day of August, 1997 by and among Sellers, Cablevision Systems Corporation, a Delaware corporation, and Mediacom LLC, a New York limited liability company, as assigned by Mediacom LLC to Buyer with [respect to the CATV Systems described herein], Sellers have agreed to sell and assign, and Buyer has agreed to purchase, certain property and assets of Sellers that are owned or used in connection with their cable television systems in the geographical areas as described in Exhibit A [to the Agreement/hereto] for the price and on the terms and conditions set forth in the Agreement (the "Systems"); and

     WHEREAS, in partial consideration therefor, the Agreement requires Buyer to assume certain of the obligations of Sellers with respect to the Systems.

     NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for and in consideration of the premises set forth in the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereunder, the parties hereto hereby agree as follows:

     1. Upon the terms and subject to the conditions of the Agreement, Sellers have bargained and sold, and by these presents do grant, bargain, sell, convey, transfer, assign and deliver to Buyer, its successors and assigns, all of Sellers' right, title and interest in and to the Acquired Assets, the CATV Systems and the CATV Business, with such representations, warranties and covenants as are set forth in the Agreement.

     TO HAVE AND TO HOLD said Acquired Assets unto Buyer, its successors and assigns, to and for its and their own proper use and benefit.

     For the consideration aforesaid, Sellers hereby irrevocably constitute and appoint Buyer the true and lawful attorney of Sellers, with full power of substitution, and give and grant unto Buyer, its successors and assigns, and each of them, full power and authority in the name of Sellers, their successors and assigns, or in the name of Buyer, at any time and from time to time, to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets, to institute and prosecute all actions, suits and proceedings which Buyer may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all actions, suits and proceedings in respect of any of the Acquired Assets; with like power and as fully as Sellers could or might have done, hereby ratifying and confirming all and whatever Buyer, its successors and assigns, or any of them shall lawfully do or cause to be done in accordance with the terms of the Agreement and this Bill of Sale, General Assignment and Instrument of Assumption of Liabilities.
Sellers acknowledge and agree that such powers are coupled with an interest and shall not be revocable by them in any manner or for any reason and that Buyer shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.

     Except as expressly provided in the Agreement, Sellers hereby expressly disclaim any and all warranties or representations made to Buyer, whether relating to the condition, the operation, the adequacy or otherwise of the personal property which is part of the Acquired Assets. IN THAT CONNECTION, EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT, BUYER HEREBY AGREES THAT IT WILL ACCEPT THE PERSONAL PROPERTY WHICH IS PART OF THE ACQUIRED ASSETS "AS IS" AND "WHERE IS". EXCEPT AS AFORESAID, SELLERS MAKE NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER ORAL OR WRITTEN, OR EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR THE CONDITION OF THE PERSONAL PROPERTY WHICH IS PART OF THE ACQUIRED ASSETS OR THE FITNESS OR SUITABILITY THEREOF FOR ANY PARTICULAR OR GENERAL USE OR PURPOSE EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT.

     2. Upon the terms and subject to the conditions of the Agreement, from and after the date hereof, Buyer hereby assumes and agrees to pay, perform and discharge, all of the Assumed Liabilities.

     Anything herein to the contrary notwithstanding, Buyer is specifically not assuming any of the Excluded Liabilities.

     Nothing contained herein shall be deemed to deprive Buyer of any defenses, set-offs or counterclaims (the "Defenses") which Sellers may have had or which Buyer shall have with respect to any of the Assumed Liabilities. Sellers hereby transfer, convey and assign to Buyer all of the Defenses and agree to cooperate with Buyer to maintain, secure, perfect and enforce the Defenses.


     3. Each of the Sellers and Buyer, by their execution of this instrument, hereby acknowledges and agrees that neither the representations and warranties made by Sellers or Buyer nor the obligations or the rights and remedies of Sellers or Buyer under the Agreement, all of which shall remain in effect in accordance with the provisions of the Agreement, shall be deemed to be enlarged, modified or altered in any way by this instrument, or any other conveyance instrument executed by the parties in connection with the transactions contemplated by the Agreement.

     4. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Agreement. The terms hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any breach of any term hereof shall be deemed to be or construed as a waiver of any other breach of any other term hereof. This instrument, together with the Agreement and Schedules and Exhibits thereto, sets forth the entire understanding and agreement between the party with reference to the subject matter hereof. THIS INSTRUMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING THE CHOICE OF LAW RULES THEREOF, AND THE JURISDICTION AND VENUE OF ANY CAUSE OF ACTION ARISING OUT OF THIS INSTRUMENT SHALL BE IN NEW YORK, NEW YORK. The terms hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns. This instrument shall not be assignable by any party without the prior written consent of the other parties, and any assignment without such consent shall be void and of no effect. In the event that any one or more of the provisions contained herein or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby, unless any manifest injustice or inequity would result from the applicability and enforceability of such remaining provisions. This instrument may not be modified, amended or terminated, except by a written agreement specifically referring to this instrument signed by Buyer and Sellers. This instrument may be executed in one or more counterparts, all of which taken together, shall be deemed one original.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale, General Assignment and Instrument of Assumption of Liabilities to be duly executed by their authorized officers as of the day and year first above written.

                         SELLERS:

                         U.S. CABLE TELEVISION GROUP, L.P.

                         By: V Cable G.P., Inc., its general
                                 partner

                              By:___________________________
                                 Name:
                                 Title:

                         ECC HOLDING CORPORATION


                         By:___________________________
                            Name:
                            Title:


                         MISSOURI CABLE PARTNERS, L.P.

                         By: V-C Mo. G.P., Inc., its general
                                partner

                              By:___________________________
                                 Name:
                                 Title:

                         BUYER:

                         [MEDIACOM SUBSIDIARY]

                         By: Mediacom LLC, a member


                              By:___________________________
                                 Name:
                                 Title:

                                   EXHIBIT C

                       EARNEST MONEY ESCROW AGREEMENT


     This Earnest Money Escrow Agreement (the "Escrow Agreement") is made and entered into this 29th day of August, 1997, by and among U.S. Cable Television Group, L.P., a Delaware limited partnership ("U.S. Cable"), ECC Holding Corporation, a Delaware corporation ("ECC"), Missouri Cable Partners, L.P., a Delaware limited partnership ("Missouri"), (together "Sellers"), Mediacom LLC, a New York limited liability company ("Buyer"),and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent").

                                 R E C I T A L S:

     A. Sellers, Buyer and Cablevision Systems Corporation, a Delaware corporation, entered into that certain Asset Purchase Agreement dated as of August 29, 1997 (the "Agreement") pursuant to which Sellers agreed to sell, and Buyer agreed to purchase, certain of Sellers' properties and assets as described in the Agreement.

     B. In accordance with the terms of the Agreement, Buyer shall simultaneously deposit, as an earnest money deposit, an irrevocable transferrable letter of credit, dated August 29, 1997 (the "Letter of Credit") issued by The Chase Manhattan Bank in the amount of Fifteen Million Dollars ($15,000,000), upon the terms set forth in the Agreement and this Escrow Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the execution and delivery hereof, the parties hereto do mutually agree as follows (terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement):

     1. Agent. Sellers and Buyer hereby appoint and designate the Escrow Agent as escrow agent for the purposes herein set forth. All references to the "Escrow Agent," as that term is used herein, shall refer to the Escrow Agent solely in its capacity as such, and not to it in any other capacity whatsoever whether as individual, agent, fiduciary, trustee or otherwise. The Escrow Agent shall have no obligation to assure, or participate in the enforcement or performance of the Agreement whether or not the Escrow Agent shall have knowledge or notice of the terms thereof, or any acts or omissions relating thereto.

     2. Deposit of Escrow Money. Pursuant to the terms of the Agreement, on the date hereof, Buyer is delivering to the Escrow Agent the Letter of Credit to be held and administered by the Escrow Agent in accordance with the terms hereof. The term "Escrow Deposit" as used herein refers to such Letter of Credit, and the proceeds thereof and earnings thereon, if any, less disbursements or payments authorized as provided herein.

     3.   Investment of Escrow Money in the Escrow Account.

     (a) If the Escrow Deposit consists of the proceeds of the Letter of Credit, the Escrow Agent shall invest the money in the Escrow Deposit in Permitted Investments (as defined herein) as instructed jointly by Buyer and Sellers in writing from time to time during the term of this Escrow Agreement. Any and all investment earnings on the Escrow Deposit shall be held by the Escrow Agent and dealt with and paid in the same manner as set forth in Section 5 hereof. Decisions as to purchase or sale of each such Permitted Investment shall be made jointly by the Buyer and Sellers and, in the event Buyer and Sellers do not agree with respect to such decisions, the Escrow Deposit will be invested by the Escrow Agent in the Permitted Investments set forth in Section 3(b)(v).

     (b) As used herein, "Permitted Investments" means: (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within three (3) months from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within three (3) months from the date of acquisition thereof and having, at the time of acquisition, the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper having, at the time of acquisition, the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc. maturing within three (3) months from the date of acquisition thereof; (iv) certificates of deposit, other time deposits, and bankers' acceptances maturing within three (3) months from the date of acquisition thereof issued by the Escrow Agent or any bank operating under the laws of the United States of America or any state thereof or the District of Columbia which has combined capital and surplus of not less than $500,000,000; or (v) institutional money market funds organized under the laws of the United States of America or any state thereof that invest solely in any of the investments permitted under clauses (i), (ii), (iii) and
(iv) hereof.

     (c) To the extent that any portion of the Escrow Deposit may not be readily invested in such investments, the Escrow Agent may invest such portion of the Escrow Deposit in a money market trust account or interest bearing deposit account of the Escrow Agent, as jointly instructed by Sellers and Buyer. The Escrow Agent shall have no authority or duty to invest the Escrow Deposit in any other obligations except as provided in this Section 3. The Escrow Agent may use its own bond department in investing the Escrow Deposit as aforesaid. In no event shall any part of the Escrow Deposit be commingled with any other funds held by the Escrow Agent or any of its parents, subsidiaries, or affiliates. Escrow Agent in its capacity as escrow agent hereunder shall not have liability for any loss sustained as a result of any investment made pursuant to the instructions of the parties hereto as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Deposit or any earnings thereon.

     4.   Presentation and Payment of Claims.

     (a) Any claim by Buyer or Sellers for the Escrow Deposit (each, a "Claim") shall be made in accordance with this Section 4. In the event that a Closing under Section 12.01 of the Agreement occurs, Buyer and Sellers shall jointly notify the Escrow Agent of such Closing (a "Closing Claim").

         (b) In the event (i) Sellers terminate the Agreement pursuant Section 12.02(d) of the Agreement as a result of any of the conditions set forth in Sections 8.01, 8.02, 8.03 or 8.04 not having been satisfied at the time the Closing should have otherwise occurred and such failure to have any such condition satisfied is due to Buyer's breach of any material term, condition, covenant or agreement of the Agreement, or (ii) if the Agreement shall terminate pursuant to Section 12.01 or Section 12.02(g) and such failure of the Closing to occur on or prior to the Outside Date is due to Buyer's breach of any material term, condition, covenant or agreement of the Agreement, or (iii) Sellers terminate the Agreement pursuant to Section 12.02(j) because Buyer refuses to proceed or tender performance at the Closing, or (iv) Sellers terminate the Agreement pursuant to Section 12.02(e) (including as a result of any breach referred to in paragraph 5 of the letter agreement, dated the date hereof, entered into with respect to Retained Franchises, enters into among Sellers and Buyer) or Section 12.02(h) of the Agreement, then, unless in the case of clause (iii), at the Closing there is a nonfulfillment of any of the conditions precedent specified in Article 7 of the Agreement (other than as a result of Buyer's breach of its obligations under the Agreement) or unless in the case of clause (i), (ii), (iii) or (iv), Sellers are in material breach under the Agreement, Sellers shall simultaneously notify the Escrow Agent and Buyer in writing of a Claim, which notice shall state the basis of the Claim (a "Seller Claim"). The Escrow Agent shall then provide a copy of such notice to Buyer.

     (c) In the event the Agreement is terminated for any reason other than as pursuant to Section 4(b) hereof, Buyer shall simultaneously notify the Escrow Agent and Sellers of a Claim, which notice shall state the basis of the Claim (a "Buyer Claim"). The Escrow Agent shall then provide a copy of such notice to the Sellers.

     (d) Buyer or Sellers may contest a Claim by the other party by giving written notice to the Escrow Agent and the other party (each, an "Objection") within twenty (20) days after receipt of notice of a Claim ("Objection Period"). Unless otherwise advised by Buyer or Sellers in writing, the Escrow Agent shall assume that the receipt of notice was received by Buyer or Sellers on the same day as received by the Escrow Agent. The timely delivery of an Objection to a claim will give rise to a contested Claim (each, a "Contested Claim"). If the party receiving notice of a Claim does not deliver an Objection prior to the termination of an Objection Period, such party shall be deemed to have accepted the Claim as valid. Each Claim and Objection must be made in good faith upon a reasonable basis. Buyer and Sellers agree that any payment of or from the Escrow Deposit to Sellers pursuant to Section 4(b) hereof, shall constitute liquidated damages and not a penalty, Sellers are fully entitled thereto, Buyer shall have no further obligation or liability to the Sellers in connection with the Agreement and that the amount of such liquidated damages are reasonable in light of the nature of the harm to Sellers and the difficulty in assessing actual damages.

     5. Payment of the Escrow Deposit. At the earliest of (i) the day the Escrow Agent receives a Closing Claim, (ii) as soon as practicable following the expiration of an Objection Period, if there is no Objection to a Seller Claim, the Escrow Agent shall either (A) pay the Escrow Deposit to Sellers, or (B) draw on the Letter of Credit for the entire stated amount and pay such amount to Sellers in immediately available funds by wire transfer to such account as Sellers shall have designated to the Escrow Agent, unless in the case of a Closing Claim, Buyer shall have previously paid to Sellers the full Purchase Price, as adjusted, payable at Closing in which case the Escrow Agent shall (x) pay the Escrow Deposit (if cash)to Buyer in immediately available funds by wire transfer to such account as Buyer shall have designated to the Escrow Agent or
(y) return the Letter of Credit to Buyer for cancellation, and (iii) as soon as practicable following the expiration of an Objection Period, if there is no Objection to a Buyer Claim, the Escrow Agent shall either (A) pay the Escrow Deposit (if cash) to Buyer in immediately available funds by wire transfer to such account as Buyer shall have designated to the Escrow Agent, or (B) return the Letter of Credit to Buyer for cancellation. If there is a Contested Claim, the Escrow Agent will administer and distribute the Escrow Deposit only in accordance with the final and unappealable judgment, order or decree of the court or other judicial body that decided the underlying claim or in accordance with a settlement agreement between Sellers and Buyer (any such judgment, order, decree or agreement being a "Determination of Claim"). If the Determination of Claim requires payment or delivery of the Escrow Deposit to Buyer, the Escrow Agent shall either (A) pay the Escrow Deposit (if cash) in immediately available funds by wire transfer to such account as Buyer shall have designated to the Escrow Agent, or (B) return the Letter of Credit to Buyer for cancellation, in each case, as soon as practicable after receipt of such Determination of Claim. If the Determination of Claim requires payment to Sellers, the Escrow Agent shall either (A) pay such amount in immediately available funds by wire transfer to such account as Sellers shall have designated to the Escrow Agent, or (B) draw on the Letter of Credit for the entire stated amount and pay such amount to Sellers, in each case, as soon as practicable following receipt of such Determination of Claim.

     6.   Draw Under Letter of Credit.

          Notwithstanding anything to the contrary contained herein, if the Letter of Credit (or any renewal thereof) is not renewed or substituted with another irrevocable letter of credit issued by a bank operating under the laws of the United States of America or any state thereof which has combined capital and surplus of at least $100,000,000 (in either case, in form and substance reasonably acceptable to Sellers) at least fifteen (15) days prior to the Letter of Credit's (or any renewal thereof) stated expiration date, the Escrow Agent shall draw on the Letter of Credit (or any renewal thereof) for the entire stated amount for administration and application in accordance with the terms of this Escrow Agreement.

     7.   Rights, Obligations and Indemnification of the Escrow Agent.

          (a) In performing any of its duties under this Escrow Agreement, or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which it may incur as a result of the Escrow Agent so acting, or failing to act; provided, that the Escrow Agent shall be liable for damages arising out of its fraud, gross negligence, willful misconduct or bad faith under this Escrow Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to: (i) any action taken or omitted to be taken in good faith and with exercise of due care, whether or not acting upon advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent hereunder; nor (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to such document's due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith and with exercise of due care believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Escrow Agreement. The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including, without limitation, the following: (x) the act, failure or neglect of any agent or correspondent selected by Sellers or Buyer for the remittance of funds; (y) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or (z) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

          (b) Sellers and Buyer hereby agree to indemnify and hold harmless the Escrow Agent against any and all fees, losses, claims, damages, liabilities, and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed by the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder, or the performance of its duties hereunder, including, without limitation, any litigation arising from this Escrow Agreement or involving the subject matter hereof or thereof; except, that if the Escrow Agent shall be found guilty of fraud, gross negligence, willful misconduct or bad faith under this Escrow Agreement then, in that event, the Escrow Agent shall bear all such losses, claims, damages, and expenses. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (c) The Escrow Agent shall be bound only by the terms of this Escrow Agreement and shall not be bound by, or be deemed to have knowledge of any of the terms of, or incur any liability with respect to the Agreement or any other agreement or understanding to which the Escrow Agent is not a party whether or not the Escrow Agent shall have notice or knowledge thereof. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

          (d) If any part of the Escrow Deposit is at any time attached, garnished or levied upon under any court order, or if the payment or transfer of any such funds shall be stayed or enjoined by any court order, or any order, judgment or decree shall be made or entered by any court affecting such funds or any portion thereof, then in any of such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel is binding upon it. Sellers and Buyer hereby agree to indemnify the Escrow Agent and hold it harmless against any loss, liability or expense of any kind which may result, in whole or in part, from any delay in acting with respect to any such order, writ, judgment or decree. If the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to Buyer, Sellers or any other person, firm or corporation by reason of such compliance, even though such order, writ, judgment or decree may subsequently be reversed, modified, annulled, set aside or vacated.

          (e) Sellers and Buyer agree that until there is a final resolution of all Claims, the Escrow Agent shall retain the Escrow Deposit under Sections 2 and 3 hereof. Sellers and Buyer agree to use their reasonable commercial efforts to effect prompt resolution of all disputes in accordance with the Agreement and hereby confirm that this Escrow Agreement shall not modify the obligations of the parties under the Agreement.

          (f) The Escrow Agent's activities hereunder shall be only those of, or incidental to, a passive ministerial depository and disbursing payor pursuant to the terms hereof. In the event of any disagreements or conflicting instructions resulting in adverse claims or demands being made upon the Escrow Agent in connection herewith, or in the event that the Escrow Agent in good faith is in doubt as to what action should be taken hereunder, it may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal from acting until all differences shall have been settled and all doubt resolved.

          (g) The Escrow Agent: (i) except as otherwise expressly provided herein, shall have no obligation to make any payment hereunder unless all the necessary funds and/or documents have been actually received by the Escrow Agent; (ii) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the underlying transactions contemplated herein or in the Agreement; (iii) may rely on and shall be protected in acting upon any certificate, instrument, notice, letter, telegram, telecopy or other document delivered to the Escrow Agent and reasonably believed by the Escrow Agent to be genuine and to have been sent by the proper party or parties; and (iv) may consult its counsel regarding questions which may arise and the advice or opinion of such counsel shall be conclusive evidence of good faith in respect of any action taken, suffered or omitted by the Escrow Agent hereunder in accordance with the advice or opinion of such counsel. However, the Escrow Agent shall be under no obligation to consult with counsel, and failure to do so shall not be evidence of a lack of good faith on the part of the Escrow Agent.

          (h) It is the intention of the parties that the Escrow Agent shall never be required to use or advance its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights and powers hereunder.

          (i) The Escrow Agent may resign without obtaining the order of any court, by giving at least thirty (30) days' prior written notice (unless waived) to Sellers and Buyer and upon the taking of all the actions as described in this subparagraph (i) by the Escrow Agent, the Escrow Agent shall have no further responsibilities hereunder to Sellers and Buyer or to any other person in connection with this Escrow Agreement. Such resignation shall be effective upon the appointment by Sellers and Buyer of a successor agent, which shall be a bank having combined capital and surplus of at least $50,000,000. Any such successor agent shall be appointed by a written instrument mutually satisfactory to and executed by Sellers, Buyer, the Escrow Agent and the successor agent. Any successor agent appointed under the provisions of this Escrow Agreement shall have all of the same rights, powers, privileges, immunities and authority with respect to the matters contemplated herein as are granted herein to the original Escrow Agent.

          (j) It is not the intention of the parties hereto to create, nor shall this Escrow Agreement be construed as creating, a partnership or association, or to render the parties hereto liable as partners.

          (k) Notwithstanding any provision herein to the contrary, in the event of any disagreement or controversy arising under this Escrow Agreement or conflicting demands or notices are made upon the Escrow Agent growing out of or relating to this Escrow Agreement or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall have the right, at its election, to withhold and stop all further proceedings in, and performance of, this Escrow Agreement and all instructions received hereunder and file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all parties involved to interplead and litigate in such court their claims and rights among themselves and with the Escrow Agent. The foregoing remedy shall be cumulative of any other remedies available to the Escrow Agent provided hereunder or in law or at equity. Should any suit or legal proceeding be instituted growing out of or related to this Escrow Agreement, whether such suit be initiated by the Escrow Agent or others, the Escrow Agent shall have the right, at its option, to stop all further proceedings under and performance of this Escrow Agreement and of all instructions received hereunder until all differences shall have been rectified and all doubts resolved by agreement or until the rights of all parties shall have been fully and finally adjudicated.

     8. Fees, Expenses, and Charges. Sellers, on the one hand, and Buyer, on the other, shall each be liable for one half of the fees, expenses and charges as described in Schedule 1 attached hereto of the Escrow Agent, including reasonable fees, expenses, and charges of counsel engaged by it in connection with the execution of the Escrow Agreement and its services hereunder, which fees, expenses and charges shall be payable on demand.

     9. Notices and Instructions. All notices, advice and instructions ("Notices") provided for or permitted hereunder shall be in writing and dispatched by the same means to all of the foregoing on the same day and shall be deemed given if delivered (a) personally; (b) by mail, via certified or registered mail, return receipt requested, with postage prepaid; (c) by facsimile, or (d) by a nationally recognized courier service, all of which addressed to the parties hereto as follows:

                    (a)  if to Sellers:

                         U.S. Cable Television Group, L.P.
                         ECC Holding Corporation
                         Missouri Cable Partners, L.P.
                         c/o U.S. Cable Television Group, L.P.
                         One Media Crossways
                         Woodbury, New York 11797
                         Telephone:  (516) 364-8450
                         Telecopy:  (516)
                         Attention:  General Counsel

                         With a copy to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York  10004
                         Telephone:  (212) 558-4000
                         Telecopy:  (212) 558-3588
                         Attention:  John P. Mead, Esq.

                    (b)  if to Buyer:

                         Mediacom LLC
                         90 Crystal Run Road, Suite 406-A
                         Middletown, New York 10940
                         Telephone:  (914) 695-2600
                         Telecopy:  (914) 692-9094
                         Attention:  Rocco B. Commisso
                                     Manager

                         With a copy to:

                         Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                         New York, New York  10022
                         Telephone:  (212) 688-7000
                         Telecopy:  (212) 755-2839
                         Attention:  Robert Winikoff, Esq.

                    (c)  if to the Escrow Agent:

                         The Chase Manhattan Bank
                         450 West 33 Street
                         New York, New York  10001
                         Telephone:  (212) 946-3290
                         Telecopy:  (212) 946-8156/8155
                         Attention:  Escrow Administration, 15th Floor

Any such Notice shall be effective upon delivery when delivered in person, by courier service or by facsimile or date receipt acknowledged if by certified mail, return receipt requested, except with respect to the Escrow Agent, as to which Notice shall be deemed to have been given on the date received by the Escrow Agent. Any party may change its address for purposes of notice by giving Notice in accordance with the provisions of this Section 9. Each of ECC and Missouri agree that (i) any notice required or permitted to be given by Sellers hereunder may be given by U.S. Cable and (ii) any notice delivered to U.S. Cable pursuant to the terms hereof shall be deemed delivered to ECC and Missouri, respectively.

     10. Entire Agreement; Governing Law. This Escrow Agreement contains the entire agreement of the parties with regard to the matters set forth herein and it may not be amended or modified except in writing signed by Buyer, Sellers and the Escrow Agent. This Escrow Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the law of conflicts, of the State of New York and the Escrow Account shall be administered at the offices of the Escrow Agent. The parties to this Escrow Agreement hereby agree that jurisdiction over such parties and over the subject matter of any action or proceeding arising under this Escrow Agreement may be exercised by a competent court of the State of New York or by a United States Court sitting in New York City.

     11. Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as otherwise provided herein, this Escrow Agreement shall not be assignable without the prior written consent of the other parties.

     12. Not an Amendment. This Escrow Agreement is not intended to amend or supersede Section 12 of the Agreement.

     13. Tax Identification Numbers. Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

     14.  Confirmation of Transfer Instructions. Certain Account Numbers.

          (a) In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on
Schedule 2 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

          (b) It is understood that the Escrow Agent, in connection with any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) such party, (ii) such party's bank, or (iii) an intermediary bank.

     15. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which, taken together, shall constitute but one and the same document.

     16. Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Escrow Agreement and shall not be deemed to limit or affect any of the provisions hereof.

             (SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed on the date first above written.

                                   SELLERS:

                                   U.S. CABLE TELEVISION GROUP, L.P.

                                   By:  V Cable G.P., Inc., general partner


                                   By:_____________________________________
                                   Name:
                                   Title:


                                   ECC HOLDING CORPORATION



                                   By:_____________________________________
                                   Name:
                                   Title:


                                   MISSOURI CABLE PARTNERS, L.P.

                                   By:  V-C Mo. G.P., Inc., general partner


                                   By:_____________________________________
                                   Name:
                                   Title:

                                   BUYER:

                                   MEDIACOM LLC


                                   By:_____________________________________
                                   Name:  Rocco B. Commisso
                                   Title: Manager

                                   ESCROW AGENT:


                                   By:_______________________________
                                   Name:
                                   Title:

                                EXHIBIT D

                     [LETTERHEAD OF SELLERS' COUNSEL]



                                             __________________, 1997



[Name and Address of Buyer]



Ladies and Gentlemen:

     [Introduction with reasonable and customary qualifications and assumptions.]

     Capitalized terms used herein but not defined herein have the same meanings as set forth in the Asset Purchase Agreement.

     1. U.S. Cable Television Group, L.P. ("US Cable") is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each of the Relevant States in which such qualification is necessary except where the failure to be so qualified or in good standing, individually or in the aggregate with such other failures, would not have a material adverse effect on the CATV Business, taken as a whole, or would not materially adversely affect U.S. Cable's ability to perform its obligations under the Asset Purchase Agreement. US Cable has all requisite limited partnership power and authority to own, lease and use the Acquired Assets as they are currently owned, leased and used, and to conduct its CATV Business and operations as presently conducted. ECC Holding Corporation ("ECC") is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each of the Relevant States in which such qualification is required except where the failure to be so qualified or in good standing, individually or in the aggregate with such other failures, would not have a material adverse effect on the CATV Business, taken as a whole, or would not materially adversely affect ECC's ability to perform its obligations under the Asset Purchase Agreement. ECC has all requisite corporate power and authority to own, lease and use the Acquired Assets as they are currently owned, leased and used, and to conduct its CATV Business and operations as presently conducted. Missouri Cable Partners, L.P. ("Missouri", and together with U.S. Cable and ECC, the "Sellers") is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each of the Relevant States in which such qualification is necessary except where the failure to be so qualified or in good standing, individually or in the aggregate with such other failures, would not have a material adverse effect on the CATV Business, taken as a whole, or would not materially adversely affect Missouri's ability to perform it obligations under the Asset Purchase Agreement. Missouri has all limited partnership power and authority to own, lease and use the Acquired Assets as they are currently owned, leased and used and to conduct its CATV Business and operations as presently conducted.

     2. Sellers have all requisite limited partnership or corporate, as the case may be, power and authority to execute, deliver and perform the Asset Purchase Agreement and all documents contemplated therein to be executed and delivered by Sellers (collectively, the "Documents"). The execution, delivery and performance of the Asset Purchase Agreement and the other Documents have been duly and validly authorized by all necessary limited partnership or corporate action by Sellers, as the case may be. The Asset Purchase Agreement and the other Documents have each been duly executed and delivered by Sellers and each is the valid and legally binding obligation of each Seller enforceable against such Seller in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

     3. To such counsel's knowledge, except as set forth in the Asset Purchase Agreement, no authorization, approval or consent is required in connection with each Seller's execution, delivery or performance of the Asset Purchase Agreement, except where the failure to obtain such authorization, approval or consent, individually or in the aggregate with such other failures, would not have a material adverse effect on the CATV Business, taken as a whole, or would not materially adversely affect the Sellers' ability to perform their obligations under the Asset Purchase Agreement.

     4. The execution, delivery and performance by Sellers of the Asset Purchase Agreement and the other Documents do not and will not: (a) contravene Sellers' Organizational Documents, (b) to our knowledge, violate any applicable Law, (c) violate any judgment, order, writ, injunction, award or decree of any Governmental Authority applicable to Sellers of which we have knowledge, or (d) to our knowledge, result in a breach of, constitute a default under, or require any consent under, any agreement or instrument to which any Seller is a party or by which it is bound or by which it or any of the Acquired Assets are subject, except in each case (b), (c) and (d) for any violations or breaches which, individually or in the aggregate, would not have a material adverse effect on the CATV Business, taken as a whole or would not materially adversely affect the Sellers' ability to perform their obligations under the Asset Purchase Agreement.


     5. Except for such matters that are referred to in the Asset Purchase Agreement, to our knowledge, there is no legal action or proceeding pending against the Sellers that would be reasonably likely to materially adversely affect the CATV Business, taken as a whole, or would not materially adversely affect the Sellers' ability to perform their obligations under the Asset Purchase Agreement.

     6. The instruments of transfer and conveyance delivered by Sellers to Buyer at Closing are in form sufficient under __________ law to effect the transfer of title to the CATV Business, CATV Systems and the Acquired Assets in accordance with the Asset Purchase Agreement free and clear of all Encumbrances (other than Permitted Encumbrances) and are sufficient for the purposes of recording or filing, where required. Based solely on search reports received from [Lexis Document Services] for UCC liens filed with the _____________ Secretary of State and the Recorder of ________________, _______________, and _______________ Counties, there are no Encumbrances other than Permitted Encumbrances on the personal property which is a part of the Acquired Assets.

     [To the extent permitted by the respective firms' opinion policies, a conclusion including reliance by Buyer's lenders or other financial institutions that have provided debt financing in connection with Buyer's purchase of the Acquired Assets]


                                   Very truly yours,

                                   [Sellers' Counsel]

                                  EXHIBIT E

                       [LETTERHEAD OF BUYER'S COUNSEL]



                                             _______________, 1997




[Names and Address of Sellers]




Ladies and Gentlemen:

     [Introduction with reasonable and customary qualifications and assumptions]

     1. Buyer is a limited liability company duly organized, validly existing and in good standing under the law of New York with all requisite limited liability company power and authority to conduct its business and operations as presently conducted.

     2. Buyer has all requisite limited liability company power and authority to execute, deliver and perform the Asset Purchase Agreement and all documents contemplated therein to be executed and delivered by Buyer (collectively, the "Documents"). The execution, delivery and performance of the Asset Purchase Agreement and the other Documents have been duly and validly authorized by all necessary limited liability company action by Buyer. The Asset Purchase Agreement and the other Documents have each been duly executed and delivered by Buyer and each is the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     3. The execution, delivery and performance by Buyer of the Asset Purchase Agreement and the other Documents do not (a) contravene Buyer's certificate of formation and operating agreement, (b) to our knowledge, violate any applicable Law,

(c) violate any judgment, order, writ, injunction, award or decree of any Governmental Authority applicable to Buyer of which we have knowledge, or (d) to our knowledge, result in a breach of, constitute a default under, or require any consent under, any agreement or instrument to which the Buyer is a party, except in each case (b), (c) and (d) for any violations or breaches which, individually or in the aggregate, would not materially adversely affect Buyer's ability to perform its obligations under the Asset Purchase Agreement.

     4. To our knowledge, except as set forth in the Asset Purchase Agreement, no authorization, approval or consent is required in connection with Buyer's execution, delivery and performance of the Asset Purchase Agreement, except where the failure to obtain such authorization, approval or consent, individually or in the aggregate, would not materially adversely affect Buyer's ability to perform its obligations under the Asset Purchase Agreement.

     5. Except for such matters that are referred to in the Asset Purchase Agreement, to our knowledge, there is no legal action or proceeding pending against the Buyer that would be reasonably likely to materially adversely affect the Buyer's ability to perform its obligations under the Asset Purchase Agreement.

     [Conclusion]

                                   Very truly yours,

                                   [Buyer's Counsel]

                                 EXHIBIT F

                 FORM OF RETAINED SYSTEM ESCROW AGREEMENT


     THIS AGREEMENT, dated as of the ____ day of ____________, 1997 (this "Agreement"), by and among [U.S. Cable Television Group, L.P., a Delaware limited partnership ("U.S. Cable")] [ECC Holding Corporation, a Delaware corporation ("ECC")] [Missouri Cable Partners, L.P., a Delaware limited partnership ("Missouri") ([collectively,] the "Seller[s]"), [Mediacom Subsidiary], a Delaware limited liability company (the "Buyer") and ___________________ a __________________ (the "Escrow Agent").


                           W I T N E S S E T H :

     WHEREAS, Seller[s], [U.S. Cable] [ECC] [Missouri], Mediacom LLC, a New York limited liability company ("Mediacom"), and Cablevision Systems Corporation, a Delaware corporation, have entered into an Asset Purchase Agreement, dated as of August 29, 1997 (the "Purchase Agreement"), pursuant to which Buyer, as assignee of Mediacom, has purchased from Seller[s] certain of Seller['s][s'] assets used in connection with the ownership and operation of the cable television systems described in, and pursuant to the terms and conditions of, the Purchase Agreement; and

     WHEREAS, Seller[s] have informed Buyer that (i) Seller[s] have not (a) obtained renewals or extensions of franchises covering cable television systems of the Sellers that have expired and are listed in Schedule 1 hereto(the "Expired Franchise Systems"), (b) timely filed a request for renewal under
Section 626 of the Communications Act (as defined in the Purchase Agreement) with respect to franchises covering cable television systems of the Seller[s] (the "Section 626 Systems") that are listed in Schedule 2 hereto or (c) obtained the consent of the relevant municipality required to transfer to Buyer certain franchise(s) covering cable television systems of the Sellers that are listed in
Schedule 3 hereto (the "Non-Consenting Franchise Systems" and, together with the Expired Franchise Systems and the Section 626 Systems, the "Retained Systems"), and (ii) Seller[s] intend[s] to obtain the extensions, renewals or consents necessary to transfer, extend or renew the Franchise(s), as the case may be, as soon as possible after the date hereof; and

     WHEREAS, Seller[s] and Buyers have entered into an agreement dated the date of the Purchase Agreement (the "Retained Franchise Side Letter") to provide for, among other things, the release of the Retained Franchise Price upon the occurrence of certain events; and

     WHEREAS, in order to guarantee the payment to Seller[s], if applicable, of the portion of the Purchase Price (as defined in the Purchase Agreement) relating to each of the Retained Systems, Seller[s] and Buyer desire to enter into this Agreement to set forth the terms and conditions of the escrow deposit of a portion of the Purchase Price and the subsequent disbursement of such amounts to Seller[s] in accordance with the terms provided for herein.

     NOW, THEREFORE, in consideration of the foregoing and of the promises contained herein, the parties hereto agree as follows:

                                ARTICLE 1.
                                  FUNDS

     1.1. Delivery. Simultaneously with the execution of this Agreement, Buyer has delivered to the Escrow Agent an irrevocable letter of credit, dated ________, 1997 (the "Letter of Credit"), issued by ________ in the aggregate amount of $________ representing that amount of the Purchase Price attributable to the Retained Systems, to be held in escrow pursuant to the terms of this Agreement. The allocation of the Purchase Price for each Retained System is set forth on Annex A hereto and such amount for each Retained System is herein referred to as the "Fund" for such Retained System. The Letter of Credit shall be held by the Escrow Agent pursuant to the terms of this Agreement.

     1.2. Receipt. The Escrow Agent agrees to hold the Letter of Credit and disburse the Funds solely in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein. The Escrow Agent shall, upon receipt of the Letter of Credit, issue written acknowledgment to Seller[s] and Buyer of receipt thereof.

                                ARTICLE 2.
                  PROCEDURES FOR DISBURSEMENT OF FUNDS

     The Escrow Agent shall hold the Letter of Credit and disburse the Funds on the terms and conditions set forth below and as set forth under Section 1.1.

          Notwithstanding anything to the contrary in this Agreement:

          2.1.(a) If a Seller determines it is entitled to the Fund with respect to a Retained System, then such Seller shall simultaneously notify the Escrow Agent and Buyer in writing of the occurrence of the events described in the Retained Franchise Side Letter that entitles such Seller to such Fund. The Escrow Agent shall send a copy of such notice to Buyer and shall draw down the Letter of Credit in the amount of such Fund and shall deliver such Fund to such Seller on the [twentieth] business day after the receipt by Buyer of such notice, unless prior to such date Buyer has given written notice to the Escrow Agent and such Seller that such Seller is not entitled to delivery of the Fund, in which case the Escrow Agent shall not draw on the Letter of Credit and shall continue to hold the Fund until such time as it receives joint written instructions from such Seller and Buyer with respect to the delivery of the Fund to such Seller or as ordered by a final and nonappealable order of a court of competent jurisdiction.

          (b) If the Buyer determines that it is entitled to the Fund with respect to a Retained System, then Buyer shall notify the Seller[s] and the Escrow Agent in writing of the events described in the Retained Franchise Side Letter that entitles Buyer to such Fund or to reduce the Letter of Credit by the amount of such Fund. The Escrow Agent shall send a copy of such notice to Seller[s] and shall deliver the Fund with respect to such Retained System to Buyer on the twentieth business day after the receipt by Seller of such notice, unless Seller[s] prior to such date has given written notice to the Escrow Agent and Buyer that Buyer is not entitled to delivery of the Fund or to reduce the Letter of Credit by the amount of such Fund, in which case the Escrow Agent shall continue to hold the Fund until such time as it receives joint written instructions from the Seller[s] and Buyer with respect to the delivery of the Fund to

          Buyer or a reduction in the Letter of Credit by the amount of such Fund or as ordered by a final and nonappealable order of a court of competent jurisdiction.

          2.2. If at any time the Escrow Agent receives a final, non-appealable order of a court of competent jurisdiction, or written instructions signed by each of the Seller[s] and Buyer directing delivery of any Fund, then the Escrow Agent shall draw down the Letter of Credit and/or otherwise comply with such order or instructions. Upon any delivery or deposit of all of the Funds as provided in this Article 2, the Escrow Agent shall thereupon be released and discharged from any and all further obligations arising in connection with this Agreement.

          2.3. Buyer will pay the fees and expenses of maintaining the Letter of Credit.

          2.4. If on the fifteenth business day in New York, New York, prior to the expiration of the Letter of Credit (or any renewal or replacement thereof) the Escrow Agent has not disbursed all of the Funds and the Buyer has not renewed or extended such Letter of Credit, or obtained a new, irrevocable Letter of Credit issued by a bank operating under the laws of the United States of America or any state thereof which has combined capital and surplus of at least $100,000,000, in form and substance reasonably acceptable to the Sellers, then the Escrow Agent shall draw down on such last New York business day the amount remaining under the Letter of Credit. Upon receipt of the Funds in cash pursuant to this Section 2.4, the Escrow Agent shall, pending the disbursement thereof pursuant to this Agreement, invest the same and reinvest any interest thereon or proceeds therefrom in accordance with the joint written instructions of Buyer and Seller[s] in (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; or (ii) certificates of deposit, other time deposits, and bankers' acceptances maturing within one year from the date of acquisition thereof issued by the Escrow Agent or any bank operating under the laws of the United States of America or any state thereof or the District of Columbia which has combined capital and surplus of not less than $100,000,000. Absent such written instructions from Seller[s], the Escrow Agent may, in its sole discretion, invest the Funds in any of the instruments or accounts listed in the preceding sentence.

          Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instructions of Seller[s] as a result of any liquidation of any investment prior to its maturity or for the failure of Seller[s] to give the Escrow Agent instructions to invest or reinvest any Fund or any earnings thereon. The party entitled to a Fund shall be entitled to the interest, if any, earned on such Fund.

                                   ARTICLE 3.
                                  ESCROW AGENT

     3.1. Appointment. Buyer and Seller[s], hereby appoint Escrow Agent to serve hereunder and Escrow Agent hereby accepts such appointment and agrees to perform all duties which are expressly set forth in this Agreement.

     3.2. Compensation. The Escrow Agent shall be entitled to compensation for its services hereunder as set forth on Schedule __ hereto. Compensation of the Escrow Agent and all reasonable expenses of the Escrow Agent (including all reasonable attorneys' fees of those attorneys not regularly in its employ) in connection with the performance of its services hereunder shall be borne equally by Buyer, on the one hand, and Seller[s], on the other hand.

     3.3. Indemnification. Notwithstanding anything to the contrary in the foregoing, Buyer, on the one hand, and Seller[s], on the other hand, will at their expense hold the Escrow Agent harmless and indemnify the Escrow Agent in connection with any and all third party claims, losses, judgments or costs, regardless of their nature, arising out of or because of this Agreement, except such as may arise because of the Escrow Agent's fraud, gross negligence, willful misconduct or bad faith. Any such expense in the preceding sentence shall be borne one half by Buyer and one half by Seller[s]. Buyer and Seller[s] also exonerate said Escrow Agent from any liability in connection with this Agreement except such as may arise because of the Escrow Agent's fraud, gross negligence, willful misconduct or bad faith in performing its specified duties hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits (other than investment earnings)), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

     3.4. Resignation. The Escrow Agent may resign at any time upon giving the parties hereto 30 days' prior written notice. In such event, the successor Escrow Agent shall be such person, firm or corporation as shall be mutually selected by Buyer and Seller[s]. It is understood and agreed that such resignation shall not be effective until a successor agrees to act hereunder by signing a copy hereof.


                                    ARTICLE 4.
                           LIABILITIES OF ESCROW AGENT

     4.1. Limitations.

          (a) The Escrow Agent shall be liable only to accept, hold and deliver the Funds in accordance with the provisions of this Agreement and any amendments hereto, provided, however, that the Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith and with due care upon the advice of its counsel given with respect to any questions relating to the duties and responsibilities of the Escrow Agent under this Agreement, or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agent shall in good faith and with due care believe to be genuine (including the execution of such instrument, the identity or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons and to conform to the provisions of this Agreement.

          (b) The Escrow Agent does not have any interest in the Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. Buyer, on the one hand, and Seller[s], on the other hand, each covenant and agree to pay or reimburse the Escrow Agent upon request for one-half of any transfer taxes relating to the Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of transfer taxes. Any payments of income from the escrow account shall be subject to withholding regulations then in force with respect to United States taxes. Buyer and Seller[s] shall provide the Escrow Agent with an appropriate W-9 form for tax identification number certification or non-resident alien certification. This
Section 4.1(b) and Section 3.3 hereof shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

     4.2. Collateral Agreements. Other than this Agreement, which shall be controlling, the Escrow Agent shall not be bound in any way by any contract or agreement between other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.


                                 ARTICLE 5.
                                TERMINATION

     This Agreement shall be terminated upon the earliest to occur of (a) disbursement or release of all of the Funds by the Escrow Agent as provided in
Article 2, (b) the written mutual consent signed by each of the parties hereto or (c) delivery of the Funds into a court of competent jurisdiction in accordance with this Agreement. This Agreement shall not be otherwise terminated.


                                ARTICLE 6.
                             OTHER PROVISIONS

     6.1. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and dispatched by the same means to all of the foregoing on the same day and shall be deemed to have been duly given and received (i) when delivered if delivered by hand or by facsimile transmission or by a nationally recognized courier service and (ii) on the date receipt is acknowledged if mailed by registered or certified mail, postage prepaid and return receipt requested, to the parties at the following addresses (or to such other address as any party may request in a notice delivered in accordance with this Section 6.1 to the other parties hereto, provided that notices of a change of address shall be effective only upon receipt thereof):

                    To Seller[s]:

                         [U.S. Cable Television Group, L.P.
                         ECC Holding Corporation
                         Missouri Cable Partners, L.P.]
                         c/o U.S. Cable Television Group, L.P.
                         One Media Crossways
                         Woodbury, New York  11797
                         Telephone:  (516) 364-8450
                         Telecopy:  (516)
                         Attention:  General Counsel

                    Copies to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Telephone:  (212) 558-4000
                         Telecopy:  (212) 558-3588
                         Attention:  John P. Mead, Esq.

                    To Buyer:

                         in care of
                         Mediacom LLC
                         90 Crystal Run Road, Suite 406-A
                         Middletown, New York 10940
                         Telephone:  (914) 695-2600
                         Telecopy:  (914) 692-9094
                         Attention:  Rocco Commisso
                                     Manager

                    Copies to:

                         Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                         New York, New York  10022
                         Telephone:  (212) 688-7000
                         Telecopy:  (212) 755-2839
                         Attention:  Robert Winikoff, Esq.

                    To Escrow Agent:

                         _______________________
                         _______________________
                         _______________________
                         _______________________

Unless otherwise refused by Buyer or Seller[s] in writing, Escrow Agent shall assume that the receipt of notice was received by Buyer or Seller[s] on the same day as received by Escrow Agent. Each of ECC and Missouri agree that (i) any notice required or permitted to be given by Sellers hereunder shall be given by U.S. Cable and (ii) any notice delivered to U.S. Cable pursuant to the terms hereof shall be deemed delivered to ECC and Missouri, respectively.

     6.2. Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     6.3. Entire Agreement; Amendment. This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof and supersedes any prior agreements with respect to the subject matter hereof, except the Purchase Agreement, the Retained Franchise Side Letter and except that capitalized terms not otherwise used herein shall have the meanings set forth in the Purchase Agreement. This Agreement may be amended only by a written instrument signed by the parties against which enforcement of any waiver, change, modification, extension or discharge is sought. Each of ECC and Missouri agree that with respect to any amendment, modification, waiver, change or discharge of this Agreement, U.S. Cable may act for and on behalf of ECC and Missouri, respectively.

     6.4. Tax Identification Numbers. Each party hereto, except the Escrow Agent, shall provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

     6.5. Confirmation of Transfer Instructions; Certain Account Numbers.

          (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated from time to time in writing by the respective parties hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

     (b) It is understood that the Escrow Agent, in connection with any Funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the parties hereto to identify (i) such party, (ii) such party's bank, or (iii) an intermediary bank.

     6.6. Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

     6.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS (BUT NOT THE LAWS OF CHOICE OF LAW) OF THE STATE OF NEW YORK AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

     6.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized partners or officers as of the day and year first written above.

                              SELLER:

                              [U.S. CABLE TELEVISION GROUP, L.P.

                              By:  V Cable G.P., Inc., general partner


                              By:_______________________________
                              Name:
                              Title:]

                              [ECC HOLDING CORPORATION


                              By:_______________________________
                              Name:
                              Title:]

                              [MISSOURI CABLE PARTNERS, L.P.

                              By:  V-C Mo. G.P., Inc., general partner


                              By:_______________________________
                              Name:
                              Title:]


                              BUYER:

                              [       ]


                              By:_______________________________
                              Name:  Rocco B. Commisso
                              Title: Manager

                              ESCROW AGENT:


                              By:____________________________
                              Name:
                              Title:

                                     ANNEX A


[Franchises/Retained Systems and Allocation of Purchase Price Attributable Thereto]

                                    EXHIBIT G

                           FORM OF MANAGEMENT AGREEMENT


     THIS AGREEMENT made as of the _____ day of ____________ ____ by and between [U.S. Cable Television Group, L.P., a Delaware limited partnership ("U.S. Cable")] [ECC Holding Corporation, a ____________ corporation ("ECC")], [Missouri Cable Partners, L.P., a ____________ limited partnership ("Missouri")] ([collectively,] the "Seller[s]"), and [Mediacom Subsidiary], a Delaware limited liability company ("Manager").

     WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August 29, 1997 (the "Purchase Agreement"), among the Seller[s], [U.S. Cable/ECC/Missouri,] Cablevision Systems Corporation, a Delaware corporation, and Mediacom LLC, a New York limited liability company ("Mediacom"), Buyer, as assignee of Mediacom, has agreed to purchase from the Seller[s] certain of Seller's assets used in connection with the ownership and operation of certain cable television systems;

     WHEREAS, the Seller[s] ha[s][ve] informed the Manager that [certain franchises covering cable television systems of the Seller[s], listed on
Schedule 1 hereto, had expired as of the Closing Date (the "Expired Franchise Systems")] [or] [the Seller[s] did not timely make a Section 626 Request with respect to the franchises covering cable television systems of the Sellers (the "Section 626 Systems") that are listed in Schedule 2 hereto [or] [that the consents (the "Consents") required to transfer to the Manager the franchises covering cable television systems of the Sellers that are listed on Schedule 3 hereto (the "Non-Consenting Franchise Systems" [and, together with the [Expired Franchise System] [and the] [Section 626 Systems]] [the "Systems" and each, a "System"]) will not be obtained prior to the Closing Date] (all capitalized terms used herein and not defined herein shall have the same meanings as set forth in the Purchase Agreement); and

     WHEREAS, Seller[s] and the Manager desire to enter into this Agreement and set forth their agreements whereby the Manager will operate and manage the Systems.

     NOW, THEREFORE, for the consideration herein stipulated, the parties hereby agree as follows:

     1.   Management of the Systems.

          (a) From and after the date hereof, the parties shall cooperate with each other and shall continue to assist each other consistent with the Purchase Agreement in seeking the consent or approval of the applicable Governmental Authorities with respect to the Systems to [extend or renew the term of the franchise with respect to the [Expired Franchise Systems]] [and the] [Section 626 Systems]] [the transfer of the Non-Consenting Franchise System(s) to the Manager from Seller[s].

          (b)  From the Closing Date,

          (i) [[For use with Non-Consenting Franchise Systems -- ] the Manager shall operate and manage the Non-Consenting System[s] until the earlier of (A) the closing of the sale of a Non-Consenting System[s] to the Manager (the "Non-Consenting Closing")
          (B)_________(1) or (C) the date on which the franchise with respect to which such Non-Consenting System has been revoked by the applicable Governmental Authority with respect to such System and its operation by Seller prohibited; provided that the Manager shall continue to operate and manage each Non-Consenting System not sold to the Manager after such date pursuant to the terms of this Agreement pending the sale of each such Non-Consenting System as provided below. From and after __________, Seller[s] shall cooperate with the Manager to sell, and the Manager and Sellers shall use commercially reasonable efforts to sell, at the Manager's expense, each such Non-Consenting System (in which case the Manager shall receive the proceeds of such sale) or, at the election of the Manager, provide the Manager with a management agreement or a lease with respect to _________ System containing such terms as the Manager reasonably requests.]
          [[For use with [Expired Franchise System[s]] [and the]
          [Section 626 System[s]] the Manager shall operate and manage the [Expired Franchise System[s]] [and the] [Section 626 System[s]] until the earliest of (A) the sale of [each Expired Franchise System] [and] [each Section 626 System] to the

______________________
(1)  Insert the date that is six years after the Closing Date.

          Manager (each such sale, a "Renewal Closing"), (B) ___________; or
          (C) the date on which the franchise with respect to such [Expired Franchise System][or] [Section 626 System] has been revoked by the applicable Governmental Authority in respect of such system and its operation by Seller prohibited; provided that, if the Renewal Closing shall not have occurred in respect of [an Expired Franchise System] [and] [a Section 626 System] and if the franchise with respect to such Systems has not been revoked, the Manager shall continue to operate such Systems after such date pursuant to the terms of this Agreement pending the sale of such Systems provided below. From and after ________, provided the applicable Governmental Authority in respect of such System has not previously revoked the franchise and prohibited Seller['s][s'] continued operation of such Systems, Seller[s]shall cooperate with the Manager to sell, and Seller[s] and Manager shall use commercially reasonable efforts to sell, at the Manager's expense, such Systems (in which case the Manager shall receive the proceeds of such sale), or, at the election of the Manager, provide the Manager with a management agreement or a lease with respect to such Systems containing such terms as the Manager reasonably requests.]

          (ii) Until such time as the [Non-Consenting Closing] [and the] [Renewal Closing] or such other sale of a System occurs, Seller[s] shall continue to own Systems and exercise ultimate control over the operation thereof. The Manager shall not, during the continuance of this Agreement, take any action inconsistent with the terms and provisions of this Agreement that would constitute (or fail to take any action inconsistent with the terms and provisions of this Agreement the effect of which failure would be to cause) (A) an impermissible change in control under the franchise or applicable state or local laws or regulations or (B) an impermissible transfer of a Federal Communications Commission ("FCC") license.

          (iii) Seller[s] shall have the right to monitor the activities of the Manager in operating the Systems.

     2. Duties of the Manager. During the term of this Agreement, except as set forth in Section 1, this Section 2 or Section 3, the Manager shall have all requisite authority to manage the day-to-day operations of the Systems on behalf of the Seller[s]. During the term of this Agreement, the Manager agrees:

          (a) to be responsible for the negotiation and consummation of any and all agreements, leases, contracts, documents and other instruments reasonably necessary or convenient for the management and operation of the Systems;

          (b) to supervise the collection of income and other mounts and the payment of expenses (including but not limited to franchise fees) relating to the Systems;

          (c) to implement and maintain such accounting and administrative records, procedures and reports as shall be reasonably necessary to operate the Systems;

          (d) to purchase liability and other insurance reasonably necessary to protect the assets comprising the System and usual and customary for businesses similar to that of the Systems; to name the Seller as an additional insured with respect to each such insurance policy;

          (e) to be responsible for all personnel matters, and to provide, manage and train all employees and other personnel reasonably necessary to operate the Systems;

          (f) to prepare status reports, financial reports and cash disbursements reports relating to the operation of the Systems and to provide such reports and other information to the Seller[s] on a quarterly basis;

          (g) to keep, in the name and for the account of Seller[s], full and adequate books of account and other records reflecting the results of operation of the Systems on an accrual basis, in accordance with generally accepted accounting principles;

          (h) to prepare annual tax reports necessary for the operation of the Systems (other than Federal, state and local income tax returns of Seller[s]), to prepare, as necessary, any reports and other documents required to be filed with governmental and regulatory agencies (other than with respect to income tax matters), and act as liaison with Federal, state and local governmental and regulatory officials with respect thereto, and to provide Seller on a timely basis all information necessary to prepare its Federal, state and local income tax returns;

          (i) to pay all expenditures incurred by the Manager in the ordinary course of operating the Systems;

          (j) to pay all expenses of the Systems, including, but not limited to, payroll and all other taxes;

          (k) to make all capital expenditures reasonably appropriate or necessary to maintain operation of the Systems as currently operated;

          (l) to manage and operate the Systems in compliance in all material respects with applicable law, including, but not limited to, the Communications Act of 1934, as amended, and all rules and regulations promulgated by the FCC thereunder, and the terms and provisions of the franchise and all other agreements relating to the Systems;

          (m) to not cause or permit the Systems to take any action that would create, or permit to be created, any material obligation or liability that would have recourse to Seller or any of its partners or to any amounts held in any escrow fund contemplated by the Purchase Agreement; and

          (n) to operate and manage the Systems with the same level of care as it operates cable television systems owned by the Manager.

     Upon the request of Seller[s], the Manager shall give information and notices regarding the activities described in this Section 2.

     3. Obligations of Seller[s]. Notwithstanding anything in Section 1 or 2 hereof to the contrary (a) during the term of this Agreement, Seller[s] shall be responsible for all decisions affecting the operations of the Systems, including the matters referred to in Sections 1 and 2 (and including particularly all financial and personnel matters), to the extent the Seller[s] must continue to be responsible for any such decisions under any agreement, including the franchise agreement relating to the Systems, or applicable law, and (b) Seller[s] shall be entitled to control any tax investigation or audit relating in any way to the Systems to the extent it could affect any taxes payable by Seller[s] [or any of [its] [their] partners] for periods prior to the Closing.

     4.   Compensation of the Manager.

          (a) For its services pursuant to this Agreement, the Manager shall be entitled beginning on _____________, 1997, to the Monthly Cash Flow (as herein defined) for the Systems for the period commencing on the date hereof through the date that the Manager ceases its operation and management of a System in accordance with Section 1(b)(i) hereof (or such later date as the parties may agree).

          (b) For purposes hereof, the term "Monthly Cash Flow" shall mean, for any monthly period, the monthly operating revenues less monthly operating expenses (exclusive of depreciation and amortization) less monthly capital expenditures made in respect of the Systems, each determined in accordance with generally accepted accounting principles consistently applied ("GAAP"). All amounts payable to the Manager pursuant to Section 4(a) above shall be paid solely out of the cash flow and assets of the Systems, shall be due on the last day of each calendar month and shall be paid within 30 days of the end of each calendar month.

     5. No Contributions by Seller[s]. During the term of this Agreement, [none of] [the] Seller[s] [nor any of [its] [their] partners] shall be obligated to contribute any capital to or make any funds available for the operation of or the obligations or liabilities relating to the Systems and the Manager shall be solely responsible for all expenses and expenditures thereof. Without limiting the generality of the foregoing, [neither] the Seller[s] [nor any of [its] [their] partners] will [not] be responsible for any compensation payable to the Manager; such compensation to be payable solely out of the Excess Cash Flow of the Systems as provided in Section 4 above. Nothing in this Agreement shall require the Manager to make any payments for indebtedness of Sellers in respect of any System.

     6. Term of Agreement; Effect of Termination. This Agreement shall continue in full force and effect until the date that the Manager ceases its operation and management of the Systems in accordance with Section 1(b)(i) hereof. Seller[s] shall pay to the Manager within 10 days of termination of this Agreement all amounts due under Section 4 for months ended prior to the date of termination and a prorated portion, based on days elapsed prior to termination in the month of termination, of all amounts due under Section 4 for the month including the date of termination. To the extent that any amount relating to the period prior to termination which would thereafter have become due under

Section 4 had this Agreement not been terminated, such amount shall be paid to the Manager on the date it would have been paid had this Agreement not been terminated.

     7.   Indemnification of Seller[s].

          (a) The Manager shall indemnify and hold harmless Seller[s] and [its][their] affiliates and their respective directors, officers, partners and employees (collectively, the "Seller[s] Indemnitees") from and against any and all losses, claims, costs, damages, liabilities, expenses (including reasonable attorneys' fees and the costs incurred by the Seller[s] in enforcing [its][their] rights hereunder), whether or not arising out of third party claims (collectively, "Seller Losses"), resulting from or arising out of (i) the Manager's bad faith, negligence or willful misconduct in connection with the performance by the Manager of this Agreement, (ii) any material violation by the Manager of this Agreement or (iii) the operation of the Systems after the date hereof.

          (b) Expenses incurred by the Seller Indemnitees in defending any legal action subject to this Section 7 shall, from time to time, be advanced by the Manager prior to the final disposition of such legal action.

          (c) If a claim is made against Sellers for which Sellers are entitled to indemnification hereunder, Sellers shall give Manager prompt notice thereof and Manager shall have the right to assume the defense thereof, at its cost with counsel of its choice and may settle or otherwise dispose of such claim if such disposition includes a full release and discharge of Sellers.

          (d) The indemnification provided in this Section 7 shall inure to the benefit of the successors, administrators and permitted assigns of the Seller Indemnitees.

          (e) The provisions of this Section 7 are for the benefit of the Seller Indemnitees and their respective successors, administrators and permitted assigns and shall not be deemed to create any rights for the benefit of any other persons.

          (f) If the indemnification provided for in this Section 7 is determined by a court of competent jurisdiction to be unenforceable or unavailable to any Seller Indemnitee for any reason, in lieu of such indemnification, the Manager will contribute to the amount of the Seller Losses of such Seller Indemnitee to the maximum extent legally permissible.

     8.   Indemnification of Manager.

          (a) Seller[s] shall indemnify and hold harmless the Manager and its affiliates and their respective directors, officers, partners and employees (collectively, the "Manager Indemnitees") from and against any and all losses, claims, costs, damages, liabilities, expenses (including reasonable attorneys' fees and the costs incurred by Manager in enforcing its rights hereunder), whether or not arising out of third party claims (collectively, "Manager Losses"), resulting from or arising out of (i) any material violation by Seller[s] of this Agreement or (ii) any matter which would have constituted an Excluded Liability under the Purchase Agreement had the System to which such matter relates been transferred to Buyer thereunder.

          (b) Expenses incurred by the Manager Indemnitees in defending any legal action subject to this Section 8 shall, from time to time, be advanced by Seller[s] prior to the final disposition of such legal action.

          (c) If a claim is made against Manager for which Manager is entitled to indemnification hereunder, Manager shall give prompt notice thereof and Sellers shall have the right to assume the defense thereof, at their cost with counsel of their choice and may settle or otherwise dispose of such claim if such disposition includes a full release and discharge of Manager.

          (d) The indemnification provided in this Section 8 shall inure to the benefit of the successors, administrators and permitted assigns of the Manager Indemnitees.

          (e) The provisions of this Section 8 are for the benefit of the Manager Indemnitees and their respective successors, administrators and permitted assigns and shall not be deemed to create any rights for the benefit of any other persons.

          (f) If the indemnification provided for in this Section 8 is determined by a court of competent jurisdiction to be unenforceable or unavailable to any Manager Indemnitee for any reason, in lieu of such indemnification, Seller[s] will contribute to the amount of the Manager Losses of such Manager Indemnitee to the maximum extent legally permissible.

          (g) No partner, officer, director, shareholder or other holder of an ownership interest of or in any Seller shall have any personal liability in respect of any such party's obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

     9. Independent Contractor. The Manager and Seller[s] are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers.

     10. Non-Assignability of Agreement. Seller[s] shall not have the right to assign this Agreement, other than to a successor of Seller[s]. No assignment of this Agreement in respect of a System shall be made by the Manager unless (i) six years have passed since the date hereof, (ii) such System has not been transferred to Manager and (iii) the franchise in respect of such System has not previously been revoked.

     11. Waiver. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further and continuing waiver of any such term, provision or condition, but any party hereto may waive its rights in any particular instance by a written instrument of waiver.

     12. Entire Agreement. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be modified or amended, except by a written instrument executed by each of the parties hereto designating specifically the terms and provisions so modified and amended.

     13. Choice of Law. The internal laws of the State of New York shall govern this Agreement and the construction of any of its terms.

     14. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     15. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and dispatched by the same means to all of the foregoing on the same day and shall be deemed to have been duly given and received (i) when delivered if delivered by hand or by facsimile transmission or telex and (ii) three business days after mailing if mailed by a nationally recognized courier service or registered or certified mail, postage prepaid and return receipt requested, to the parties at the following addresses (or to such other address as any party may request in a notice delivered in accordance with this Section 15 to the other parties hereto, provided that notices of a change of address shall be effective only upon receipt thereof):

                              To Seller[s]:

                                   [U.S. Cable Television Group, L.P.
                                   ECC Holding Corporation
                                   Missouri Cable Partners, L.P.]
                                   c/o U.S. Cable Television Group, L.P.
                                   One Media Crossways
                                   Woodbury, New York  11797
                                   Telephone:  (516) 364-8450
                                   Telecopy:  (516)
                                   Attention:  General Counsel

                              Copies to:

                                   Sullivan & Cromwell
                                   125 Broad Street
                                   New York, New York 10004
                                   Telephone:  (212) 558-4000
                                   Telecopy:  (212) 558-3588
                                   Attention:  John P. Mead, Esq.

                              To Manager:

                                   [Mediacom Subsidiary]
                                   90 Crystal Run Road, Suite 406-A
                                   Middletown, New York 10940
                                   Telephone:  (914) 695-2600
                                   Telecopy:  (914) 692-9094
                                   Attention:  Rocco Commisso
                                               Manager

                              Copies to:

                                   Cooperman Levitt Winikoff Lester & Newman,
                                             P.C.
                                   800 Third Avenue
                                   New York, New York  10022
                                   Telephone:  (212) 688-7000
                                   Telecopy:  (212) 755-2839
                                   Attention:  Robert Winikoff, Esq.

Each of ECC and Missouri, L.P. agree that (i) any notice required or permitted to be given by Seller[s] hereunder shall be given by U.S. Cable and
(ii) any notice delivered to U.S. Cable pursuant to the terms hereof shall be deemed delivered to [ECC] [and] Missouri[, respectively].

     16   Headings.  The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

             (SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

                                   SELLER:

                                   [U.S. CABLE TELEVISION GROUP

                                   By:  V Cable G.P., Inc., general partner


                                   By:
                                   Name:
                                   Title:]

                                   [ECC HOLDING CORPORATION



                                   By:_______________________________
                                   Name:
                                   Title:]

                                   [MISSOURI CABLE PARTNERS, L.P.

                                   By:  V-C Mo. G.P., Inc., general partner


                                   By:_______________________________
                                   Name:
                                   Title:]

                                   MANAGER: [MEDIACOM SUBSIDIARY]




                                   By:_______________________________
                                       Name:  Rocco B. Commisso
                                       Title:  Manager

                                      EXHIBIT H

                              INDEMNITY ESCROW AGREEMENT


          This INDEMNITY ESCROW AGREEMENT (this "Escrow Agreement") is made as of ________, 1997 by and among U.S. Cable Television Group, L.P., a Delaware limited partnership ("U.S. Cable"), ECC Holdings Corporation, a Delaware corporation ("ECC"), and Missouri Cable Partners, L.P., a Delaware limited partnership ("Missouri") (collectively, "Sellers"), [Mediacom Subsidiary(s)], a Delaware limited liability company ("Buyer(s)"), and
[          ], as Escrow Agent (the "Escrow Agent").  Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement, dated as of August 29, 1997, by and between Mediacom LLC, a New York limited liability company ("Mediacom"), Sellers and Cablevision Systems Corporation, a Delaware corporation ("Cablevision") (the "Purchase Agreement").

          WHEREAS, Mediacom LLC, Sellers and Cablevision have entered into the Purchase Agreement, pursuant to which Buyer, as assignee of Mediacom, has agreed to purchase from Sellers, and Sellers have agreed to sell to Buyer, the Acquired Assets; and

          WHEREAS, the Purchase Agreement provides for the retention in escrow of a portion of the Purchase Price following the Closing to secure the performance by the Sellers of their indemnification obligation to Buyer under
Section 10 of the Purchase Agreement; and

          WHEREAS, Buyer and Sellers hereby appoint the Escrow Agent as agent for Buyer and Sellers to hold, invest, reinvest or release, on behalf of Buyer and Sellers, all amounts received by the Escrow Agent from Buyer (including any proceeds thereon) pursuant to the terms of this Escrow Agreement, and by its execution and delivery hereof the Escrow Agent accepts such appointment.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                                 ESCROW ACCOUNT

          Section 1.1 Establishment of Escrow Account. Pursuant to the terms of the Purchase Agreement, on the date hereof Buyer has delivered to the Escrow Agent, for deposit into escrow, Fifteen Million Dollars ($15,000,000) of the Purchase Price (the "Indemnification Deposit"). The Escrow Agent shall maintain the Indemnification Deposit in an account designated "____________, as Escrow Agent under the Indemnity Escrow
Agreement, dated as of _________, 1997" at [             ], or such other
address as the Escrow Agent may specify. Such account, plus any interest earned thereon, less any distribution of such amounts pursuant to and in accordance with the terms of the Escrow Agreement, shall hereinafter be referred to as the "Escrow Account", and the balance of the Escrow Account at any particular time shall hereinafter be referred to as the "Escrow Amount".

          Section 1.2 Investment of Funds. During the term of this Escrow Agreement, the Escrow Agent shall invest and reinvest any funds on deposit in the Escrow Account in United States Treasury Bills of ninety (90) days or less duration to maturity at the written direction of both Buyer and Sellers, or other maturities as directed in writing by both Buyer and Sellers, until such time as the entire amount of the Escrow Account is released from escrow and paid out by the Escrow Agent in accordance with the terms of this Escrow Agreement. All payments of interest on such investments and other accretions thereto shall be added to and become part of the Escrow Account. The record owner of any securities or other investments in which the assets of the Escrow Account are from time to time invested or reinvested shall be the Escrow Agent or its nominee. In no event shall any part of the Escrow Account be commingled with any other funds held by the Escrow Agent or any of its parents, subsidiaries or affiliates. The Escrow Agent shall, promptly following the end of each calendar month, send Buyer and Sellers with respect to the Escrow Account a statement of holdings and transactions in form and substance customarily provided to clients, which statement shall include, without limitation, interest or other income received during such calendar month in respect of the Escrow Account, and shall identify the type(s) and sources(s) of such income.

                                  ARTICLE II

                                INDEMNIFICATION

          Section 2.1 Indemnification Payments. The Escrow Agent shall retain the Escrow Amount in the Escrow Account to secure the performance by the Sellers of their obligations to indemnify Buyer under Article 10 of the Purchase Agreement in accordance with the following provisions of this
Article II.

          (a) Buyer may from time to time make demand of the Escrow Agent for claims of indemnification under the Purchase Agreement by serving upon the Escrow Agent and Sellers a written notice demanding payment of an indemnification claim arising under Article 10 of the Purchase Agreement (including, without limitation, claims for indemnification against third party claims asserted against Buyer) (a "Buyer Claim"). The Escrow Agent shall, upon receipt of such notice, send a copy of such notice to Sellers. Such notice shall not be deemed given hereunder unless such notice shall set forth the nature of the claim, the estimated amount of the claim, and a reasonably detailed statement of the facts underlying the claim then known to Buyer.

          (b) Sellers may reply to such demand made under Section 2.1(a) hereof by written notice given to Buyer with a copy to the Escrow Agent, which notice shall state whether Sellers agree or disagree that the claim asserted by Buyer is a valid claim under the Purchase Agreement and agrees or disagrees with respect to the amount of the claim. The Escrow Agent shall upon receipt of such notice, send a copy of such notice to Buyer. If, within thirty (30) days after the later of the receipt by the Sellers or Escrow Agent of the demand, the Sellers do not give to the Escrow Agent and Buyer a notice which asserts that a dispute exists with respect to such claim, then the Escrow Agent shall pay to Buyer the amount of the claim and the Escrow Amount shall be reduced to the extent thereof. Unless otherwise notified by the Sellers in writing, Escrow Agent shall assume that the demand was received by the Sellers on the same day as received by Escrow Agent. If such notice admits that a portion of the claim is a valid claim under Article 10 of the Purchase Agreement, the Escrow Agent shall disburse to Buyer the amount so admitted ("Disbursed Claim").

          (c) If the notice given by Sellers as provided in Section 2.1(b) hereof disputes the claim asserted by Buyer or the amount thereof, then the amount of the demand less any amount admitted or not disputed by Sellers as due Buyer by its notice under Section 2.1(b) and disbursed to Buyer, shall be treated as a disputed claim ("Disputed Claim") and the amount of such claim shall be held by the Escrow Agent as an undivided portion of the Escrow Account until the earlier to occur of (i) its receipt of a joint direction executed by the Sellers and Buyer with respect to such amount, or (ii) the receipt of a final judgment, order or decree of the court or other judicial body that decided the underlying claim with respect to such amount.

          (d) Any amount disbursed to Buyer(s) hereunder shall be by wire transfer to an account designated by Buyer(s) in writing.

          Section 2.2  Draw-Down By Sellers.

          (a) On the 366th day following the Closing Date, or, if such date is not a business day in New York, New York, the following business day, the Escrow Agent shall promptly pay to Sellers the Escrow Amount less all Buyer Claims and Disputed Claims by wire transfer to an account designated in writing by the Sellers.

          (b) Upon resolution of all Buyer Claims and Disputed Claims as provided in Section 2.1(c) herein, this Escrow Agreement shall terminate.

                                  ARTICLE III

                                 MISCELLANEOUS

          Section 3.1  Compensation and Reimbursement of Escrow Agent.

          (a) The Buyer on the one hand and Sellers on the other hand shall pay the Escrow Agent compensation and fees for its services as set forth in
Schedule 1 attached hereto, which amounts shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers.

          (b) The Buyer on the one hand and Sellers on the other hand shall each reimburse the Escrow Agent upon request for 50% of all expenses, disbursements, and advances incurred or made by the Escrow Agent in implementing any of the provisions of this Escrow Agreement, including compensation and the expenses and disbursements of its counsel, except any such expense, disbursement, or advance as may arise from its fraud, gross negligence, willful misconduct or bad faith.

          (c) The Buyer on the one hand and Sellers on the other hand shall each be liable for 50% of all payments due to the Escrow Agent under any provision of this Article III.

          Section 3.2 Statement of Disbursements. As promptly as practicable following the disbursement of any funds of the Escrow Account pursuant to any provision of Article II, the Escrow Agent shall send a written statement to Buyer and Sellers stating the amount of the disbursement.

          Section 3.3  Responsibilities of the Escrow Agent.

          (a) The Escrow Agent shall exercise the same degree of care toward the Escrow Account as it exercises toward its own similar property and shall not be held to any higher standard of care under this Escrow Agreement.

          (b) The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Escrow Agreement. No implied covenants or obligations shall be inferred from this Escrow Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement concerning the Buyer or Seller beyond the specific terms hereof.

          (c) The Escrow Agent shall not be liable hereunder except for its own fraud, gross negligence, willful misconduct or bad faith and Buyer and Sellers agree to indemnify the Escrow Agent for and hold it harmless as to any loss, liability, or expense, including attorney fees, incurred without fraud, gross negligence, willful misconduct or bad faith on the part of the Escrow Agent and arising out of or in connection with the Escrow Agent's duties under this Escrow Agreement. Each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for one half (1/2) of such indemnification responsibilities. Specifically and without limiting the foregoing, the Escrow Agent shall in no event have any liability in connection with its investment, reinvestment or liquidation, in good faith and in accordance with the terms hereof, of any property held in the Escrow Account, including without limitation any liability for any delay not resulting from fraud, gross negligence, willful misconduct or bad faith in such investment, reinvestment or liquidation, or for any loss of income incident to any such delay.

          (d) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, instruction, notice, opinion or other writing delivered to it in compliance with the provisions of this Escrow Agreement without being required to determine the authenticity or the correctness or any fact stated therein or the propriety or validity of service thereof. The Escrow Agent may act in reliance upon any instrument comporting with the provisions of this Escrow Agreement or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. At any time the Escrow Agent may request in writing an instruction in writing from the Buyer and Sellers, and may at its own option include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations hereunder. The Escrow Agent shall not be liable for acting without the consent of Buyer and Sellers in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least ten business days after Buyer and Sellers receive the Escrow Agent's request for instructions and its proposed course of action, and provided further that, prior to so acting, the Escrow Agent has not received the written instructions requested.

          (e) The Escrow Agent may act pursuant to the advice of counsel chosen by it with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted in accordance with such advice.

          (f) The Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security or other document or instrument held by or delivered to it.

          (g) The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited or acquired by it hereunder.

          (h) In the event of any ambiguity in the provisions of this Escrow Agreement or any dispute between or conflicting claims by or among the undersigned and/or any other person or entity with respect to any funds or property deposited hereunder, the Escrow Agent shall be entitled, at is sole option, to refuse to comply with any and all claims, demands or instructions with respect to such property or funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to the undersigned for its failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, at its sole option, either such conflicting or adverse claims or demands shall have been finally determined by binding arbitration or a court of competent jurisdiction or settled by agreement between the conflicting parties as evidenced in a writing, satisfactory to the Escrow Agent or the Escrow Agent shall have received security or an indemnity satisfactory to the Escrow Agent sufficient to save the Escrow Agent harmless from and against any and all loss, liability or expense which the Escrow Agent may incur by reason of its acting. The Escrow Agent may in addition elect in its sole option to commence an interpleader action or seek other judicial relief or orders as the Escrow Agent may deem necessary.

          (i) No provision of this Escrow Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

          (j) The provisions of Sections 3.1 and 3.3 shall survive termination of this Escrow Agreement and/or the resignation of removal of the Escrow Agent.

          Section 3.4 Notices. All notices, claims, requests, responses, objections and other communications given or made pursuant to this Escrow Agreement shall be in writing and dispatched by the same means to all of the parties on the same day and shall be deemed to have been duly given (a) if delivered personally, (b) by mail, via certified or registered mail, return receipt requested, (c) by facsimile or (d) by a nationally recognized courier service, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

                         If to Sellers:

                              U.S. Cable Television Group, L.P.
                              ECC Holding Corporation
                              Missouri Cable Partners, L.P.
                              c/o U.S. Cable Television Group, L.P.
                              One Media Crossways
                              Woodbury, New York 11797
                              Telephone: (516) 364-8450
                              Telecopy:  (516)
                              Attention: General Counsel


                         With a copy to:

                              Sullivan & Cromwell
                              125 Broad Street
                              New York, New York 10004
                              Telephone: (212) 558-4000
                              Telecopy:  (212) 558-3588
                              Attention:  John P. Mead, Esq.


                         If to Buyer:

                              [Buyer(s)]
                              90 Crystal Run Road, Suite 406-A
                              Middletown, New York 10940
                              Telephone:  (914) 695-2600
                              Telecopy:   (914) 695-2699
                              Attention:  Rocco B. Commisso
                                          Manager


                         With a copy to:

                              Cooperman Levitt Winikoff Lester & Newman, P.C. 800 Third Avenue
                              New York, New York  10022
                              Telephone:     (212) 688-7000
                              Telecopy:      (212) 755-2839
                              Attention:     Robert Winikoff, Esq.

                         If to the Escrow Agent:

                              [                  ]
                              [                  ]
                              [                  ]
                              Telephone:     (212) [        ]
                              Telecopy:      (212) [        ]
                              Attention:     [              ]


          Any such notice shall be effective when delivered in person, by courier service or by facsimile, or date receipt acknowledged, if by certified mail, return receipt requested. Each of ECC and Missouri agree that (i) any notice required or permitted to be given by Sellers hereunder may be given by U.S. Cable and (ii) any notice delivered to U.S. Cable pursuant to the terms hereof shall be deemed delivered to it ECC and Missouri, respectively.

          Section 3.5 Assignment. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Escrow Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto; provided, however, that after the Closing Sellers may assign their rights to receive any amounts from the Escrow Account to any of their affiliates subject to the following conditions: (i) Sellers must give Buyer(s) and the Escrow Agent at least 30 days' advance written notice of any such proposed assignment; (ii) any such assignee must take the assignment subject to the rights of Buyer (including Buyer's set-off rights against Sellers under the Purchase Agreement or this Escrow Agreement or otherwise in connection with the transactions contemplated hereby; (iii) any such assignee must consent to personal jurisdiction in the State of New York; and (iv) any such assignee must deliver a written assignment and assumption in form and substance reasonably satisfactory to Buyer. This Escrow Agreement is not intended, nor shall it be construed, to confer upon any person except the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Escrow Agreement, except as contemplated herein and in the Purchase Agreement.

          Section 3.6 Governing Law. This Escrow Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the law of conflicts, of the State of New York. The parties to this Escrow Agreement hereby agree that jurisdiction over such parties and over the subject matter of any action or proceeding arising under this Escrow Agreement may be exercised by a competent Court of the State of New York or by a United States Court sitting in New York City. With respect solely to any action involving the Escrow Agent in connection with this Escrow Agreement, each of Buyer and Sellers hereby submits to the personal jurisdiction of such courts, hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return-receipt requested, directed to Buyer and Sellers at their addresses last specified for notices hereunder, and service so made shall be deemed completed the date receipt is acknowledged, and hereby waives the right to a trial by jury in any action or proceeding with Escrow Agent.

          Section 3.7 Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. In proving this Escrow Agreement, it shall not be necessary to produce or account for more than one such counterpart.

          Section 3.8 Headings. The heading references herein are for convenience purposes only, do not constitute a part of this Escrow Agreement and shall not be deemed to limit or affect any of the provisions hereof.

          Section 3.9 Severability. The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

          Section 3.10 Amendment. This Escrow Agreement shall not be amended except in writing signed by the parties; provided that each of ECC and Missouri hereby authorize U.S. Cable to execute on their behalf any amendments to this Escrow Agreement. Should Buyer or Sellers attempt to change this Agreement in a manner which the Escrow Agent in its sole discretion deems undesirable, the Escrow Agent may resign as Escrow Agent by notifying the other parties hereto in writing. The Escrow Agent may otherwise resign at any time upon thirty (30) days' prior written notice to Buyer and Sellers; in such event, the successor Escrow Agent shall be such person, firm or corporation as shall be mutually selected by Buyer and Sellers. It is understood and agreed that no resignation shall be effective until a successor agrees to act hereunder. Buyer and Sellers, acting jointly, may remove the Escrow Agent at any time upon thirty (30) days' prior written notice, signed by both Buyer and Sellers, to the Escrow Agent. In the event that the Escrow Agent submits a notice of resignation, its only duty, until a successor Escrow Agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the Escrow Account in accordance with this Escrow Agreement, but without regard to any notices, requests, instructions, demands or the like received by it from the other parties hereto after such notice of resignation shall have been given, unless the same is a direction that the Escrow Account be paid or delivered in its entirety to one of the other parties hereto.

                            (SIGNATURE PAGE FOLLOWS)

     IN WITNESS WHEREOF, the parties have executed or caused this Escrow Agreement to be executed as of the date first written above.

                              U.S. CABLE TELEVISION GROUP

                              By:  V Cable G.P., Inc., a general
                                   partner


                              By:__________________________________
                              Name:
                              Title:


                              ECC HOLDING CORPORATION


                              By: _________________________________
                              Name:
                              Title:


                              MISSOURI CABLE PARTNERS, L.P.

                              By:  V-C Mo. G.P., Inc., general partner


                              By:__________________________________
                              Name:
                              Title:


                              [MEDIACOM SUBSIDIARY]


                              By:__________________________________
                                  Rocco B. Commisso
                                  Manager

Accepted as of the date hereof:


_______________________________
[                       ], as Escrow Agent
[                 ]
[                 ]

                                                                     EXHIBIT I




                                                          ______________, 1997



_______________________
_______________________
_______________________
Attention: ____________


     Re: Asset Purchase Agreement dated as of August 29, 1997 (the "Agreement"), between U.S. Cable Television Group, L.P., ECC Holding Corporation and Missouri Cable Partners, L.P. (collectively, the "Sellers"), Mediacom LLC (the "Buyer") and Cablevision Systems Corporation

Ladies and Gentlemen:

     This letter is rendered to you pursuant to Section 6.01(e) of the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     We have acted as special Federal Communications Commission ("FCC") counsel to Sellers. This opinion is limited to certain matters, as expressly set forth in the numbered paragraphs below, arising under the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Consumer Protection and Competition Act of 1992 ("1992 Cable Act") and the Telecommunications Act of 1996 (hereinafter collectively referred to as the "Act"); the rules and regulations of the FCC promulgated pursuant thereto; Section 111 of the Copyright Act of 1976 (the "Copyright Act"); and the rules and regulations of the U.S. Copyright Office promulgated pursuant thereto, all as applicable to the cable television operations conducted by the Sellers in the communities listed on Attachment 1 hereto (the "Cable Systems"). We have not reviewed, and are not rendering an opinion with respect to, matters of compliance with the requirements of local franchises and regulations or ordinances applicable to Cable Systems.

     For purposes of this opinion, we have examined originals or copies of such documents, certificates, and public records as we have deemed necessary or appropriate.

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We have also examined the Agreement.  We have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such latter documents. As to various questions of fact in connection with this opinion, we have relied upon actual examination of the publicly available files of the FCC, our own files, and pertinent statements and representations of representatives of the Sellers. It is possible that there may be matters pending before the FCC relating to Sellers of which we do not have knowledge because such matters have not yet been identified in the appropriate files of the FCC.

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     1. The Sellers hold all licenses, permits and authorizations from the FCC required for the operation of the Cable Systems as we have been informed they are currently being operated. Attachment 1 hereto lists all such FCC licenses, permits and authorizations held by the Sellers ("FCC Licenses"). All such FCC Licenses remain in full force and effect. The FCC has authorized the assignment of the FCC Licenses to the Buyer.

     2. No other FCC authorizations, consents or approvals are required by the Sellers in order to permit consummation of the transactions contemplated by the Agreement.

     3. All communities served by the Cable Systems have been registered with the FCC. These communities and their FCC community unit identifiers are listed on Attachment 1.

     4. All required notifications have been filed with, and all necessary authorizations have been received from, the FCC with respect to the utilization of any frequencies in the 108-137 MHZ and 225-400 MHZ bands which have been advised are currently being utilized on the Cable Systems. The geographic and technical parameters with respect to the authorized use of these frequencies are listed in Attachment 1 hereto. FCC Forms 320 containing a passing Cumulative Signal Leakage Index as defined by the FCC, have been filed annually for each community served by the Cable Systems since 1992.

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     5.   All required Cable Television Annual Employment Reports (FCC Form
395 A) have been filed for the Sellers and the Cable Systems for the calendar year 1992 through 1996. The Sellers employment units have been certified by the FCC for EEO compliance in each year from 1992 through 1996.

     6.   Annual Reports of Cable Television Systems (FCC Forms 325, Schedule
A) have been filed for each of the Cable Systems in 1994 (covering the reporting year 1993), in 1995 (covering the reporting year 1994) and in 1996 (covering the reporting year 1995.)

     7. All necessary FAA approvals have been obtained with respect to the height and location of towers that we have been informed are being used in connection with the CATV Business, and all required antenna structure registrations have been filed with the FCC. The coordinates, location, height, FAA aeronautical study number and FCC tower number (if available) of all antenna structures requiring FAA notification are listed in Attachment 1 hereto.

     8. To the best of our knowledge, after due inquiry, there are no outstanding judgments, decrees or orders (including but not limited to "must-carry" complaints) which have been issued by the FCC against the Sellers or the Cable Systems. Other than proceedings affecting the cable television industry generally, there are no actions or proceedings (including but not limited to "must-carry" complaints) pending before or, to the best of our knowledge, threatened by the FCC regarding the Seller or the Cable Systems.

     9. All Statements of Account required pursuant to section 111 of the Copyright Act for the accounting periods beginning with the January 1 - June 30, 1993 accounting period and ending with the January 1 - June 30, 1997 accounting period, and accompanying royalty payments, have been filed with the U.S. Copyright Office in connection with the operation of the Cable Systems. To the best of our knowledge, there is no actual or threatened litigation by the U.S. Copyright Office or any other person with respect to any copyright filings or royalty fee payments made for the Cable Systems. All correspondence received by the Sellers or the Cable Systems which questions any of the Statements of Accounts filed for the Cable Systems or the royalty payments submitted therewith has been fully

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responded to, and all issues raised therein have been resolved.

     This opinion is rendered only to you and is solely for your benefit and the benefit of your lenders in connection with the Agreement and the transactions contemplated thereby. This opinion may not be relied upon by any other person for any purpose without our prior written consent.

                                        Sincerely,


                                        __________________



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